As filed with the Securities and Exchange Commission on December 29, 2011

Registration No. 333-176586

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MOBITV, INC.

(Exact name of registrant as specified in its charter)

Delaware	7371	94-3352422
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial code number)	(I.R.S. employer identification no.)

6425 Christie Avenue, 5th Floor

Emeryville, CA 94608

(510) 450-5000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Charles A. Nooney

Chairman and Chief Executive Officer

MobiTV, Inc.

6425 Christie Avenue, 5th Floor

Emeryville, CA 94608

(510) 450-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Horace Nash Cynthia Clarfield Hess Fenwick & West LLP 801 California Street Mountain View, CA 94041 (650) 988-8500	Ellen McDonald General Counsel MobiTV, Inc. 6425 Christie Avenue, 5th Floor Emeryville, CA 94608 (510) 450-5000	Katharine A. Martin Jose F. Macias Lisa L. Stimmell Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934 (the “Exchange Act”). (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 29, 2011

Preliminary Prospectus

                 shares

Common stock

This is an initial public offering of shares of our common stock. We are selling             shares of our common stock. The estimated initial public offering price is between $             and $             per share.

We intend to apply for listing of our common stock on the New York Stock Exchange under the symbol “MBTV.”

	Per share	Total

Initial public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to us, before expenses	$	$

We have granted the underwriters an option for a period of 30 days to purchase up to              additional shares of our common stock at the initial public offering price, less the underwriting discounts and commissions.

Investing in our common stock involves a high degree of risk. See “Risk factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                     .

J.P. Morgan		Deutsche Bank Securities

Baird	William Blair & Company	Pacific Crest Securities

                    , 2012

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by or on behalf of us and delivered or made available to you. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions regarding this offering and the distribution of this prospectus applicable in that jurisdiction.

i

Prospectus summary

This summary highlights selected information contained elsewhere in this prospectus; it does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk factors” and our consolidated financial statements and related notes, before making an investment in our common stock. Unless otherwise indicated, the terms “MobiTV,” “we,” “us” and “our” refer to MobiTV, Inc., a Delaware corporation, together with its consolidated subsidiary.

Overview

MobiTV is a leading provider of comprehensive managed services that deliver live and on-demand television, downloadable video and related media content across Internet-enabled screens, including mobile devices, tablets and personal computers. Using our converged media platform, we are the exclusive national provider of mobile television services for AT&T U-verse Live TV, NFL Mobile on Verizon, Sprint TV and T-Mobile TV, among others. Our services are deployed on over 375 different types of mobile devices in use today, across wireless and broadband networks and all major operating systems, including Android, Apple iOS, BlackBerry OS and Windows. We license content from major television studios, including ABC, CBS, Disney, ESPN, Fox, MTV Networks and NBC. We deliver over 220 channels, including over 75 live channels, and in 2010 we delivered over 3,000 live events. We grew our mobile minutes streamed from 264 million minutes in 2007 to 1.4 billion minutes in 2010. Our TV everywhere services allow end users to access, view and manage their content any place, any time. Deutsche Telekom is using our converged media platform to extend television services outside the home and to deploy TV everywhere to phones, tablets, personal computers and other Internet-enabled devices.

Since our founding in 2000, we have developed our proprietary converged media platform to address the unique challenges of efficiently and reliably delivering high quality live television in the complex wireless environment.

Our cloud-based solution is easy to integrate with our customers’ existing systems and networks, and quick to deploy. Our end-to-end platform includes all components necessary to deliver live and on-demand television and video services from the point of content ingestion on the server to the point of content delivery through our client software on end user devices. These platform components include software, systems integration and operational services. We provide a carrier-proven architecture that is secure, scalable and provides a consistent, high quality end user experience. As a result, our customers trust us to deliver television services under their brand names.

Our customers include all U.S. Tier 1 wireless carriers, consisting of AT&T, Sprint, T-Mobile and Verizon. We also provide our services to other U.S. and international customers, including Deutsche Telekom in Germany. Our services enable our customers to offer additional revenue-generating services and help them retain and grow their base of end users. Our total revenue was $66.8 million in 2010 and $59.9 million in the nine months ended September 30, 2011; our Adjusted EBITDA was $0.7 million in 2010 and $0.8 million in the nine months ended September 30, 2011; and our net loss was $14.7 million in 2010 and $10.7 million in the nine months ended September 30, 2011. We grew our managed services revenue from $43.0 million in the nine months ended September 30, 2010 to $59.9 million in the nine months ended September 30, 2011, an increase of 39%. See “—Summary consolidated financial data” below for a reconciliation of Adjusted EBITDA to net loss.

Industry background

The media landscape is evolving as consumers increasingly demand the ability to watch live and on-demand television and video anywhere, anytime, on any device. Advancements in wireless technology, network quality and availability, and digitization of media content, are changing the way consumers access and consume media. Traditionally, consumers watched live television and video primarily at fixed locations in the home; today they want to watch on a wide variety of screens, both inside and outside the home.

Changing wireless market dynamics

The number of wireless users and their consumption of mobile media continue to grow. In mature markets, users are upgrading to more advanced devices, such as smartphones and tablets, and using data-intensive services. In emerging markets, wireless carriers are rapidly adding new end users and connections, and in some emerging markets they are adopting broadband wireless networks without upgrading wireline or other existing networks. Gartner estimates that total mobile connections worldwide will grow from 5.0 billion connections in 2010 to over 7.3 billion in 2015(1). In response to the growing number of users and demand for data-intensive services, wireless carriers are rapidly building out 3G and 4G broadband wireless networks. In addition, improvements in device technology, including larger screen size, higher screen resolution and faster processors, are enabling users to more easily access advanced applications and rich-media content on their mobile devices and other Internet-enabled screens.

Worldwide, wireless carriers are expected to see a continued decline in average revenue per user, or ARPU, from voice services and are looking to data and related premium services to grow their total revenue and ARPU. Gartner estimates that worldwide carrier revenue from data services will grow from $257 billion in 2010 to $552 billion in 2015(2). Video applications are the largest driver of mobile data usage. According to Cisco’s Visual Networking Index (VNI), video services accounted for 50% of all mobile data usage worldwide in 2010, growing to 66% in 2015, and monthly worldwide mobile data usage for video services will grow from 118 petabytes in 2010 to 4,150 petabytes in 2015, representing a compounded annual growth rate, or CAGR, of 104%(3).

Shifting media landscape

Changes in television viewing habits and user demand to access content seamlessly across multiple screens have created a challenging environment for wireless carriers, network operators, other television service providers and content providers. In response to these changes, wireless carriers are offering additional services, including television and video, both inside and outside the home. Cable and satellite operators are also expanding their services, including offering mobile video and other services outside the home. Providers who distribute video content directly to consumers over third-party network connections, or over-the-top providers, have also emerged in recent years. Furthermore, content providers are exploring new distribution channels, including direct to consumer offerings and through over-the-top providers.

(1)	Gartner, Inc., Forecast: Mobile Connections by Technology, Worldwide, 2008-2015, Stephanie Baghdassarian, et al, July 27, 2011.
(2)	Gartner, Inc., Forecast: Mobile Services, Worldwide, 2007-2015, 2Q11 Update, Jessica Ekholm, et al, June 9, 2011.
(3)	Cisco Visual Networks Index: Global Mobile Data Traffic Forecast Update, 2010-2015, February 1, 2011.

Consumers want to watch television and video seamlessly across multiple screens, including mobile devices, tablets, personal computers and televisions, with a consistently high quality user experience. Creating a personalized media experience requires user-centric technology that enables consumers to conveniently access their content anytime, anywhere, on any device.

Challenges delivering television and video in a dynamic wireless environment

Factors that make it difficult to deliver live television and video services across multiple screens in a dynamic wireless environment include:

•

Many technology offerings are not comprehensive or flexible.    Wireless carriers, network operators and other television service providers are generally offered individual components of a solution that they must then install, integrate and operate. These separate components may include content management, content delivery, security and application development technologies. As a result, considerable time and effort are required to build and deploy an integrated system, lengthening the time to market and often limiting service, quality, scalability and innovation.

•

Delivery of live television is uniquely challenging.    Delivering high quality live television to millions of concurrent end users on wireless networks, especially outside the home, poses significant technological and operational challenges. These challenges include network hand-offs, device authentication, effective network utilization and digital rights management. Live television requires a solution to these challenges in real time without degradation of quality or loss of service.

•

The wireless ecosystem is complex and dynamic.    Differing network standards, operating systems, network quality, and the many different types of mobile devices make it difficult for providers to deliver television and video across platforms and devices. Providers of mobile video services must be able to integrate with and deploy on new devices quickly and efficiently, which is particularly difficult given the short time to market and rapid upgrade cycles typical of carriers and device manufacturers.

•

Wireless viewing experiences are unsatisfactory.    Consumers expect a high quality viewing experience across all screens and locations, but television and video services generally are not optimized for viewing on mobile screens. Consumers find it difficult to discover, navigate, view and manage television and video on their mobile devices. In addition, consumers have limited access to real-time live events while they are on the go.

•

It is difficult to ensure scalability, efficiency and reliability.    Wireless carriers require robust solutions that scale to support increasing numbers of end users and their rapidly increasing consumption of data services. This is particularly difficult because wireless networks are designed to deliver voice and data traffic without prioritization and are not specifically dedicated to live television delivery. Moreover, carriers are seeking to improve the efficient use of their networks and bandwidth, and their end users expect highly reliable services despite changing network conditions.

Benefits of our solution

We believe that our solution overcomes the challenges of delivering television and video in this evolving media and wireless landscape. Our managed services deliver live and on-demand television, downloadable video and related media content across Internet-enabled screens, including mobile devices, tablets and personal computers. We believe that our solution provides a compelling way for wireless carriers, network operators and other television service providers to extend the reach of their content offerings to multiple screens beyond the in-home television, wherever their end users are located at any given time.

•

Comprehensive solution.    Our end-to-end platform includes all components necessary to deliver live and on-demand television, downloadable video, and related media content for our customers. Our solution combines software, systems integration and operational services, simplifying customers’ ability to meet the demands of end users. Our solution is flexible, easy to deploy and can be tailored to our customers’ network infrastructure and specific needs.

•

High quality delivery of live television.    We built our solution with a focus on delivering live television optimized for mobile devices, the most challenging problem of delivering mobile video. We solved such real-time technical challenges as network hand-offs, device authentication, quality optimization, bandwidth adaptation and digital rights management. We deliver over 220 channels, including over 75 live channels, and in 2010 we delivered over 3,000 live events.

•

Optimized viewing experience.    Our solution provides end users with a high quality, personalized viewing experience for live, on-demand and downloadable content, including individual management and time-shifting or device-shifting of TV content across Internet-enabled screens both in the home and on the go. Key features of our solution include rapid launch, quick channel change and personalization tools such as search, recommendations, favorites, bookmarks, dynamic playlists, push alerts and notifications, social media integration and co-watching features.

•

Device, network and platform independent.    Our solution works seamlessly across numerous wireless networks, platforms and devices. It is deployed on over 375 different types of mobile devices in use today across all major operating systems, and can be quickly integrated on any wireless carrier network. Our solution provides flexibility and reduced time to market for our customers so that these services can be rapidly deployed to their end users.

•

Additional customer revenue opportunities.    Our solution enables our customers to enhance their services by offering high quality television and video experiences to end users. In addition, our platform enables us to provide customers with detailed analytics and reporting of aggregated usage and related data. Our services help our customers to attract and retain end users, increase ARPU and generate additional revenue. Further, our services are often pre-loaded on mobile devices, making it easy for end users to discover and access our services.

•

Carrier-proven performance on a highly scalable platform.    Our cloud-based solution meets the stringent quality of service, availability and scalability requirements of our customers. Our architecture is highly scalable, designed to deliver live television and on-demand video services to millions of concurrent viewers. In addition, our operational experience allows us to anticipate, monitor and resolve issues in real time and meet the expectations of our customers during extreme conditions, including high profile, heavy volume, peak traffic live events. We grew our mobile minutes streamed from 264 million minutes in 2007 to 1.4 billion minutes in 2010.

Our strategy

Our goal is to extend our position as a leading provider of comprehensive managed services that deliver live and on-demand television, downloadable video and related media content across Internet-enabled screens, including mobile devices, tablets and personal computers. Key elements of our strategy include:

•

Expand our customer relationships and increase end user penetration.    We work closely with our customers to promote and accelerate end user adoption of our services. We plan to collaborate on their roadmaps to extend television and video offerings beyond the screens they have traditionally serviced within their networks, to include personal computers, set-top boxes and Internet-enabled televisions.

•

Pursue new domestic and international customer relationships.    We plan to pursue relationships with additional wireless carriers, cable and satellite operators, and over-the-top content providers. We intend to pursue sales opportunities in the United States and internationally, in both mature and emerging markets. We also plan to help content providers quickly and efficiently provide content to end users across multiple devices.

•

Extend our technology advantages and broaden our managed services.    We intend to continue investing in research and development to extend our technological lead in our market. We intend to introduce new features, functions and services to increase the value we provide to our customers and the quality of experience we provide to their end users.

•

Pursue opportunistic strategic acquisitions.    We intend to pursue acquisition opportunities for complementary technologies and services that can accelerate the growth of our business, extend our technical capabilities and help us gain access to new customers both domestically and internationally.

Risks affecting us

Our business is subject to many risks, which are highlighted in the section entitled “Risk factors” immediately following this prospectus summary. These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. Some of these risks are:

•	we have a limited operating history, a history of losses, and have recently adopted new business strategies;

•	we depend on three customers for most of our revenue;

•	our customers control their end user relationships and determine key aspects of the services we provide, including the pricing and other terms by which they offer our services to their end users;

•

the market in which we operate is rapidly evolving, fragmented and competitive, many of our current and potential competitors have greater resources than we do, and offerings by over-the-top providers may cause consumers to reduce their demand for mobile content through carrier-branded services or to demand carrier-branded services for free or at reduced pricing; and

•	our customers and our content providers have complex business needs and substantial negotiating leverage.

Corporate history and information

We were incorporated in Delaware in 2000. Our principal executive offices are located at 6425 Christie Avenue, 5th Floor, Emeryville, California 94608 and our telephone number is (510) 450-5000. Our website address is www.mobitv.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

MobiTV®, the MobiTV logo and other trademarks or service marks of MobiTV appearing in this prospectus are the property of MobiTV. All other service marks, trademarks and trade names referred to in this prospectus are the property of their respective holders.

The offering

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We expect to use the net proceeds of this offering for general corporate purposes, including working capital. We may use a portion of the net proceeds to expand internationally and acquire or invest in complementary businesses, products, services, technologies or assets. However, we do not have agreements or commitments for any specific investments or acquisitions at this time. See “Use of proceeds.”

Risk factors	You should read the “Risk factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

Proposed symbol	MBTV

The number of shares of our common stock to be outstanding after this offering is based upon 63,927,748 shares outstanding as of September 30, 2011, and excludes:

•	15,324,319 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2011, with a weighted average exercise price of $1.33 per share;

•	150,550 shares of our common stock issuable upon the exercise of stock options granted on December 8, 2011, with an exercise price of $3.22 per share;

•

644,169 shares of our common stock and convertible preferred stock issuable upon the exercise of warrants outstanding as of September 30, 2011, with a weighted average exercise price of $1.74 per share, of which a warrant for 470,000 shares of our common stock was net exercised for 430,324 shares in November 2011; and

•

            shares of our common stock reserved for issuance under our 2012 Equity Incentive Plan, and shares of our common stock reserved for issuance under our 2012 Employee Stock Purchase Plan, which will become effective on the first day that our common stock is publicly traded and contains provisions that automatically increase its share reserve each year, as described in “Executive compensation—Employee benefit plans.”

Except as otherwise indicated, all information in this prospectus assumes:

•	the automatic conversion of all outstanding shares of our convertible preferred stock into shares of our common stock immediately prior to the closing of this offering;

•	the conversion of all outstanding warrants to purchase 174,169 shares of our convertible preferred stock into warrants to purchase shares of our common stock;

•	a for reverse split of our common stock, to be effective immediately prior to the closing of this offering;

•	the filing of our certificate of incorporation and the effectiveness of our bylaws, which will occur immediately prior to the closing of this offering; and

•	no exercise of the underwriters’ over-allotment option.

Summary consolidated financial data

The following tables present summary consolidated financial data for our business. You should read this information together with “Selected consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes, each appearing elsewhere in this prospectus.

We derived the consolidated statements of operations data for the years ended December 31, 2008, 2009 and 2010 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the consolidated statements of operations data for the nine months ended September 30, 2010 and 2011 and the consolidated balance sheet data as of September 30, 2011 from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair statement of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results to be expected in the future and our results for the nine months ended September 30, 2011 are not necessarily indicative of results to be expected for the full year.

	$(00,000)	$(00,000)		$(00,000)	$(00,000)		$(00,000)
	Years ended December 31,				Nine months ended September 30,
(in thousands, except per share data)	2008	2009	2010(1)		2010(1)	2011

Consolidated statements of operations data:
Revenue	$55,632	$62,477		$66,824	$48,123		$59,873

Operating expenses:
Cost of revenue(2)	25,051	22,324		32,145	23,164		29,905
Research and development(2)	22,033	19,837		15,975	11,719		15,858
Sales and marketing(2)	9,825	7,409		7,627	5,536		6,574
General and administrative(2)	15,813	17,287		15,247	12,406		10,303
Depreciation and amortization	8,657	9,298		9,819	7,285		7,659

Total operating expenses	81,379	76,155		80,813	60,110		70,299

Loss from operations	(25,747)	(13,678)		(13,989)	(11,987)		(10,426)
Interest and other expense, net	780	(882)		(618)	(472)		(226)

Loss before income taxes	(24,967)	(14,560)		(14,607)	(12,459)		(10,652)
Income tax provision	(239)	(57)		(82)	(55)		(86)

Net loss	(25,206)	(14,617)		(14,689)	(12,514)		(10,738)
Accretion of redeemable convertible preferred stock	(831)	(838)		(552)	(487)		(195)

Net loss attributable to common stockholders	$(26,037)	$(15,455)		$(15,241)	$(13,001)		$(10,933)

Net loss per share attributable to common stockholders, basic and diluted	$(2.04)	$(1.19)		$(1.10)	$(0.95)		$(0.70)

Weighted average shares used to compute net loss per share attributable to common stockholders, basic and diluted	12,747	13,006		13,862	13,620		15,527

Pro forma net loss per share, basic and diluted (3) (unaudited)			$			$

Weighted average shares used to compute pro forma net loss per share, basic and diluted (3) (unaudited)

	$(00,000)	$(00,000)	$(00,000)	$(00,000)	$(00,000)
Non-GAAP financial data	Years ended December 31,			Nine months ended September 30,
(in thousands, unaudited)	2008	2009	2010	2010	2011

Adjusted EBITDA(4)	$(10,203)	$1,047	$735	$(960)	$823

(1)	Includes the benefit of $5.0 million of revenue resulting from the settlement of an arbitration claim for underpayment of license fees from a legacy software arrangement.

(2)	Excludes depreciation and amortization expense. Includes stock-based compensation expense. See “Selected consolidated financial data.”

(3)	Pro forma basic and diluted net loss per share have been calculated by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period, giving effect immediately prior to the closing of this offering to (a) the automatic conversion of all outstanding shares of our convertible preferred stock into shares of common stock immediately prior to the closing of this offering and (b) the assumed conversion of the convertible preferred stock warrants into common stock warrants upon the closing of this offering, each as of the original date of issuance of the respective shares and preferred stock warrants. See Note 2 to our consolidated financial statements for more information on our calculation of pro forma net loss per share.

(4)	The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods presented (unaudited):

	Years ended December 31,			Nine months ended September 30,
(in thousands)	2008	2009	2010	2010	2011

Reconciliation of Adjusted EBITDA:
Net loss	$(25,206)	$(14,617)	$(14,689)	$(12,514)	$(10,738)
Net interest (income) expense(*)	(977)	813	534	392	146
Income tax provision	239	57	82	55	86
Depreciation and amortization	8,657	9,298	9,819	7,285	7,659
Stock-based compensation	7,084	5,496	4,989	3,822	3,670

Adjusted EBITDA	$(10,203)	$1,047	$735	$(960)	$823

(*)	Interest and other expense, net in our statement of operations includes additional items which are not part of our Adjusted EBITDA reconciliation, such as gains and losses from foreign currency remeasurement, realized gains and losses from the sale of short-term investments, the change in fair value of our outstanding convertible preferred stock warrants and other miscellaneous expenses.

The following table presents consolidated balance sheet data as of September 30, 2011 on:

•	an actual basis;

•

a pro forma basis to reflect (i) the automatic conversion of all outstanding shares of our convertible preferred stock into          shares of our common stock, and (ii) the reclassification of our convertible preferred stock warrant liability to additional paid-in capital upon the conversion of warrants to purchase shares of our convertible preferred stock into warrants to purchase shares of our common stock, each immediately prior to the closing of this offering; and

•

a pro forma as adjusted basis to give effect to the sale of the shares of our common stock offered by us in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

September 30, 2011 (in thousands)	Actual	Pro forma	Pro forma as adjusted(1)

			(unaudited)

Consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$28,072	$	$
Working capital	13,424
Total assets	58,244
Equipment financing obligations	1,575
Convertible preferred stock warrant liability	327
Redeemable convertible preferred stock	119,470
Common stock and additional paid-in capital	28,887
Total stockholders’ equity (deficit)	(90,047)

(1)	Each $1.00 increase or decrease in the assumed initial public offering price of $ per share would increase or decrease, respectively, our pro forma as adjusted cash, cash equivalents and short-term investments, working capital, total assets and total stockholders’ equity by approximately $ million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline and you could lose part or even all of your investment.

Risks related to our business and industry

We have a limited operating history and a history of net operating losses, which may make it difficult for you to evaluate our business.

We were incorporated in January 2000 and began offering our services in November 2003. We have recently adopted new business strategies and expect to continue to adjust our business model to adapt to the changing competitive environment in which we operate. For instance, we recently began deployment of our TV everywhere services with Deutsche Telekom on a customer-hosted basis. The future revenue and earnings potential of our business is uncertain, and it is difficult to forecast our future results. We have incurred significant net operating losses since our incorporation. For 2008, 2009, 2010 and for nine months ended September 30, 2011, we had net losses of $25.2 million, $14.6 million, $14.7 million and $10.7 million, respectively, and an accumulated deficit of approximately $118.9 million as of September 30, 2011. If we do not become profitable, our financial condition will deteriorate and we may be unable to achieve our business objectives. Further, we may incur additional expenses to support the growth of our business, which may cause us to incur additional operating losses.

Any evaluation of our business and prospects must be considered in light of our ability to do the following, among other things:

•	develop and execute upon our business strategies in a rapidly evolving industry;

•	maintain and develop the customer relationships upon which our business depends;

•	effectively port our technologies to new mobile devices, tablets, personal computers and other Internet-enabled screens;

•	continuously adapt our technology platform and infrastructure to facilitate reliable and flexible delivery of our managed services; and

•	maintain and develop relationships with media content providers.

If we fail to address these challenges, we may be unable to achieve our business objectives and our revenue and operating results would be harmed, which would likely cause the price of our common stock to decline.

We depend on three customers for most of our revenue and if any of those customers were to limit or terminate their relationship with us, or to replace our service with a competitor’s service or the customer’s own service, it could be difficult or impossible for us to replace that revenue.

We depend on our key customers, AT&T, Sprint and T-Mobile, for the substantial majority of our revenue. Sprint represented 56%, 69%, 54% and 45% of our revenue in 2008, 2009, 2010 and the nine months ended September 30, 2011, respectively. AT&T represented 24%, 17% and 19% of our revenue in 2008, 2009 and 2010, respectively, and 19% of our revenue in the nine months ended September 30, 2011. T-Mobile represented 24% of our revenue in the nine months ended September 30, 2011. Beginning September 2012, the term of our agreement with Sprint converts to a month to month basis. Our T-Mobile agreement automatically renewed in December 2011 for a one-year term and our AT&T agreement expires in January 2013. If we are unable to renew our agreements with these customers on favorable terms, or at all, or if any of these customers were to terminate our agreement for any reason, our revenue would decline and our operating results and financial condition would be harmed. If any one of these Tier 1 customers chose not to continue to use our services, or limited its use of our services, or if it replaced our services with a service provided by another company or by the customer itself, it would be difficult or impossible for us to replace that revenue because there are a limited number of such Tier 1 customers. Any such development would harm our business, operating results and financial condition.

Our customers control their end user relationships and determine key aspects of the services we provide; if they make unfavorable decisions about our services or promotion of our services, our business could be harmed.

Our revenue is derived almost exclusively from our share of monthly service fees that end users pay our customers to access our services. Our agreements with customers provide that we receive revenue per end user, primarily as a percentage of revenue received by the customer. Our customers offer, distribute, market and promote our services to their end users, but they generally do not have contractual obligations with respect to these activities. Where we license content for a customer, we recommend the content blend but the customer generally has ultimate approval rights over the content to be included in our service. Our customers also control the relationship with equipment manufacturers and may influence whether our software is pre-loaded on supported mobile devices. These decisions by our customers may impact how broadly our services will be accepted, the rate of growth in end user usage of our services, or other aspects of our services, any of which could harm our revenue and results of operations.

For example, our business could be harmed if our customers:

•	discontinue the sale of our services;

•	do not market or promote our services adequately;

•	fail to acquire or approve compelling media content;

•	promote the services of our competitors over our services, or offer their own competing services;

•	do not require equipment manufacturers to provide us technical information and pre-load our client application on their mobile devices; or

•	experience technical problems that disrupt delivery of or billing for our services.

Any such developments could limit our revenue and harm our operating results and financial condition.

Our customers may change the pricing or other terms by which they offer our services, which could reduce our revenue and increase end user turnover.

Our customers generally set the retail pricing of our services to their end users and are responsible for invoicing and collecting for those services. The pricing decisions that our customers make could reduce market acceptance of our services and our revenue. Our customers’ failure to accurately invoice and collect payment for our services could impact our revenue and operating results.

Several of our customers sell our services as part of fixed-fee data plans, or bundled plans. Their end users do not pay a separate monthly fee for our services specifically. Since the mobile media market is relatively new, it is unclear to what extent pricing of such data plans will impact end user adoption of such plans and therefore our services. In addition, if our customers eliminate our services from their bundled plans, end users would need to subscribe to our services separately, which could lead to a decline in end users.

Our customers may take other actions that reduce the number of end users of our services; for instance, they may decide to raise prices for their data plans, impose data usage caps or discontinue certain bundled plans, which could cause end users to move to less expensive or other plans that do not include our services. Some carriers, such as AT&T and Verizon are phasing out or have discontinued unlimited data plans. Because our services can be data-intensive, this change could increase costs to end users and decrease the attractiveness of our services.

These and other developments in the way our customers offer and price our services could reduce end user acceptance or usage of our services, which could reduce our revenue and harm our operating results.

The market in which we operate is rapidly evolving, fragmented and competitive, and many of our current and potential competitors have greater resources than we do.

The market for mobile television and video solutions is rapidly evolving, fragmented and competitive, and we expect competition to intensify in the future. This market is characterized by rapidly changing technologies and an abundance of current and potential market participants. As the market, technologies and industry evolve and as we introduce additional solutions, we expect to face significantly increased competition from other companies in the broader Internet media market, including large media companies, content aggregators, pure-play wireless media companies, wireless equipment vendors, wireless carriers, cable and satellite operators, and other television service providers with in-house developed solutions, including those with whom we currently have strategic relationships. Such increased competition could harm our revenue and operations.

In addition, we face indirect competition and potential competition from many sources. Competing technologies and competing market participants make it possible for consumers to obtain content from sources other than carriers, network operators and other television service providers. As a result, television and video content aggregators such as Amazon, Hulu and Netflix indirectly compete with us for consumer spending on mobile video content. Traditional television and video providers such as Comcast and DirectTV are also offering services to the mobile market. These developments may cause the demand for, and the prices of, our services to decline. In addition, we face potential competition from established technology companies, such as Apple, Google and Microsoft, that may seek to enter our market. We may not be able to fund or invest in new technologies to the same degree as our competitors and we may not have the financial resources, technical expertise or marketing and support capabilities to compete successfully, which could harm our business and operating results.

We may also face increased competition due to the consolidation of operating systems, which has reduced the number of operating systems for which a competitor must develop services similar to ours. A limited number of operating systems, including Android, Apple iOS, BlackBerry OS, Symbian and Windows Mobile, power substantially all mobile devices. These operating systems also allow mobile device users to download standalone applications which can be used instead of carrier-branded services such as ours.

Moreover, our customers and content providers may develop or acquire a competitive service to replace our service, which could harm our competitive position, revenue and future operating results.

Over-the-top business models, which provide video content directly to consumers through third-party network connections, may reduce demand for our services.

Our revenue is largely derived from our customers’ end users accessing mobile content through carrier-branded mobile solutions that we provide. The emergence of over-the-top services that provide video content directly to consumers over third-party network connections, such as those offered by Amazon, Hulu and Netflix, may cause end users to reduce their demand for mobile content through carrier-branded services or to demand carrier-branded services for free or at reduced pricing. Carriers and other providers may fail to offer branded services that can compete with these over-the-top services. If end users do not find carrier-branded services, including ours, compelling, demand that our customers provide such services for free, or if we are unable to expand our service offerings to sell to potential customers in this market, demand for our services may be reduced, which would harm our business.

Our customers and our content providers have complex business needs and substantial negotiating leverage that result in complex contractual arrangements that may subject us to business, financial and operational risks.

We have contracts with large wireless carriers, network operators and content providers, which have complex business needs and substantial negotiating leverage as a result of their scale and positions in the marketplace. As a result, we typically negotiate contracts on a case-by-case basis and sometimes have been compelled to accept contract terms that favor the other party, including indemnities, representations and warranties, limitation of liability, refund, penalty or other terms that could expose us to significant financial or operational risks. If we cannot effectively negotiate, enforce and collect payment under contracts with our customers and content providers, our business and operating results could be harmed. In addition, during the course of our contractual relationships, various disputes can arise under these complex contractual arrangements. To the extent that we cannot amicably resolve these issues, our relationships with customers and content providers may be harmed.

Mergers, consolidations or other strategic transactions in the wireless communications industry could weaken our competitive position, reduce the number of our customers and harm our business.

The wireless communications industry continues to experience consolidation and increased alliance activity. Should one of our customers consolidate or enter into an alliance with another carrier, our business could be harmed. Our competitors may also acquire, establish or strengthen relationships with their customers, sales channel partners or other parties with whom we have strategic relationships, thereby limiting our ability to promote our services to those parties. Any such alliance or consolidation, such as Google’s announcement of its intent to acquire Motorola Mobility, may lead to changes in the industry that could negatively affect our business. If we lose a key customer or if the number of end users for our services declines as a result of any such transaction we may not be able to expand our base of customers to offset any revenue decreases.

We rely on end user and other information related to revenue recognition that is provided to us by or on behalf of our customers, disruption of which could negatively affect our recognition of revenue.

Most of our revenue is determined on a per end user basis under our customer agreements, either calculated as a percentage of revenue received by the customer or as a fixed fee per end user. Our customers provide us information, generally on a daily basis, that we utilize to determine the timing and amount of revenue to record in any given period for the services we provide. We have established processes and controls to validate the accuracy and completeness of information our customers report to us, and occasionally discrepancies are identified. If we are unable to identify and resolve discrepancies in a timely manner, the timing of recognition of revenue and collection of payment from our customers could be affected. Delays in the timing of receipt, accuracy or completeness of reporting to us, or timing of resolution of discrepancies, could delay our financial reporting, recognition of revenue and negatively impact our results of operations and financial condition.

Our quarterly revenue and operating results have fluctuated in the past and may fluctuate in the future due to many factors, including seasonality. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause our stock price to decline.

Our quarterly revenue and operating results have fluctuated in the past and are likely to fluctuate significantly in the future. Therefore, you should not rely on the results of any one quarter as an indication of future performance. Period to period comparisons of our revenue and operating results may not be meaningful. Our quarterly results of operations may fluctuate as a result of many factors, including those listed below, many of which are outside of our control:

•	changes in the pricing of our services or services of our competitors and changes in the pricing and content of bundled offerings of our customers;

•	loss of end users by our customers or a reduction in the number of their end users with access to plans that include our services;

•	the timing and accuracy of information we receive from our customers;

•	our customers failing to introduce, market and promote our services to end users;

•	the timing and success of new mobile devices offered by our customers;

•	changes to existing customer arrangements or emergence of new arrangements under which customers directly license content;

•	resolution of any disputes with our customers regarding amounts due;

•	the timing and success of new service introductions by us or our competitors; and

•	our or our customers’ ability to procure compelling media content.

Furthermore, our business may be seasonally influenced due to the timing of the availability of particular media content. For example, the majority of revenue derived from our NFL Mobile service provided through Verizon coincides with the National Football League season, which occurs in our third and fourth quarters and the beginning of our first quarter.

These factors, among others, make business forecasting difficult, may cause quarter to quarter fluctuations in our revenue and operating results and may impair our ability to predict financial results accurately, which could reduce the market price of our common stock.

Potential changes in how we provide our services make it difficult to evaluate our prospects and may increase the risk that we will not be successful.

The manner in which our services are offered and deployed may change over time in response to customer demands and the competitive environment in which we operate. One anticipated change is a shift away from our licensing of content in favor of our customers directly licensing content for distribution to their end users through our managed services. We also anticipate shifting toward a deployment model in which our customers host our managed services on their systems and we operate the services remotely from our network operations center. Changes of this nature may have an adverse impact upon our operations and financial results. For example, direct licensing of content by our customers will likely result in a decrease in average revenue per user that will lead to a decline in revenue if we are not able to increase the number of customers or end users. Where we continue to license content as part of our managed services, if prices for quality content rise we may be unable to obtain favorable financial terms from our customers or adjust the prices for our services accordingly, which could cause our margins for those services to deteriorate. Any such developments could harm our operating results and financial condition.

Our lengthy sales cycle makes it difficult for us to predict when we will generate revenue from new customers.

Our sales process is lengthy and complex. Integration and testing of our technologies with a prospective customer requires substantial time and expense before our services can be launched with that customer. In international markets, we expect our sales cycles will typically be longer and may involve additional challenges, such as language or government regulation/compliance requirements. Moreover, launch of our managed services by a customer typically will be timed to coincide with the launch of new mobile devices, which may be delayed. Because of this lengthy cycle, we may experience delays from the time we begin the sales process and incur increased costs and expenses to obtain a new customer and integrate our technologies until the time we generate revenue from that customer. These delays may make it difficult to predict when we will generate revenue from our new customers.

Our managed services depend on the availability of quality media content and, if we are unable to procure or distribute quality media content, our revenue from managed services and results of operations would be harmed.

Where we provide licensed content as part of our managed services we must license content from third parties. The success of our managed services depends upon the volume and quality of content and the inclusion of a variety of media and programming that end users find compelling, such as live television and video from major entertainment studios. We currently license content from major television studios, including ABC, CBS, Disney, ESPN, Fox, MTV Networks and NBC.

The license periods and the terms and conditions of our current content licenses vary. We may not be able to renew these licenses on terms that are favorable to us, or at all.

These content providers have flexibility in the terms under which they license content. They may elect to license content exclusively to one of our competitors, directly to our customers, or otherwise limit our use of their content. Additionally, with the introduction of new mobile platforms such as tablets, the market for content and its cost are currently in flux. Our rights to content and our content pricing are not uniform across customers and across such mobile platforms. Additionally, content providers have discretion in determining which specific content we may license and when such content will be available to us. If content providers change their current terms and conditions, demand higher prices, or are no longer willing or able to license us content and we are unable to replace or supplement existing content with high quality media content, our ability to provide our managed services will be harmed, resulting in an adverse impact on our financial results.

Consumer preferences for media content are dynamic and unpredictable. If our managed services do not deliver popular media content, our business and operating results could be harmed.

Our business currently depends on distribution of media content through our managed services. Our success depends on consumer preferences and the availability of other consumer entertainment choices. If available content is not popular, or is not brought to market in a timely manner, demand for our managed services could decline and lead to fewer end users of our services. Consumer tastes and preferences can change in rapid and unpredictable ways. Consumer acceptance of new content offerings depends on the marketing, technical and other efforts of our customers and others, which are beyond our control. Even if content distributed through our managed services is successfully introduced and initially adopted, a subsequent shift in consumer preferences could cause a decline in the popularity of our managed service, which could reduce our revenue and harm our business, operating results and financial condition.

We may not be able to enhance our solutions to keep pace with technological and market developments, or develop new solutions in a timely manner or at competitive prices.

The market for mobile media services is characterized by rapid technological change, evolving industry standards, frequent device and service introductions and short life cycles. Our success depends upon our ability to enhance our current solutions and to develop and introduce new solutions and enhanced performance features and functionality on a timely basis at competitive prices. Our inability, for technological or other reasons, to enhance, develop, introduce or deliver compelling services in a timely manner, or at all, in response to changing market conditions, technologies or consumer expectations could harm our operating results or could result in our services becoming obsolete. Our ability to compete successfully will depend on our ability to maintain a technically skilled research, development and engineering team and to adapt to technological changes and advances in the industry, including providing for the continued compatibility of our technology platform with evolving industry standards and protocols and competitive network operating environments. In addition, we cannot assure you that the technologies and related solutions that we develop will be brought to market by our customers or others as quickly as anticipated or that they will achieve broad acceptance among our customers or their end users.

If we fail to deliver our solutions to coincide with the commercial introduction of new mobile device models, our sales may suffer.

We make product development decisions and allocate our limited resources well in advance of anticipated introductions of new mobile device models. These models may be delayed or cancelled, may not be commercially successful, may have a shorter life cycle than anticipated or may not be adequately promoted by carriers or the mobile device manufacturer. If the mobile device models for which we are developing applications are not released when expected, do not achieve broad market penetration, or have shorter than expected life cycles, our potential revenue will be limited and our business will suffer.

We must support numerous mobile device models and technologies, which are rapidly changing. This requires us to continue making investments in research and development. We depend on mobile device manufacturers and our customers to provide us with technical specifications needed to develop our solutions for new mobile devices. Some manufacturers have introduced mobile devices with closed operating systems, which limit the ability of end users to install third-party applications. If we cannot obtain technical specifications from mobile device manufacturers, or if they shift to offering devices with closed operating systems, our end user base could be limited and the development period for our applications could be lengthened, increasing our costs. If we fail to integrate our solutions on a mobile device prior to its commercial launch or if it is pre-loaded with another provider’s services or our solutions are not readily accessible through a virtual application store, we may lose a substantial opportunity to gain end users who purchase that device and our revenue may suffer.

Expansion into international markets is important to our long-term strategy, and as we expand internationally, our business will be susceptible to risks associated with international operations.

An important element of our business strategy is expansion of our business into international markets, particularly Europe and Asia. Our experience with carriers and other partners outside the United States is limited. That limited experience increases the risk that our international expansion efforts may not be successful. In particular, our business model or strategy may not be successful outside the United States for reasons that we currently do not anticipate. In addition, conducting international operations subjects us to new risks, including:

•	fluctuations in currency exchange rates;

•	government legal and regulatory requirements;

•	potentially adverse tax consequences, including international value added tax systems, restrictions on the repatriation of earnings and changes in tax rates;

•	dependence on international carriers with different pricing models;

•	new competitors;

•	availability of reliable 3G and 4G broadband wireless networks in international markets;

•	greater fluctuations in sales to customers in developing countries, including longer payment cycles and greater difficulty collecting accounts receivable;

•	increased financial accounting and reporting burdens and complexities;

•	political, social and economic instability in some jurisdictions; and

•	diminished protection of intellectual property rights in some countries.

The occurrence of any one of these risks could negatively affect the growth of our international business and, consequently, our ability to successfully expand. Additionally, operating in international markets requires significant management attention and financial resources, including the need to hire additional international sales personnel. We cannot be certain that the investment of additional resources required to establish, acquire or integrate international operations will produce anticipated levels of revenue or profitability.

We rely on network infrastructure provided by our customers for the delivery of our managed services to their end users.

We rely on our customers’ networks to deliver our managed services to their end users. We may be unable to provide high quality solutions if our customers’ networks perform poorly or experience delayed response times. Our future success and reputation will depend on the availability and quality of our customers’ networks to run our solutions, including the deployment and maintenance of reliable 3G and 4G broadband wireless networks. We do not establish or maintain these networks and have no control over interruptions or failures in the deployment and maintenance by our customers of their network infrastructure. In addition, this network infrastructure may be unable to support the demands placed on it if the number of end users increases, or if existing or future end users increase their use of bandwidth. Our reputation and market acceptance of our solutions will depend in part on the quality of the network infrastructure and the ability of our customers to effectively manage their end users’ expectations.

We provide service level and milestone commitments to some of our customers, which could cause us to incur financial penalties if these commitments are not met and could significantly reduce our revenue.

Our customer agreements may provide service level or milestone commitments, for example specifying the high level of availability of our managed services required by our customers, or dates by which an integration must be completed. If we are unable to meet the contractual commitments, for example due to extended periods of unavailability and/or degraded performance of our service, we may incur financial penalties or our customers could terminate our agreements. In such cases, our revenue could be significantly impacted.

If our technology platform does not scale as anticipated, our business will be harmed.

Despite frequent testing of the scalability of our technology platform in a test environment, it may not scale as expected. If our platform does not efficiently and effectively scale to support and manage a substantial increase in the use of our solutions or number of users while maintaining a high level of performance, our business will be seriously harmed. Further, as we develop and expand our services to be accessible across multiple media devices, end users will have greater access to our managed services. Consequently, the demands on our operational infrastructure and technology platform will increase. If we cannot scale our platform and operations, then our customers may terminate our services, which would harm the growth of our business, financial and operating results.

Undetected software errors in our technology platform may cause us to lose customers, damage our reputation or harm our business.

Software that is part of our technology platform may contain undetected errors that could adversely affect performance. We regularly update and enhance our platform, which may result in additional errors. The occurrence of errors in our platform may cause us to lose customers, damage our reputation or harm our business.

Network failures, disruptions, security breaches or capacity, constraints in our network operations center or third-party data center, or other vendor facilities, could impair the performance of our managed services and harm our reputation, our customer and content provider relationships and our revenue.

We host our managed services on our servers, housed at third-party data centers. In addition, we utilize third-party video uplink/downlink and content delivery network services. Our operations rely on the efficient and uninterrupted operation of such third-party data centers and other services. If such third parties experience service failures or capacity constraints, the performance of our services will be impaired. If we experience a significant increase in the number of end users or their usage of our services and we do not timely increase our capacity with such third parties, we may experience service failures and disruptions. Poor performance in or disruptions of our managed services could harm our reputation, delay market acceptance of our services and subject us to liabilities.

Our network operations center and third-party data centers, video uplink/downlink and content delivery network facilities are potentially vulnerable to damage or interruption from a variety of sources including natural disasters, power loss, systems failure, human error, terrorist acts or other events. We have not yet completed a comprehensive business continuity plan or developed fully redundant back up plans for failover from our primary co-location data center and there can be no assurance our current and future measures to manage risks related to network failures or disruptions in our resources will be adequate in the event of network failures or other disruptions. In particular, if we experience damage or interruptions to our network operations center, co-location data center, video uplink/downlink or content delivery network resources, our ability to provide efficient and uninterrupted operation of our managed services would be significantly impaired. Also, if our end user base grows significantly, additional load will be placed on our technology systems and networks, which may increase the risk of a network disruption. Any outage in a network or system, or other unanticipated problem that leads to an interruption or disruption of our managed services, could harm our reputation, relationships with our customers and content providers and financial results.

We have experienced rapid growth in recent periods. If we fail to manage our growth effectively, our financial performance may suffer.

In recent periods, we have substantially expanded our overall business, end user base, headcount and operations. We increased our total number of full time employees from 203 at September 30, 2010 to 275 at September 30, 2011. Our expansion has placed, and our expected future growth will continue to place, substantial strain on our managerial, administrative, operational, financial and other resources. If we are unable to manage our growth successfully, our profit margins will decline and our earnings could be materially harmed.

We may need to raise additional capital to grow our business and that capital may not be available on favorable terms, or at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop and enhance new solutions or respond to increased competition or changes in the industry. Furthermore, we may be compelled to make capital expenditures including acquisition of servers, data storage and other data center equipment, and incur other costs, sooner than we plan.

Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution. If we issue new equity securities they could have rights, preferences and privileges superior to those of holders of our common stock, and a debt financing may involve restrictive covenants. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired and our business may be harmed.

We rely on our management team and ability to attract new personnel to grow our business, so the loss of one or more key employees or our inability to attract and retain qualified personnel could harm our business.

Our success and future growth depend on the skills, working relationships and continued services of our senior management team and key personnel, including, in particular, our executive officers as identified under “Management—Executive Officers and Directors.” Our future success will depend on our ability to continue to retain our senior management, and on our ability to attract, retain and motivate highly skilled engineering, operations, product, design and finance personnel in the United States and internationally. All of our senior management and key employees are at-will employees, meaning they may terminate their employment with us at any time. Competition for qualified personnel is intense, particularly for engineering talent and particularly in the San Francisco Bay area where our principal office is located. As a result, we may be unable to attract or retain qualified personnel, which could harm our business.

If we are unable to integrate future acquisitions successfully, our operating results and prospects could be harmed.

We have not made any material acquisitions to date and we do not have any current plans, proposals or understandings relating to any material acquisitions. In the future, we may selectively pursue strategic acquisitions to improve our solutions or expand to new markets. Our future acquisition strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Mergers and acquisitions are inherently risky and may not be successful. Any mergers and acquisitions we may pursue would involve many risks, including:

•	difficulties integrating the companies’ operations, technologies and products;

•	diversion of management attention from normal business operations;

•	difficulties maintaining an acquired company’s key business relationships and personnel;

•	uncertain entry into markets where we have limited or no prior experience;

•	our responsibility for the anticipated and unanticipated liabilities of the businesses we acquire; and

•	our inability to maintain internal standards, controls, procedures and policies.

Furthermore, the anticipated benefits of future acquisitions may not materialize. Future acquisitions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, liabilities, amortization expenses, goodwill or write-offs, any of which could harm our financial condition.

Our business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events and to interruption by man-made problems such as computer viruses or terrorism.

Our systems and operations are vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, hacking or similar events. For example, a significant natural disaster, such as an earthquake, could harm our business, operating results and financial condition and our insurance coverage may be insufficient to compensate us for losses that may occur. Our principal executive offices and network operations center are located in the San Francisco Bay area, a seismically active region. In addition, acts of terrorism could cause disruptions in our business or the economy as a whole.

We currently have limited disaster recovery capability and our business interruption insurance may be insufficient to compensate us for losses that may occur. As we rely heavily on our servers, computer and communications systems to conduct our business and provide our managed services to end users, such disruptions could negatively impact our ability to run our business, result in the loss of current or potential customers or increased maintenance costs, which would harm our operating results and financial condition.

Risks related to our intellectual property and regulation

We are subject to intellectual property disputes that are costly to defend and may cause our business, operating results and financial condition to suffer.

We operate in an industry with extensive intellectual property litigation. From time to time we have faced, and we expect in the future to face, allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including patents held by our competitors or by non-practicing entities. Litigation may make it necessary to defend ourselves by determining the scope, enforceability and validity of third-party proprietary rights, or to establish our proprietary rights. Litigation may be brought by non-practicing entities that focus solely on extracting royalties and settlements by enforcing patent rights. These companies typically have little or no product revenue and therefore our patents may provide little or no deterrence against such companies filing patent infringement lawsuits against us. Regardless of whether claims that we are infringing patents or other intellectual property rights have any merit, the claims are time consuming, divert management attention and financial resources and are costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop offering certain features, purchase licenses or modify our products and features while we develop non-infringing substitutes, or may result in significant settlement costs.

In addition to liability for monetary damages against us, or in some circumstances against our customers or content providers, we may be prohibited from developing, commercializing or continuing to provide some of our services unless we obtain licenses from the holders of the patents or other intellectual property rights. We cannot assure you that we will be able to obtain any such licenses on commercially reasonable terms, or at all. If we do not obtain such licenses, our business, operating results and financial condition could be harmed and we could, for example, be required to cease offering or materially alter our services, which could involve substantial costs and time to develop.

Indemnity provisions in some of our agreements potentially expose us to substantial liability for intellectual property infringement, damages caused by defective software and other losses.

Our agreements with our customers and content providers may include indemnification provisions under which we may agree to indemnify such parties for losses suffered or incurred in connection with our managed services, including as a result of intellectual property infringement, breaches of representations and warranties, violations of law, security breaches, damages caused by defects and damages caused by viruses, worms and other malicious software. The term of these indemnity provisions is generally perpetual after execution of the corresponding agreement and the maximum potential amount of future payments we could be required to make under these indemnification provisions is generally substantial and may be unlimited.

We have received, and expect to receive in the future, demands for indemnification under these agreements. When such demands arise, we may in some cases agree to defend and indemnify our customers and content providers in connection with the pending notifications or future demands, irrespective of whether we believe that we have an obligation to indemnify them or whether we believe that our managed services infringe the asserted intellectual property rights or otherwise gave rise to the claim. In such case we may incur substantial costs in defending such actions and pay substantial judgments awards or settlement amounts. Alternatively, we may reject some indemnity demands, which may lead to disputes with our customers or content providers and negatively impact our relationships with them or result in litigation against us. If, as a result of indemnity demands, we incur substantial costs, make substantial payments, our relationships with our customers or content providers are negatively impacted or if any of our customer or content agreements is terminated, our business, operating results and financial condition could be harmed.

If we are unable to protect our intellectual property and proprietary rights, our competitive position and our business could be harmed.

We rely primarily on a combination of patent, trademark, copyright and trade secrets laws, confidentiality procedures and contractual provisions to protect our proprietary technology. However, these protections may not be adequate. For example, patents may not issue from any of our current or any future applications and our issued patents and any future patents that may issue may not survive a legal challenge to their scope, validity or enforceability, or provide significant protection for us.

Monitoring unauthorized use of our intellectual property, especially where we license our software on a customer-hosted basis, is difficult and costly. The steps we have taken to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any failure by us to meaningfully protect our intellectual property could result in competitors offering products that incorporate our most technologically advanced features, which could seriously reduce demand for our managed services. In addition, we may in the future need to initiate infringement claims or litigation. Litigation can be expensive, time consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination favorable to us.

In some cases we must maintain and pay license fees for music rights and we may have disputes with copyright holders.

In connection with the public performance of copyrighted music within some of the content we license, we must negotiate and enter into public performance licenses with the holders of copyrights in musical compositions and sound recordings, or their agents. The holders of copyrights in musical compositions are generally represented by performing rights organizations such as the American Society of Composers, Authors and Publishers, or ASCAP, Broadcast Music, Inc., or BMI, and SESAC, Inc. Licenses to copyrights in sound recordings, applicable only to our audio-only services, which represent a small proportion of our revenue, are statutorily determined under the Copyright Act and administered and collected by Sound Exchange. Each of these entities may require their licensees to comply with complex recordkeeping and reporting obligations.

Our performances of BMI-administered musical compositions are currently licensed under a Department of Justice consent decree letter, but the royalty rates have not yet been agreed upon. In 2010, the terms of our license with ASCAP were set following a proceeding brought by ASCAP in U.S. District Court to determine a reasonable royalty rate. The license expires in December 2011 and ASCAP has appealed from the order of the District Court establishing the license fee. We currently do not have a license agreement in place with SESAC. In the event that the ASCAP appeal has an outcome adverse to us, or if we are unable to renew our ASCAP license when it expires, or if we cannot agree upon royalty rates with BMI, we may be subject to additional litigation regarding such royalty rates. If we are unable to reach an agreement with SESAC we may be subject to claims for copyright infringement and if the established statutory licensing scheme for the copyright in sound recording changes, we may not be able to obtain such licenses on favorable terms. In addition, we may not be able to comply with the complex recordkeeping and reporting obligations in connection with any of such rights. If any of these events occur, we may incur liability, for example for copyright infringement.

We use open source software in solutions that may subject our software code to general release or require us to re-engineer such code, which may cause harm to our business.

Some of our solutions incorporate and may in the future continue to incorporate software licensed under so-called “open source” licenses. Some open source licenses require that source code subject to the license be made publicly available and may require that any modifications or derivative works to open source software continue to be licensed under open source licenses. Few courts have interpreted or enforced open source licenses, so they remain subject to some uncertainty. If portions of our proprietary technology are determined to be subject to open source licenses, we could be required to release the affected portions of our source code, re-engineer all or a portion of our technologies, pay for substitute technology, or license our technologies and intellectual property rights (including providing cost free licenses to others). We may also be subject to claims from parties asserting ownership of code we believe to be open source code or claiming that the use of the open source code infringes their patents, and in such cases, we may incur substantial costs of the defense and damages associated with such infringement claims. Any of these events could reduce or eliminate the value of our services and technologies and materially harm our business and results of operations.

Changes in government regulation of the wireless communications industry may adversely affect our business.

It is possible that laws and regulations may be adopted or revised, in the United States and elsewhere, that could restrict or alter the wireless communications industry, including laws and regulations regarding collection of personal data, privacy, taxation, content suitability, copyright and antitrust. If we are not able to comply with or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new compliance measures and devote resources to reduce our exposure to this liability. In addition, changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding the wireless communications industry may lessen the growth of wireless communications services and may materially reduce our ability to increase or maintain sales of our managed services.

Failure to comply with federal, state and international privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could harm our business.

In order to provide our managed services, we may collect, encrypt and store certain information about end users, including telephone numbers and location-based data and in the case of end users with accounts, logins and passwords. A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and international legislative and regulatory bodies may expand current or enact new laws regarding privacy and data security matters. For example, in 2011, the U.S. Congress held hearings regarding the capture and use of location-based information relating to mobile devices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable data security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our privacy policies or with any data-related federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could harm our business. In addition, a failure, or perceived failure, to comply with industry standards or with our own privacy policies and practices could harm our reputation, result in a loss of customers and adversely affect our business.

If we are unable to manage the digital rights of content owners securely, we could be subject to liability and impair our customer and content provider relationships.

Digital rights management refers to a set of technologies employed for the benefit of copyright holders to restrict the use of their content. Our managed services involve the delivery of licensed content to end users and utilization of our proprietary digital rights management software to control that distribution. If we are unable to protect the security of content in our services, we could be subject to liability from our customers and content providers and could damage our relationships with those entities, resulting in harm to our business. In addition, we may be required to expend financial, operational and managerial resources to mitigate any such breaches.

If we become subject to third-party liability for content that we distribute through our managed services, our results of operations would be harmed.

As a result of our delivery of content to end users through our end-to-end technology platform and our managed services, we face potential third-party liability for claims for negligence, copyright or trademark infringement, defamation, obscenity, violations of law or other claims based on the nature of the media content that we deliver. Litigation to defend these claims could be costly and the expenses and damages arising from any liability could harm our results of operations. We may not be sufficiently insured or indemnified to cover claims of these types or liability that may be imposed on us.

Risks related to this offering and ownership of our common stock

Our stock price may be volatile and you may be unable to sell your shares at or above the initial public offering price.

The market price of our common stock could be subject to wide fluctuations in response to the risk factors listed in this section and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	changes in projected operational and financial results;

•	addition or loss of customers and/or key content providers;

•	changes in laws or regulations applicable to our managed services;

•	new entrants in the market offering competitive services and technologies;

•	announcements of technological innovations or new offerings by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	additions or departures of key management and personnel;

•	issuance of new or updated research or reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	sales of our common stock by us or our stockholders;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	the expiration of contractual lock-up agreements; and

•	general economic and market conditions.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, systemic, political and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock.

Because our estimated initial public offering price is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock, new investors will incur immediate and substantial dilution.

The estimated initial public offering price of $             is substantially higher than the pro forma as adjusted net tangible book value per share of our common stock based on the total value of our tangible assets less our total liabilities immediately following this offering. Therefore, if you purchase common stock in this offering, you will experience immediate and substantial dilution of approximately $             per share, the difference between the price you pay for our common stock and its pro forma as adjusted net tangible book value after the closing of this offering. If all our outstanding options and warrants had been exercised for shares of our common stock, the pro forma net tangible book value as of September 30, 2011 would have been $             million, or $             per share and the pro forma net tangible book value after this offering would have been $             million, or $             per share, causing dilution to new investors of $             per share. In addition, if we raise funds by issuing additional securities, the newly-issued shares will further dilute your percentage ownership of our company.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our common stock, or if our operating results do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these reports or analysts. If any of the analysts who cover our company downgrades our stock, or if our operating results do not meet the analysts’ expectations or our published outlook, our stock price could decline. Moreover, if any of these analysts ceases coverage of our company or fails to publish regular reports on our business, we could lose visibility in the financial markets, which in turn could cause our stock price and trading volume to decline.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business.

Following the closing of this offering, we will be required to comply with various regulatory and reporting requirements, including those required by the Securities and Exchange Commission, or the SEC. Complying with these reporting and other regulatory requirements will be time-consuming and will result in increased costs to us and could harm our business, results of operations and financial condition.

As a public company, we will be subject to the reporting requirements of the Exchange Act. These requirements could strain our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Exchange Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join us and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns and could make it difficult to manage our business, which could harm our business, results of operations, financial condition and cash flows. In addition, if we find any material weakness in our internal control, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the market price of our common stock to decline.

Future sales of our common stock in the public market could cause our share price to decline.

Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Based on the total number of outstanding shares of our common stock as of                     , 2011, upon closing of this offering, we will have             shares of common stock outstanding.

All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. The remaining             shares of common stock outstanding after this offering, based on shares outstanding as of                     , 2011, will be restricted as a result of securities laws, lock-up agreements or other contractual restrictions that restrict transfers for at least 180 days after the date of this prospectus, subject to certain extensions.

J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. may, in their sole discretion, release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period.

After this offering, the holders of             shares of common stock, or     % of our total outstanding common stock, based on shares outstanding as of                     , 2011, will be entitled to rights with respect to registration of these shares under the Securities Act pursuant to an investors’ rights agreement. We intend to file a registration statement on Form S-8 under the Securities Act to register up to approximately shares of our common stock for issuance under our Amended and Restated 2000 Employee and Consultant Equity Incentive Plan, 2010 Employee and Consultant Equity Incentive Plan, and 2012 Equity Incentive Plan, and our 2012 Employee Stock Purchase Plan. Once we register these shares, they can be freely sold in the public market upon issuance and once vested, subject to a 180-day lock-up period and other restrictions provided under the terms of the applicable plan and/or the option agreements entered into with option holders.

Our securities have no prior market and an active trading market may not develop, which may cause our common stock to trade at a discount from the initial public offering price.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common stock after this offering. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market, or how liquid that market might become. An active public market for our common stock may not develop or be sustained after this offering. If an active public market does not develop or is not sustained, it may cause our common stock to trade at a price lower than the initial public offering price and it may be difficult for you to sell your shares of common stock at a price that is attractive to you.

The concentration of ownership of our capital stock with insiders upon the closing of this offering will limit your ability to influence corporate matters.

We anticipate that our executive officers, directors, current 5% or greater stockholders and entities affiliated with them will together beneficially own (as determined in accordance with the rules of the SEC) approximately     % of our common stock outstanding after this offering. This significant concentration of share ownership may reduce the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Also, these stockholders, acting together, will be able to control our management and affairs and matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change of control would benefit our other stockholders.

We have broad discretion in the use of the net proceeds from this offering and we may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

We cannot specify with certainty the uses to which we will apply the net proceeds that we will receive from this offering. Our management will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions and other general corporate purposes and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could impair our ability to continue to maintain and expand our business. Until they are used, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Delaware law and our certificate of incorporation and bylaws that will be in effect upon the closing of this offering could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our certificate of incorporation and our bylaws that will be in effect upon the closing of this offering will contain provisions that could delay or prevent a change of control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions may include:

•	authorizing the board to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;

•	prohibiting stockholder action by written consent;

•	classifying our board of directors in three classes, with staggered three-year terms;

•	permitting the removal of members of our board of directors only for cause;

•	requiring a supermajority vote of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation;

•	limiting the persons who may call special meetings of stockholders; and

•	requiring advance notification of stockholder nominations and proposals before an annual meeting of stockholders.

In addition, the provisions of Section 203 of the Delaware General Corporate Law govern us. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time without the consent of our board of directors.

These and other provisions in our certificate of incorporation and our bylaws that will be in effect upon the closing of this offering and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions.

Special note regarding forward-looking statements

and industry data

In addition to historical information, this prospectus contains forward-looking statements. We often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “continue,” “should,” “would,” “could,” “potentially,” “will” or “may,” or similar words and expressions that convey uncertainty about future events or outcomes, to identify these forward-looking statements. Forward-looking statements in this prospectus include, among other things, statements about:

•	our business strategy and business model;

•	our expectations about our future financial performance, including future revenue and expenses, and financial condition;

•	the effects of increased competition in our industry;

•	changes in our relationships with our customers and content providers; and

•	changes in consumer preferences and demand for mobile television and video services.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These risks, uncertainties and factors include those we discuss in this prospectus under the caption “Risk factors.” You should read these risk factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This prospectus also contains estimates and other statistical data that we have obtained from industry publications and reports. These industry publications and reports generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. This information involves a number of assumptions and limitations and you are cautioned not to give undue weight to these estimates, as there is no assurance that any of them will be reached. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications and reports, based on our industry experience, we believe that the publications and reports are reliable and that the conclusions contained in the publications and reports are reasonable.

The Gartner Report(s) described herein, (the “Gartner Report(s)”) represent(s) data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Filing) and the opinions expressed in the Gartner Report(s) are subject to change without notice.

Use of proceeds

We estimate that the net proceeds from our sale of             shares of common stock in this offering will be approximately $             million at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters’ option to purchase additional shares in this offering is exercised in full, based on the same assumptions, we estimate that our net proceeds will be approximately $             million. Each $1.00 increase or decrease in the assumed initial public offering price would increase or decrease, as applicable, the net proceeds to us by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.

We expect to use the net proceeds of this offering for general corporate purposes, including working capital. We may use a portion of the net proceeds to expand internationally and acquire or invest in complementary businesses, products, services, technologies or assets. However, we do not have any agreements or commitments for any specific investments or acquisitions at this time. Accordingly, our management will have significant flexibility in applying the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of these net proceeds.

Pending the uses described above, we intend to invest the net proceeds to us of this offering in short-term, interest-bearing, investment-grade instruments. The goal with respect to the investment of these net proceeds will be capital preservation and liquidity so that these funds are readily available to fund our operations.

Dividend policy

We have never declared or paid any cash dividends on our capital stock and we do not currently intend to pay any cash dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock, if permissible, will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant. In addition, the terms of our new credit facility restrict our ability to pay dividends.

Capitalization

The following table sets forth our consolidated cash, cash equivalents and short-term investments and capitalization as of September 30, 2011 on:

•	an actual basis;

•

a pro forma basis to reflect (i) the automatic conversion of all outstanding shares of our convertible preferred stock into              shares of our common stock, and (ii) the reclassification of our convertible preferred stock warrant liability to additional paid-in capital upon the conversion of warrants to purchase shares of our convertible preferred stock into warrants to purchase shares of our common stock, each immediately prior to the closing of this offering; and

•

a pro forma as adjusted basis to give effect to the sale of the shares of our common stock offered by us in this offering at an assumed initial public offering price of $         per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

The information below is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at the pricing of this offering. You should read this table together with our consolidated financial statements and related notes, “Selected consolidated financial data” and “Management’s discussion and analysis of financial condition and results of operations” included elsewhere in this prospectus.

September 30, 2011 (in thousands, except share and per share amounts)	Actual	Pro forma	Pro forma as adjusted(1)

			(unaudited)
Cash, cash equivalents and short-term investments	$28,072	$	$

Equipment financing obligations	$1,575	$	$
Convertible preferred stock warrant liability	327
Redeemable convertible preferred stock, $0.001 par value, 48,669,133 shares authorized, 48,316,623 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	119,470

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, no shares authorized, issued and outstanding, actual; shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted	—
Common stock, $0.001 par value, 81,287,000 shares authorized, 15,611,125 and shares issued and outstanding, actual and pro forma, respectively; shares authorized, shares issued and outstanding, pro forma as adjusted	16
Additional paid-in capital	28,871
Accumulated other comprehensive income	5
Accumulated deficit	(118,939)

Total stockholders’ equity (deficit)	(90,047)

Total capitalization	$31,325	$	$

(1)	Each $1.00 increase or decrease in the assumed initial public offering price would increase or decrease, respectively, our pro forma as adjusted cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. If the underwriters’ option to purchase additional shares of our common stock in this offering is exercised in full, the amount of pro forma as adjusted cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity and total capitalization would increase by approximately $ and we would have shares of common stock issued and outstanding.

The number of shares shown as issued and outstanding in the table is based on the number of shares of our common stock outstanding as of September 30, 2011 and does not include:

•	15,324,319 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2011, with a weighted average exercise price of $1.33 per share;

•	150,550 shares of our common stock issuable upon the exercise of stock options granted on December 8, 2011, with an exercise price of $3.22 per share;

•

644,169 shares of our common stock and convertible preferred stock issuable upon the exercise of warrants outstanding as of September 30, 2011, with a weighted average exercise price of $1.74 per share, of which a warrant for 470,000 shares of our common stock was net exercised for 430,324 shares in November 2011; and

•

            shares of our common stock reserved for issuance under our 2012 Equity Incentive Plan and          shares of our common stock reserved for issuance under our 2012 Employee Stock Purchase Plan, which will become effective on the first day that our common stock is publicly traded and contains provisions that automatically increase its share reserve each year, as described in “Executive compensation—Employee benefit plans.”

Dilution

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price of our common stock and the pro forma as adjusted net tangible book value of our common stock after giving effect to this offering.

As of September 30, 2011, our pro forma net tangible book value was approximately $                    , or $             per share of common stock. Our pro forma net tangible book value per share represents our tangible assets less our liabilities, reflecting the reclassification of the convertible preferred stock warrant liability to additional paid-in capital effective upon the closing of this offering, divided by our shares of common stock outstanding as of September 30, 2011 after giving effect to the conversion of all outstanding shares of our convertible preferred stock into                    shares of common stock immediately prior to the closing of this offering.

After giving effect to our sale of              shares of common stock in this offering at the assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2011 would have been $        , or $         per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $         per share to existing stockholders and an immediate dilution of $         per share to new investors.

The following table illustrates this dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of September 30, 2011	$

Increase per share attributable to this offering

Pro forma as adjusted net tangible book value per share after this offering

Net tangible book value dilution per share to new investors in this offering		$

If all our outstanding options and warrants had been exercised for shares of our common stock, the pro forma net tangible book value as of September 30, 2011 would have been $             million, or $             per share and the pro forma net tangible book value after this offering would have been $         million, or $         per share, causing dilution to new investors of $         per share.

A $1.00 increase or decrease in the assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share by approximately $        , assuming the number of shares offered by us remains the same as set forth on the cover page of this prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we must pay.

If the underwriters’ over-allotment option to purchase additional shares from us is exercised in full, our pro forma as adjusted net tangible book value per share after this offering would be $         per share, the increase in pro forma as adjusted net tangible book value per share to existing stockholders would be $         per share and the dilution to new investors purchasing shares in this offering would be $         per share.

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2011, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors purchasing shares in this offering at the assumed initial public offering price of $        , the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares purchased			Total consideration			Average price per share
	Number	Percent		Amount	Percent

Existing stockholders			%	$		%	$
New investors

Total		100.0%		$	100.0%		$

A $1.00 increase or decrease in the assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, total consideration paid to us by new investors and total consideration paid to us by all stockholders by approximately $         million, assuming the number of shares offered by us remains the same as set forth on the cover page of this prospectus and without deducting the estimated underwriting discounts and commissions and estimated offering expenses that we must pay.

If the underwriters’ over-allotment option to purchase additional shares from us is exercised in full, our existing stockholders would own     % and our new investors would own     % of the total number of shares of our common stock outstanding after this offering.

The foregoing calculations exclude:

•	15,324,319 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2011, with a weighted average exercise price of $1.33 per share;

•	150,550 shares of our common stock issuable upon the exercise of stock options granted on December 8, 2011, with an exercise price of $3.22 per share;

•

644,169 shares of our common stock and convertible preferred stock issuable upon the exercise of warrants outstanding as of September 30, 2011, with a weighted average exercise price of $1.74 per share, of which a warrant for 470,000 shares of our common stock was net exercised for 430,324 shares in November 2011; and

•

        shares of our common stock reserved for issuance under our 2012 Equity Incentive Plan and          shares of our common stock reserved for issuance under our 2012 Employee Stock Purchase Plan, which will become effective on the first day that our common stock is publicly traded and contains provisions that automatically increase its share reserve each year, as described in “Executive compensation—Employee benefit plans.”

Selected consolidated financial data

The following summary consolidated financial data should be read together with our consolidated financial statements, notes and the section entitled “Management’s discussion and analysis of financial condition and results of operations” appearing elsewhere in this prospectus. We have derived the following consolidated statements of operations data for the years ended December 31, 2008, 2009 and 2010 and consolidated balance sheet data as of December 31, 2009 and 2010 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated statements of operations data for the years ended December 31, 2006 and 2007 and the balance sheet data as of December 31, 2006, 2007 and 2008 from our audited consolidated financial statements not included in this prospectus. We have derived the following consolidated statements of operations data for the nine months ended September 30, 2010 and 2011 and the consolidated balance sheet data as of September 30, 2011 from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair statement of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results to be expected in the future and our interim results are not necessarily indicative of the results to be expected for the full year.

(in thousands, except per share data)	Years ended December 31,						Nine months ended September 30,
	2006	2007	2008	2009	2010(1)		2010(1)	2011

Consolidated statements of operations data:
Revenue	$43,241	$50,385	$55,632	$62,477		$66,824	$48,123		$59,873
Operating expenses:
Cost of revenue(2)	24,668	25,115	25,051	22,324		32,145	23,164		29,905
Research and development(2)	11,833	22,054	22,033	19,837		15,975	11,719		15,858
Sales and marketing(2)	11,102	12,097	9,825	7,409		7,627	5,536		6,574
General and administrative(2)	7,410	15,289	15,813	17,287		15,247	12,406		10,303
Depreciation and amortization	3,309	6,921	8,657	9,298		9,819	7,285		7,659

Total operating expenses	58,322	81,476	81,379	76,155		80,813	60,110		70,299

Loss from operations	(15,081)	(31,091)	(25,747)	(13,678)		(13,989)	(11,987)		(10,426)
Interest and other expense, net	1,849	3,991	780	(882)		(618)	(472)		(226)

Loss before income taxes	(13,232)	(27,100)	(24,967)	(14,560)		(14,607)	(12,459)		(10,652)
Income tax provision	(151)	(117)	(239)	(57)		(82)	(55)		(86)

Net loss	(13,383)	(27,217)	(25,206)	(14,617)		(14,689)	(12,514)		(10,738)
Accretion of redeemable convertible preferred stock	(450)	(823)	(831)	(838)		(552)	(487)		(195)

Net loss attributable to common stockholders	$(13,833)	$(28,040)	$(26,037)	$(15,455)		$(15,241)	$(13,001)		$(10,933)

Net loss per share attributable to common stockholders, basic and diluted	$(1.22)	$(2.33)	$(2.04)	$(1.19)		$(1.10)	$(0.95)		$(0.70)

Weighted average shares used to compute net loss per share attributable to common stockholders, basic and diluted	11,373	12,059	12,747	13,006		13,862	13,620		15,527

Pro forma net loss per share, basic and diluted(3) (unaudited)					$			$

Weighted average shares used to compute pro forma net loss per share, basic and diluted(3) (unaudited)

(1)	Includes the benefit of $5.0 million of revenue resulting from the settlement of an arbitration claim for underpayment of license fees from a legacy software arrangement.

(2)	Excludes depreciation and amortization expense. Includes stock-based compensation expense as follows:

	Years ended December 31,					Nine months ended September 30,
(in thousands)	2006	2007	2008	2009	2010	2010	2011

Cost of revenue	$74	$197	$317	$245	$157	$118	$111
Research and development	506	1,274	1,326	964	551	419	498
Sales and marketing	735	821	869	439	399	290	362
General and administrative	282	3,215	4,572	3,848	3,882	2,995	2,699

Total stock-based compensation	$1,597	$5,507	$7,084	$5,496	$4,989	$3,822	$3,670

(3)	Pro forma basic and diluted net loss per share have been calculated by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period, giving effect immediately prior to the closing of this offering to (a) the automatic conversion of all outstanding shares of our convertible preferred stock into shares of common stock immediately prior to the closing of this offering and (b) the assumed conversion of the convertible preferred stock warrants into common stock warrants upon the closing of this offering, each as of the original date of issuance of the respective shares and preferred stock warrants. See Note 2 to our consolidated financial statements for more information on our calculation of pro forma net loss per share.

(in thousands)	Years ended December 31,	Nine months ended September 30,
2006	2007	2008	2009	2010	2010	2011

Non-GAAP financial data (unaudited):
Adjusted EBITDA	$(10,041)	$(18,699)	$(10,203)	$1,047	$735	$(960)	$823

December 31,	September 30,
(in thousands)	2006	2007	2008	2009	2010	2011

Consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$92,271	$67,730	$58,485	$44,750	$36,447	$ 28,072
Working capital	87,894	59,259	45,114	36,363	23,951	13,424
Total assets	109,483	91,525	82,012	68,707	64,794	58,244
Equipment financing obligations	3,002	1,812	7,706	7,055	4,233	1,575
Convertible preferred stock warrant liability	272	178	266	272	288	327
Redeemable convertible preferred stock	116,231	117,054	117,885	118,723	119,275	119,470
Common stock and additional paid-in capital	1,597	7,210	14,299	19,473	24,833	28,887
Total stockholders' equity (deficit)	(25,013)	(46,466)	(64,533)	(74,034)	(83,336)	(90,047)

Reconciliation of Adjusted EBITDA to net loss

We define Adjusted EBITDA as net loss plus net interest income and expense, provision for income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA is not a financial measure calculated in accordance with accounting principles generally accepted in the United States, which we refer to as GAAP, and should be viewed as a supplement to, not a substitute for, our results of operations presented on the basis of GAAP. Adjusted EBITDA is not necessarily comparable to similarly-titled measures reported by other companies.

We believe Adjusted EBITDA is used by and is useful to investors and other users of our financial statements in evaluating our operating performance, because it is an additional tool which they may use to compare business performance across companies and across periods. We believe that:

•

EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as net interest income and expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

•	investors commonly adjust EBITDA to eliminate the effect of stock-based compensation expenses, which varies widely from company to company and may impair comparability; and

•

adjusting our net loss to exclude net interest income and expense, provision for income taxes, depreciation and amortization and stock-based compensation expense helps investors compare our operating performance with our operating results in prior periods. We believe that it is appropriate to exclude these items, as they are not necessarily indicative of our ongoing operating performance.

We use Adjusted EBITDA:

•	as a measure of operating performance to assist in comparing performance from period to period on a consistent basis;

•	as a measure of performance in our executive compensation arrangements; and

•	as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations.

The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods presented (unaudited):

	Years ended December 31,					Nine months ended September 30,
(in thousands)	2006	2007	2008	2009	2010	2010	2011

Reconciliation of Adjusted EBITDA:
Net loss	$(13,383)	$(27,217)	$(25,206)	$(14,617)	$(14,689)	$(12,514)	$(10,738)
Net interest (income) expense(1)	(1,715)	(4,027)	(977)	813	534	392	146
Income tax provision	151	117	239	57	82	55	86
Depreciation and amortization	3,309	6,921	8,657	9,298	9,819	7,285	7,659
Stock-based compensation	1,597	5,507	7,084	5,496	4,989	3,822	3,670

Adjusted EBITDA	$(10,041)	$(18,699)	$(10,203)	$1,047	$735	$(960)	$823

(1)	Interest and other expense, net in our statement of operations includes additional items which are not part of our Adjusted EBITDA reconciliation, such as gains and losses from foreign currency remeasurement, realized gains and losses from the sale of short-term investments, the change in fair value of our outstanding convertible preferred stock warrants and other miscellaneous expenses.

Management’s discussion and analysis of

financial condition and results of operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk factors.”

Overview

MobiTV is a leading provider of comprehensive managed services that deliver live and on-demand television, downloadable video and related media content across Internet-enabled screens, including mobile devices, tablets and personal computers. Using our converged media platform, we are the exclusive national provider of mobile television services for AT&T U-verse Live TV, NFL Mobile on Verizon, Sprint TV and T-Mobile TV, among others. Our services are deployed on over 375 different types of mobile devices in use today, across wireless and broadband networks and all major operating systems, including Android, Apple iOS, BlackBerry OS and Windows. We license content from major television studios, including ABC, CBS, Disney, ESPN, Fox, MTV Networks and NBC. We deliver over 220 channels, including over 75 live channels, and in 2010 we delivered over 3,000 live events. We grew our mobile minutes streamed from 264 million minutes in 2007 to 1.4 billion minutes in 2010.

We manage the delivery of television and video services to our customers’ end users. In most cases this includes the delivery of video content licensed by us from television studios and other content providers; in other cases customers directly license the content that we then distribute to their end users through our services. For services that include content licensed by us, we generally receive higher revenue per end user and incur higher associated cost of revenue; for services where our customers directly license content, we generally receive lower revenue per end user and incur lower associated cost of revenue. We enter into service contracts with our customers and generate revenue based on the number of end users who can access our service, primarily in the form of monthly service fees, and typically we are paid and recognize revenue on a net revenue share basis. Our services are generally deployed for our customers on a MobiTV-hosted basis. Under this arrangement, we provide our managed services using our infrastructure, including equipment at co-location facilities, hosting facilities and network operations center, and we are responsible for the hardware and the provisioning of the services and facilities required for the television and video service. In the future, our services may also be deployed on a customer-hosted basis, where we remotely operate the services from our network operations center.

In 2010, Sprint and AT&T represented 54% and 19% of our revenue, respectively. For the nine months ended September 30, 2011, Sprint, T-Mobile and AT&T represented 45%, 24% and 19% of our revenue, respectively.

In the third quarter of 2010, we launched Verizon’s NFL Mobile service. In the second quarter of 2010, T-Mobile became a customer and its carrier-branded service was launched in the fourth quarter of that year. AT&T has been a customer since 2004 and in the first quarter of 2011, AT&T launched its U-verse Live TV service.

Our revenue and number of end users are subject to seasonal fluctuations, primarily because the majority of our revenue from Verizon for powering NFL Mobile on Verizon is recognized during the NFL season, which occurs in our third and fourth quarters and the beginning of our first quarter. Sales to customers in the U.S. represented 99% of our revenue in the nine months ended September 30, 2011. Historically, our revenue has been primarily derived from sales of our mobile television services.

We expect that, over time, an increasing number of our existing customers will directly license the content to be delivered to their end users, rather than relying on content that we license as part of our managed service. We also expect that many new customers, particularly international customers, will directly license the content to be delivered to their end users. We expect that, as this shift takes place, both our content licensing costs and our average revenue per user will decline. As we grow, we expect our operating expenses generally to increase as we continue to build our infrastructure and add employees to support expected growth, develop new technology solutions, expand into international markets and operate as a publicly traded company. We also expect that over time an increasing number of our customers will elect to deploy our managed services on a customer-hosted basis. As these trends develop, we anticipate that our profitability and revenue will increase, and our operating margins will expand, as we add customers and end users, despite decreased average revenue per user and increased operating expenses. We expect customers outside the United States to represent a greater proportion of our revenue in the future. We expect to incur additional general and administrative costs in future periods as a result of becoming a public company, including higher legal, audit, tax and financial reporting expenses, as well as the costs of achieving and maintaining compliance with Section 404 of the Sarbanes-Oxley Act. We expect this to cause our expenses to increase in absolute dollars. However, we are currently unable to estimate these costs with an adequate degree of certainty.

Factors affecting comparability of our results

In September 2009, we amended and renewed our agreement with Sprint. Under the amended and renewed agreement, we assumed a broader role managing and licensing content for Sprint’s premium video services to its end users, primarily on a revenue share basis. As a result of this new agreement, fees we receive for Sprint bundled services, which did not include content licensed by us, were changed in the fourth quarter of 2009 from a fee per end user to a fixed annual fee, leading to a decrease in the number of paid end users. In the first quarter of 2010, our share of Sprint premium service revenue and revenue per paid end user increased.

In 2009, we implemented workforce reductions, including the elimination of 57 positions. As a result, we recorded charges of $1.3 million and $0.2 million in 2009 and 2010, respectively. These costs were related to severance and other employee termination benefits and were recorded as operating expenses based upon the respective departments of the impacted employees.

Our general and administrative expenses have fluctuated significantly during the periods presented, primarily as a result of legal and other third-party professional services we required in connection with an ASCAP royalty proceeding and the arbitration for underpayment of license fees to us under a legacy software arrangement. In the first quarter of 2010, we received a favorable trial court ruling in the ASCAP royalty proceeding, which is currently on appeal. In 2008, we filed an arbitration claim seeking compensation for underpayment of license fees related to a legacy software arrangement. This matter was settled for $5.0 million and recognized as revenue in the second quarter of 2010.

Components of our operating results

Revenue

We derive our revenue primarily from monthly fees under managed services contracts, which are generally based on a share of our customers’ revenue from their end users who can access our services. Most of our services include content licensed by us for use in connection with our managed services. Where our customers directly license content delivered through our managed services, we are generally paid a monthly fee based upon the number of the customer’s end users served by our platform. When we are paid on a revenue sharing basis, the amount we receive and recognize as revenue varies depending on several factors including the revenue share rate negotiated with the customer, the price charged to the end user by the customer and the features and capabilities of the service. Our customers generally have sole discretion about how to price our services to their end users. Our customers are responsible for billing and collecting the fees they charge their end users for the right to use our services. In addition to the fees described above, we have recorded other revenue for license fees from a legacy software arrangement.

Operating expenses

We classify our operating expenses into five categories: cost of revenue; research and development; sales and marketing; general and administrative; and depreciation and amortization. We exclude depreciation and amortization from cost of revenue, research and development, sales and marketing and general and administrative expenses. Our operating expenses consist primarily of personnel costs, which include salaries, bonuses, payroll taxes, employee benefit costs and stock-based compensation expense, and fees we pay to content providers. In addition, our operating expenses include co-location data center operations hardware, software and related maintenance and support expenses, technology license fees, customer support, facilities, legal, audit, tax, consulting and other professional service fees. We allocate stock-based compensation expense based on the department in which the option holder works. We allocate overhead costs for facilities and information technology to each expense category based on headcount.

Cost of revenue.    Cost of revenue consists primarily of fees we pay to content providers for use of content that is ingested and distributed through our managed services, and personnel costs. Cost of revenue also includes equipment costs associated with our co-location data center operations, customer support costs and technology license and other third party fees. Content fees are typically based on the number of our customers’ end users who have access to our services, or are sometimes based on a share of revenue we receive for a specified service or a fixed annual fee. We provide customer support primarily through a third-party provider, for whom we provide training and problem resolution assistance. We also provide continuous monitoring and optimization of our services through our network operations center in Emeryville, California. We use co-location data centers and industry standard hardware to provide our services. Some of our customer agreements require us to maintain high levels of scheduled uptime every month, which increases our costs.

Research and development.    Research and development expenses consist primarily of personnel costs, allocated overhead costs and costs of consultants. In addition, we capitalize certain expenditures related to the development and enhancement of internal use software related to our technology platform.

Sales and marketing.    Sales and marketing expenses consist primarily of costs for our sales and marketing and business development personnel, commissions earned by our sales personnel and the cost of marketing programs and advertising.

General and administrative.    General and administrative expenses consist primarily of costs for our executive, finance, legal, human resources and administrative personnel, fees for consultants, legal, audit, tax and other professional services, and other corporate expenses.

Depreciation and amortization.    Depreciation and amortization expenses consist primarily of depreciation on computer hardware and amortization of capitalized internal use software.

Interest and other expense, net

Interest and other expense, net consists of interest we earn on our cash, cash equivalents and short-term investments, interest expense associated with equipment financing obligations and expense resulting from the change in fair value of our outstanding convertible preferred stock warrants. We classify these warrants as a liability on our consolidated balance sheets and record changes in their fair value from period to period in our consolidated statements of operations.

Income tax provision

Our provision for income taxes consists primarily of state minimum taxes and provisions for foreign taxes associated with our foreign subsidiaries. Since inception, we have incurred net losses and have not recorded provisions for U.S. federal and state income taxes, except state minimum taxes. We have not reported a benefit for federal and state income taxes in the consolidated financial statements as the deferred tax asset arising from our net operating losses has been offset by a valuation allowance because it was more likely than not that the tax benefit of the net operating losses may not be realized. We have recorded a provision for foreign taxes associated with our foreign subsidiaries. As of December 31, 2010, we had federal and state net operating loss carryforwards of $75.0 million and $71.0 million, respectively. If not utilized, the federal and state net operating loss carryforwards will begin to expire in 2021 and 2011, respectively. Our utilization of net operating losses may be subject to substantial annual limitation due to federal and state ownership limitations, which could result in the expiration of net operating losses before utilization.

Key business metrics

In addition to traditional financial metrics, we monitor our operating performance using the following key business metrics:

Average paid end users.    We review this metric to evaluate the end user adoption and retention of our services and to forecast future managed services revenue. We define paid end users as the number of instances for which we receive a fee for our service, which generally includes end users, active users or other usage-based metrics as defined in our customer agreements, but excludes end users under fixed fee arrangements. Average paid end users for a period is calculated by averaging the number of paid end users for each month in the period.

Average revenue per end user, or ARPU.    We review this metric to evaluate our service offering mix and pricing strategies, and to forecast future managed service revenue. Average revenue is calculated by dividing managed services revenue by the number of months in the period. ARPU is calculated by dividing average revenue by average paid end users.

Results of operations

The following tables set forth our results of operations for the periods indicated. The period-to-period comparison of financial results is not necessarily indicative of future results, and the results for the nine months ended September 30, 2011 are not necessarily indicative of results to be expected for the full year or any other period.

	Years ended December 31,			Nine months ended September 30,
(in thousands)	2008	2009	2010(1)	2010(1)	2011

Consolidated statements of operations data:				(unaudited)
Revenue	$55,632	$62,477	$66,824	$48,123	$59,873

Operating expenses:
Cost of revenue(2)	25,051	22,324	32,145	23,164	29,905
Research and development(2)	22,033	19,837	15,975	11,719	15,858
Sales and marketing(2)	9,825	7,409	7,627	5,536	6,574
General and administrative(2)	15,813	17,287	15,247	12,406	10,303
Depreciation and amortization	8,657	9,298	9,819	7,285	7,659

Total operating expenses	81,379	76,155	80,813	60,110	70,299

Loss from operations	(25,747)	(13,678)	(13,989)	(11,987)	(10,426)
Interest and other expense, net	780	(882)	(618)	(472)	(226)

Loss before provision for income taxes	(24,967)	(14,560)	(14,607)	(12,459)	(10,652)
Income tax provision	(239)	(57)	(82)	(55)	(86)

Net loss	$(25,206)	$(14,617)	$(14,689)	$(12,514)	$(10,738)

(1)	Includes the benefit of $5.0 million of revenue resulting from the settlement of an arbitration claim for underpayment of license fees from a legacy software arrangement.

(2)	Excludes depreciation and amortization expense. Includes stock-based compensation expense as follows:

	Years ended December 31,			Nine months ended September 30,
(in thousands)	2008	2009	2010	2010	2011

				(unaudited)
Cost of revenue	$317	$245	$157	$118	$111
Research and development	1,326	964	551	419	498
Sales and marketing	869	439	399	290	362
General and administrative	4,572	3,848	3,882	2,995	2,699

Total stock-based compensation	$7,084	$5,496	$4,989	$3,822	$3,670

Comparison of the nine months ended September 30, 2010 and 2011 (unaudited)

Revenue

	Nine months ended September 30,		Change
(in thousands, except percentages and ARPU)	2010	2011	Amount	%

Revenue:
Managed services	$42,972	$59,873	$16,901	39%
Other	5,151	—	(5,151)	(100)

Total revenue	$48,123	$59,873	$11,750	24

Key business metrics:
Average paid end users	1,445	2,073	628	43%
ARPU	$3.30	$3.21	$(0.09)	(3)

Managed services.    The $16.9 million increase in managed services revenue was primarily due to the launch and subsequent growth of new customer branded premium services: NFL Mobile on Verizon in the third quarter of 2010; T-Mobile TV in the fourth quarter of 2010; and AT&T U-verse Live TV in the first quarter of 2011. The net decrease in ARPU of $0.09, or 3%, was primarily due to a higher proportion of end users accessing our service offerings under arrangements where we do not license content, for which we receive lower monthly fees per end user. This decrease was partially offset by an increase in professional services fees for one customer in the third quarter of 2011. The impact of this lower ARPU on our managed services revenue was more than offset by the increase in average monthly paid end users of 0.6 million.

Other.    The nine months ended September 30, 2010 included $5.0 million of revenue resulting from the settlement of an arbitration claim for underpayment of license fees under a legacy software arrangement.

Operating expenses

	Nine months ended September 30,
	2010		2011		Change
(in thousands, except percentages)	Amount	% of revenue	Amount	% of revenue	Amount	%

Operating expenses:
Cost of revenue(1)	$23,164	48%	$29,905	50%	$6,741	29%
Research and development(1)	11,719	24	15,858	26	4,139	35
Sales and marketing(1)	5,536	12	6,574	11	1,038	19
General and administrative(1)	12,406	26	10,303	17	(2,103)	(17)
Depreciation and amortization	7,285	15	7,659	13	374	5

Total operating expenses	$60,110	125%	$70,299	117%	$10,189	17

(1)	Excludes depreciation and amortization expense.

Cost of revenue.    The $6.7 million increase in cost of revenue was primarily a result of a $7.1 million increase in content licensing costs due to growth in the number of paid end users and costs associated with enhanced and improved programming for our carrier branded managed services, a $0.5 million increase in delivery and hosting costs and a $0.4 million increase in professional services costs, partially offset by a $1.4 million decrease in technology fees as a result of a renegotiated license contract. Cost of revenue was 48% of revenue for the nine months ended September 30, 2010. Cost of revenue as a percentage of managed services revenue was 54% and 50% for the nine months ended September 30, 2010 and 2011, respectively.

Research and development.    The $4.1 million increase in research and development expenses was primarily due to a $3.2 million increase in personnel related costs, a $0.6 million increase in allocated overhead costs and a $0.3 million increase in third party development services.

Sales and marketing.    The $1.0 million increase in sales and marketing expenses was primarily due to a $0.6 million increase in personnel related costs resulting from increased investment in our marketing and business development organizations, as well as a $0.3 million increase in tradeshow and other marketing expenses.

General and administrative.    The $2.1 million decrease in general and administrative expenses was primarily due to a $2.1 million decrease in legal and outside consulting fees as a result of both our settlement of an arbitration claim we filed seeking compensation for underpayment of license fees and a favorable trial court ruling for our ASCAP royalty proceeding.

Depreciation and amortization.    The $0.4 million increase in depreciation and amortization expense reflects a $1.7 million increase in amortization of capitalized internal use software, partially offset by a $1.3 million decrease in depreciation expense as we reduced our capital expenditures.

Interest and other expense, net

	Nine months ended September 30,		Change
(in thousands, except percentages)	2010	2011	Amount	%

Interest and other expense, net	$(472)	$(226)	$246	*

*	Not meaningful.

The change in interest and other expense, net was primarily due to a $0.3 million decrease in interest expense resulting from a reduction in our equipment financing obligations.

Comparison of the years ended December 31, 2009 and 2010

Revenue

	Years ended December 31,		Change
(in thousands, except percentages and ARPU)	2009	2010	Amount	%

Revenue:
Managed services	$61,351	$61,673	$322	1%
Other	1,126	5,151	4,025	357

Total revenue	$62,477	$66,824	$4,347	7

Key business metrics:
Average paid end users	5,793	1,774	(4,019)	(69)%
ARPU	$0.88	$2.90	$2.02	230

Managed services.    We acquired new customers during 2010, resulting in a $7.4 million increase in managed services revenue which was offset primarily by a decrease in revenue due to the amended and renewed agreement with Sprint. Average paid end users decreased from 5.8 million in 2009 to 1.8 million in 2010 and ARPU increased by $2.02, or 230% from 2009 to 2010, primarily due to the change in Sprint bundled services to a fixed annual fee.

Other.    The $4.0 million increase in other revenue was primarily due to the $5.0 million settlement of an arbitration claim in our favor for underpayment of license fees from a legacy software arrangement.

Operating expenses

	Years ended December 31,
	2009		2010		Change
(in thousands, except percentages)	Amount	% of revenue	Amount	% of revenue	Amount	%

Operating expenses:
Cost of revenue(1)	$22,324	36%	$32,145	48%	$9,821	44%
Research and development(1)	19,837	32	15,975	24	(3,862)	(19)
Sales and marketing(1)	7,409	12	7,627	11	218	3
General and administrative(1)	17,287	27	15,247	23	(2,040)	(12)
Depreciation and amortization	9,298	15	9,819	15	521	6

Total operating expenses	$76,155	122%	$80,813	121%	$4,658	6

(1)	Excludes depreciation and amortization expense.

Cost of revenue.    The $9.8 million increase in cost of revenue resulted primarily from increased content licensing costs of $9.1 million due to the broader role we assumed in managing and licensing content for Sprint’s premium video services to its end users, as well as higher content licensing costs associated with enhancing other premium services offerings to other customers. The $0.7 million balance of the increase in cost of revenue was impacted by a $3.4 million increase in technology license and other third party fees, which was largely offset by a $2.7 million decrease in personnel related costs, equipment and other expenses resulting primarily from our 2009 workforce reductions. The $3.4 million increase in technology license and other third party fees in 2010 reflects a $2.5 million reduction, recorded in 2009, of previously accrued amounts for the period from our inception through 2008, as a result of a favorable trial court ruling in the ASCAP royalty proceeding. Cost of revenue increased from 36% of revenue in 2009 to 48% of revenue in 2010 as a result of the higher content licensing costs. Cost of revenue increased from 36% of managed services revenue in 2009 to 52% of managed services revenue in 2010.

Research and development.    The $3.9 million decrease in research and development expenses was primarily due to a $1.6 million decrease in personnel related costs and an additional $2.0 million decrease resulting from an increase in the capitalization of development costs related to internal use software. The increase in capitalization of development costs related to internal use software was driven primarily by expanding features and functionality of our technology platform, as well as other technological enhancements allowing improved scalability and reliability.

Sales and marketing.    The $0.2 million increase in sales and marketing expenses was primarily due to a $0.4 million increase in personnel related and facilities costs driven by increases in headcount, partially offset by a $0.2 million reduction in marketing expenses.

General and administrative.    The $2.0 million decrease in general and administrative expenses was primarily due to a $1.1 million reduction in legal and outside consulting fees, as well as a $0.4 million decrease in personnel related costs and a $0.6 million decrease in allocated overhead costs.

Depreciation and amortization.    The $0.5 million increase in depreciation and amortization expense was primarily due to a $2.0 million increase in amortization of capitalized internal use software, partially offset by a $1.5 million decrease in depreciation expense as older assets became fully depreciated at a rate that exceeded capital asset additions.

Interest and other expense, net

	Years ended December 31,		Change
(in thousands, except percentages)	2009	2010	Amount	%

Interest and other expense, net	$(882)	$(618)	$264	*

*	Not meaningful.

The change in interest and other expense, net was primarily due to a $0.4 million decrease in interest expense resulting from a reduction in our equipment financing obligations, partially offset by $0.1 million of lower interest income due to lower cash and cash equivalents and short-term investments balances.

Comparison of the years ended December 31, 2008 and 2009

Revenue

	Years ended December 31,
	2008	2009	Change
(in thousands, except percentages and ARPU)	Amount	Amount	Amount	%

Revenue:
Managed services	$53,273	$61,351	$8,078	15%
Other	2,359	1,126	(1,233)	(52)

Total revenue	$55,632	$62,477	$6,845	12

Key business metrics:
Average paid end users	4,339	5,793	1,454	34%
ARPU	$1.02	$0.88	$(0.14)	(14)

Managed services.    The $8.1 million increase in managed services revenue was primarily due to an increase in paid end users from our Sprint bundled services, partially offset by a decrease in revenue from our MobiTV branded services. The decrease of $0.14 in ARPU was primarily a result of the growth in Sprint bundled services end users.

Other.    The $1.2 million decrease in other revenue was primarily due to the timing of recognition of revenue related to a legacy software arrangement.

Operating expenses

	Years ended December 31,
	2008		2009		Change
(in thousands, except percentages)	Amount	% of revenue	Amount	% of revenue	Amount	%

Operating expenses:
Cost of revenue(1)	$25,051	45%	$22,324	36%	$(2,727)	(11)%
Research and development(1)	22,033	40	19,837	32	(2,196)	(10)
Sales and marketing(1)	9,825	18	7,409	12	(2,416)	(25)
General and administrative(1)	15,813	28	17,287	27	1,474	9
Depreciation and amortization	8,657	15	9,298	15	641	7

Total operating expenses	$81,379	146%	$76,155	122%	$(5,224)	(6)

(1)	Excludes depreciation and amortization expense.

Cost of revenue.    The $2.7 million decrease in cost of revenue was due in part to reduced content costs of $2.1 million associated with lower costs for licensed content services provided to Sprint bundle end users that were discontinued in the second quarter of 2009, partially offset by increased content costs of $1.4 million incurred in launching new premium services. The decrease in cost of revenue was also impacted by a decrease in technology license and other third party fees of $3.4 million resulting from a favorable trial court ruling in an ASCAP royalty proceeding, partially offset by an increase in delivery and hosting fees of $1.8 million due to investments made in our infrastructure and co-location data center facilities. Technology license and other third party fees in 2009 included a $2.5 million reduction of previously accrued amounts, recorded for the period from inception through 2008 as a result of a favorable trial court ruling in the ASCAP royalty proceeding.

Research and development.    The $2.2 million decrease in research and development expenses was primarily due to a $0.4 million decrease in personnel related costs with an additional $1.3 million decrease resulting from an increase in the capitalization of development costs related to internal use software, as well as a $0.3 million decrease in allocated overhead costs. The increase in capitalization of development costs related to internal use software was driven primarily by investments to expand features and functionality of our technology platform, as well as other technological enhancements allowing improved scalability and reliability.

Sales and marketing.    The $2.4 million decrease in sales and marketing expenses was primarily due to a $1.7 million decrease in personnel related costs, a $0.3 million decrease in travel and marketing related costs and a $0.3 million decrease in allocated overhead costs.

General and administrative.    The $1.5 million increase in general and administrative expenses was primarily due to a $2.7 million increase in professional services fees in connection with the arbitration claim for underpayment of license fees to us under a legacy software arrangement and the ASCAP royalty proceeding, partially offset by a decrease in personnel related expenses of $0.9 million resulting from a reduction in headcount.

Depreciation and amortization.    The $0.6 million increase in depreciation and amortization expense was primarily due to a $1.2 million increase in amortization of capitalized internal use software, partially offset by a $0.6 million decrease in depreciation expense, as we reduced our capital expenditures.

Interest and other expense, net

	Years ended December 31,		Change
(in thousands, except percentages)	2008	2009	Amount	%

Interest and other expense, net	$780	$(882)	$(1,662)	*

*	Not meaningful.

The change in interest and other expense, net was primarily due to a $1.5 million decrease in interest income resulting from lower interest rates and reduced cash, cash equivalents and short-term investments balances.

Quarterly results of operations

The following tables set forth unaudited quarterly consolidated statements of operations data for the four quarters of 2010 and the first three quarters of 2011. We have prepared the statement of operations for each of these quarters on the same basis as the audited consolidated financial statements included elsewhere in this prospectus and, in our opinion, it includes all adjustments, consisting solely of normal recurring adjustments, necessary for the fair statement of the results of operations for these periods. This information should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period.

Our revenue is subject to seasonal fluctuations, primarily because the majority of our revenue from Verizon for powering NFL Mobile on Verizon is recognized during the NFL season, which occurs in our third and fourth quarters and the beginning of our first quarter.

	Three months ended
(in thousands)	Mar. 31, 2010	June 30, 2010(1)	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011	June 30, 2011	Sept. 30, 2011

	(unaudited)

Consolidated statements of operations data:
Revenue	$12,582	$18,877	$16,664	$18,701	$17,865	$19,086	$22,922

Operating expenses:
Cost of revenue(2)	6,658	7,838	8,668	8,981	9,135	9,715	11,055
Research and development(2)	3,968	3,845	3,906	4,256	4,627	5,364	5,867
Sales and marketing(2)	1,965	1,774	1,797	2,091	2,388	2,081	2,105
General and administrative(2)	4,840	4,697	2,869	2,841	3,269	3,229	3,805
Depreciation and amortization	2,379	2,443	2,463	2,534	2,455	2,556	2,648

Total operating expenses	19,810	20,597	19,703	20,703	21,874	22,945	25,480

Loss from operations	(7,228)	(1,720)	(3,039)	(2,002)	(4,009)	(3,859)	(2,558)
Interest and other expense, net	(153)	(209)	(110)	(146)	(55)	(92)	(79)

Loss before provision for income taxes	(7,381)	(1,929)	(3,149)	(2,148)	(4,064)	(3,951)	(2,637)
Income tax provision	(23)	(28)	(4)	(27)	(28)	(38)	(20)

Net loss	$(7,404)	$(1,957)	$(3,153)	$(2,175)	$(4,092)	$(3,989)	$(2,657)

(1)	Includes the benefit of $5.0 million of revenue resulting from the settlement of an arbitration claim for underpayment of license fees from a legacy software arrangement.

(2)	Excludes depreciation and amortization expense. Includes stock-based compensation expense as follows:

	Three months ended
(in thousands)	Mar. 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011	June 30, 2011	Sept. 30, 2011

	(unaudited)
Cost of revenue	$44	$34	$40	$39	$30	$28	$53
Research and development	160	133	126	132	158	177	163
Sales and marketing	105	92	93	109	119	117	126
General and administrative	1,025	945	1,025	887	878	895	926

Total stock-based compensation	$1,334	$1,204	$1,284	$1,167	$1,185	$1,217	$1,268

	Three months ended
(in thousands)	Mar. 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011	June 30, 2011	Sept. 30, 2011

	(unaudited)

Non-GAAP financial data
Adjusted EBITDA(1)	$(3,537)	$1,854	$723	$1,695	$(389)	$(98)	$1,310

(1)	The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods presented:

	Three months ended
(in thousands)	Mar. 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011	June 30, 2011	Sept. 30, 2011

	(unaudited)
Reconciliation of Adjusted EBITDA:
Net loss	$(7,404)	$(1,957)	$(3,153)	$(2,175)	$(4,092)	$(3,989)	$(2,657)
Net interest income and expense(*)	131	136	125	142	35	80	31
Income tax provision	23	28	4	27	28	38	20
Depreciation and amortization	2,379	2,443	2,463	2,534	2,455	2,556	2,648
Stock-based compensation	1,334	1,204	1,284	1,167	1,185	1,217	1,268

Adjusted EBITDA	$(3,537)	$1,854	$723	$1,695	$(389)	$(98)	$1,310

(*)	Interest and other expense, net in our statement of operations includes additional items which are not part of our Adjusted EBITDA reconciliation, such as gains and losses from foreign currency remeasurement, realized gains and losses from the sale of short-term investments, the change in fair value of our outstanding convertible preferred stock warrants and other miscellaneous expenses.

Liquidity and capital resources

The following table sets forth the major sources and uses of cash for each of the periods set forth below:

	Years ended December 31,			Nine months ended September 30,
(in thousands)	2008	2009	2010	2010	2011

				(unaudited)
Net cash provided by (used in) operating activities	$(5,963)	$(5,329)	$5,010	$2,896	$4,016
Net cash provided by (used in) investing activities	(7,293)	(5,771)	(14,326)	(14,793)	1,370
Net cash provided by (used in) financing activities	2,328	(3,154)	(3,747)	(2,803)	(2,615)

Increase (decrease) in cash and cash equivalents	$(10,928)	$(14,254)	$(13,063)	$(14,700)	$2,771

Since our inception, we have financed our operations primarily through private sales of our convertible preferred stock with aggregate net proceeds of $116.4 million and, in more recent periods, cash flow from operations. Our most recent sale of convertible preferred stock was our Series C convertible preferred stock in 2006.

Our accounts receivable are heavily concentrated in a few customers. As of September 30, 2011, our accounts receivable balance was approximately $11.3 million, of which Sprint, T-Mobile and Verizon represented approximately 44%, 28% and 26%, respectively.

Our future capital requirements will depend on many factors, including our growth rate, the timing and extent of expenditures to support development efforts, the expansion of research and development and sales and marketing activities, the introduction of our new and enhanced service and product offerings, the growth in our end user base and our international expansion. We believe our cash, cash equivalents and short-term investments, and anticipated cash flows from operations will be sufficient to satisfy our financial obligations through at least the next 12 months. However, we may experience lower than expected cash generated from operating activities, revenue that is lower than we anticipate, or greater than expected operating expenses. Our revenue and operating results could be lower than we anticipate if, among other reasons, any of our significant customers were to limit or terminate their relationships with us. In the future, we may acquire complementary businesses or technologies or license technologies from third parties and we may decide to raise additional capital through debt or equity financing to the extent we believe this is necessary to successfully complete these acquisitions or license these technologies. However, additional financing may not be available to us on favorable terms, or at all, which could have a material adverse effect on our business, operating results, financial condition and liquidity and cash position.

Net cash provided by (used in) operating activities.    Operating activities provided $4.0 million of cash in the nine months ended September 30, 2011, primarily as a result of our net loss of $10.7 million, offset by depreciation and amortization of $7.7 million, stock based compensation of $3.7 million and a net decrease in our operating assets and liabilities of $3.2 million. Changes in operating assets and liabilities were driven primarily by an increase in accounts payable and accrued liabilities of $2.3 million mainly due to timing of payments and increased content fees as a result of growth in the number of end users accessing our service offerings under arrangements where we license content.

Operating activities provided $2.9 million of cash in the nine months ended September 30, 2010, primarily as a result of our net loss of $12.5 million, offset by depreciation and amortization of

$7.3 million, stock based compensation of $3.8 million and a net decrease in our operating assets and liabilities of $4.0 million. Changes in operating assets and liabilities were driven primarily by an increase of $3.2 million in accounts payable and accrued liabilities due to the timing of payments and an increase in deferred revenue of $3.2 million, partially offset by increased accounts receivable of $1.9 million due to the launch of NFL Mobile on Verizon in the third quarter of 2010.

Operating activities provided $5.0 million of cash in 2010, primarily as a result of our net loss of $14.7 million, offset by depreciation and amortization of $9.8 million, stock based compensation of $5.0 million and a net decrease in our operating assets and liabilities of $4.4 million. Changes in operating assets and liabilities were driven primarily by the increase in our deferred revenue of $4.6 million, primarily as a result of prepayments received under Sprint’s bundled services fee arrangement and the NFL Mobile on Verizon arrangement.

Operating activities used $5.3 million of cash in 2009, primarily as a result of our net loss of $14.6 million and a net increase in our operating assets and liabilities of $6.1 million, partially offset by depreciation and amortization of $9.3 million and stock based compensation of $5.5 million. Changes in operating assets and liabilities were driven primarily by the decrease in our accrued and other liabilities of $2.4 million resulting from a favorable trial court ruling from the ASCAP royalty proceeding and the increase in our accounts receivable of $2.1 million associated with the renegotiation of our agreement with Sprint.

Operating activities used $6.0 million of cash in 2008, primarily as a result of our net loss of $25.2 million, partially offset by depreciation and amortization of $8.7 million, stock based compensation of $7.1 million and a net decrease in our operating assets and liabilities of $3.4 million. Changes in operating assets and liabilities were driven primarily by the increase in our accounts payable of $1.6 million and the increase in our accrued and other liabilities of $1.8 million reflecting the timing of payments.

Net cash provided by (used in) investing activities.    Investing activities provided (used) net cash of $(7.3) million, $(5.8) million, $(14.3) million, $(14.8) million and $1.4 million during 2008, 2009 and 2010 and the nine months ended September 30, 2010 and 2011, respectively. Our investing activities have consisted primarily of capital expenditures to support our growth and purchases, sales and maturities of short-term investment securities. We expect to increase our capital expenditures in future periods as we continue to invest in the infrastructure needed to operate our services for an increasing end user base, as well as in equipment and facilities for our growing worldwide employee base as we expand our business both domestically and internationally.

Net cash provided by (used in) financing activities.    Financing activities provided (used) net cash of $2.3 million, $(3.2) million, $(3.8) million, $(2.8) million and $(2.6) million during 2008, 2009 and 2010 and the nine months ended September 30, 2010 and 2011, respectively. Our financing activities have consisted primarily of proceeds from and principal payments on equipment financing obligations.

New credit facility

In October 2011, we entered into a $10.0 million revolving credit facility with a financial institution. Under this facility, if we maintain at least $15.0 million of cash, cash equivalents or marketable securities with the financial institution, the amount available for borrowing is determined by a borrowing base calculation of up to 80% of our current accounts receivable plus $5.0 million, subject to interest at the prime rate plus 0.75%, with interest payable monthly and amounts borrowed payable upon maturity in October 2013. If we maintain less than $15.0 million of cash, cash equivalents or marketable securities with the financial institution, the amount available for borrowing is determined on an invoice by invoice basis of 80% of each eligible account receivable, subject to interest at the prime rate plus 1.75%, with interest and amounts borrowed payable upon receipt of proceeds from financed eligible accounts receivable. At all times, the aggregate amount of borrowings outstanding under this facility is limited to the lesser of the calculated amount or $10.0 million. As of the date of this prospectus, there have been no borrowings under this facility.

Contractual obligations, commitments and contingencies

We generally do not enter into long term minimum purchase commitments. However, we have agreed to obligations under facility leases primarily for office space in Emeryville, California, obligations under capital leases for equipment, and some of our agreements with third-party content providers provide for fixed annual fees and, in a few cases minimum guaranteed license fees.

The following table summarizes our outstanding contractual obligations as of December 31, 2010:

	Payments due by period
December 31, 2010		Less than			More than 5 years
(in thousands)	Total	1 year	1 - 3 years	3 - 5 years

Operating lease obligations(1)	$4,141	$1,402	$2,739	$—	$—
Equipment financing obligations	4,512	3,247	1,265	—	—
Other purchase commitments(2)	7,091	4,390	2,266	435	—

Total	$15,744	$9,039	$6,270	$435	$—

(1)	Consists of non-cancelable contractual obligations for office space.

(2)	Consists of purchase commitments for third-party content, co-location data centers, managed hosting and other services.

The following table summarizes our outstanding contractual obligations as of September 30, 2011:

	Payments due by period
September 30, 2011		Less than			More than 5 years
(in thousands) (unaudited)	Total	1 year	1 - 3 years	3 - 5 years

Operating lease obligations(1)	$2,759	$1,255	$1,504	$—	$—
Equipment financing obligations	1,670	1,284	386	—	—
Other purchase commitments(2)	9,058	6,009	3,049	—	—

Total	$13,487	$8,548	$4,939	$—	$—

(1)	Consists of non-cancelable contractual obligations for office space.

(2)	Consists of purchase commitments for third-party content, co-location data centers, managed hosting and other services.

Warranties and indemnifications

In the ordinary course of business, we include warranties and indemnification provisions in most of our agreements with our customers and content providers. For example, we may warrant non-infringement and compliance with law. We may also provide indemnification for losses suffered or incurred in connection with our service, breach of representations or covenants, intellectual property infringement or other claims made against certain parties. We have in the past received indemnification requests or notices of their intent to seek indemnification in the future with respect to specific litigation claims in which our customers and content providers have been named as defendants. See “Business—Legal proceedings.”

Off-balance sheet arrangements

During 2008, 2009 and 2010 and for the nine months ended September 30, 2010 and 2011, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical accounting policies and estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require our judgment in its application. In other cases, our judgment is required in selecting among available alternative accounting policies that allow different accounting treatment for similar transactions. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and various other assumptions that we believe are reasonable under the circumstances. In many instances, we could reasonably use different accounting estimates and in some instances changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving our judgments and estimates.

Revenue recognition.    We recognize revenue when persuasive evidence of an arrangement exists, the services have been provided to the customer, the fee is fixed or determinable and collectability is reasonably assured. Management considers a signed agreement to be evidence of an arrangement with a customer. We evaluate each customer agreement on an individual basis to determine the appropriate revenue recognition method under our current accounting policies. As our business strategies evolve and change, we will continue to evaluate each customer agreement and our accounting policies to determine the appropriate revenue recognition method and the resulting impact on our results of operations and financial position.

We recognize monthly fees related to managed services in the period we provide the services to the end user. We defer amounts received in advance of the service being provided and recognize the deferred amounts when the service has been provided. We recognize revenue net of any revenue sharing or other fees earned and deducted by our customers, primarily because we are not a party to the contracts between our customers and their end users and we do not set the price, terms and scope of services in the contracts with end-customers. Accordingly, based on our evaluation of our customer agreements we have determined that we are not the principal when selling our services through customers. We assess whether the fee is fixed or determinable based on the payment terms and whether any part of the fee is subject to refund or adjustment. We assess collectability based primarily on the creditworthiness of our customers as determined by credit checks and analyses as well as payment history of our customers. If we deem a customer not to be creditworthy, we defer all revenue from the arrangement until the payment is received and all other revenue recognition criteria have been met.

The majority of our customer agreements provide that we receive revenue per end user, either as a percentage of revenue received by the customer or as a fixed fee per end user. Our customers provide us information, generally on a daily basis, that we utilize to determine the timing and amount of revenue to record in any given period for the services we provide. We have established processes and controls to validate the accuracy and completeness of information our customers report to us, and occasionally discrepancies are identified. If we are unable to identify and resolve discrepancies in a timely manner, the timing of recognition of revenue and collection of payment from our customers could be affected. Any such delays in the timing of receipt, accuracy or completeness of reporting to us or timing of resolution of discrepancies could delay the recognition of revenue and negatively impact our results of operations and our financial condition. To date, we have not recorded any significant adjustments to revenue in a subsequent period.

We recognize software license and maintenance revenue under the residual method for multiple element software arrangements when vendor specific objective evidence, or VSOE, exists for all of the undelivered elements of the arrangement, but does not exist for one or more of the delivered elements in the arrangement. Under the residual method, at the outset of the arrangement with a customer, we defer revenue for the fair value of the arrangement’s undelivered elements such as post contract support, or PCS, and recognize revenue for the remainder of the arrangement fee attributable to the elements initially delivered, such as software licenses. To date, we have not recorded software license and maintenance revenue under the residual method as VSOE did not exist on certain non-PCS undelivered elements. Amounts are recorded in deferred revenue until such undelivered elements have been provided or VSOE of fair value for undelivered elements is established.

We adopted the revised guidance for accounting for multiple deliverable revenue arrangements that are outside of the scope of software revenue recognition guidance on January 1, 2009, using the prospective method for all arrangements entered into or materially modified from the date of adoption. In accordance with this guidance, we allocate arrangement consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. When VSOE and third-party evidence of selling price, or TPE, are not available for all deliverables, we use best estimated selling prices, or BESP, in our allocation of arrangement consideration. To date, we have utilized BESP which we determine by considering multiple factors including, but not limited to, prices we charge for similar offerings, sales volume, market conditions, competitive landscape and pricing practices. We recognize the relative fair value of the fees per end user as our managed services are delivered assuming all other revenue recognition criteria are met.

Software development costs.    We account for the costs of computer software we develop for internal use by capitalizing qualifying costs, which are incurred during the application development stage and amortizing those costs over the application’s estimated useful life, which generally ranges from two to five years depending on the type of application. Costs incurred and capitalized during the application development stage generally include the costs of software configuration, coding, installation and testing. Such costs primarily include payroll and payroll related expenses for employees directly involved in the application development, as well as third-party developer fees. We expense preliminary evaluation costs as they are incurred before the application development stage, as well as post development implementation and operation costs, such as training, maintenance and minor upgrades. We begin amortizing capitalized costs when a project is ready for its intended use and we periodically reassess the estimated useful life of a project considering the effects of obsolescence, technology, competition and other economic factors which may result in a shorter remaining life.

We capitalized $3.9 million, $5.3 million and $8.4 million of software development costs during 2008, 2009 and 2010, respectively, and $6.2 million and $6.7 million during the nine months ended September 30, 2010 and 2011, respectively. Amortization expense related to these costs totaled $2.5 million, $3.7 million and $5.6 million for 2008, 2009 and 2010, respectively, and $3.9 million and $5.6 million for the nine months ended September 30, 2010 and 2011, respectively.

Stock option grants and common stock valuation.    The table below summarizes all stock option grants since July 1, 2010:

Grant date	Number of shares underlying options	Exercise price per share	Common stock fair value per share at grant date

August 24, 2010	375,550	$1.06	$1.06
December 9, 2010	153,500	$1.15	$1.15
March 1, 2011	1,439,621	$1.37	$1.37
May 24, 2011	412,800	$2.01	$2.01
June 7, 2011	100,000	$2.01	$2.01
August 29, 2011	289,390	$3.08	$3.08
December 8, 2011	150,550	$3.22	$3.22

Our board of directors determined that the exercise price per share was equal to at least the fair value of our common stock at each grant date. In the absence of a public trading market, our board of directors considered numerous objective and subjective factors to determine its best estimate of the fair value of our common stock as of the date of each option grant, including, but not limited to, the following factors:

•	valuations of our common stock performed as of June 30, 2010, September 30, 2010, December 31, 2010, April 30, 2011 August 27, 2011 and November 30, 2011;

•	the rights, preferences and privileges of our outstanding convertible preferred stock;

•	the lack of marketability of our common stock;

•	secondary transactions in our common stock;

•	our operating and financial performance and current projections;

•

the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering or sale of our company, given prevailing market conditions;

•	the market performance of comparable companies; and

•	U.S. capital market conditions.

For the valuation of our common stock, we estimated the fair value of a minority interest in our common equity. For the valuation dates from June 2010 through April 2011, we primarily utilized the income approach in an option-pricing scenario, where we estimated the present value of total stockholders’ equity using a discounted cash flow analysis. Under this method, our projected after tax cash flows available to return to holders of total invested capital were discounted back to the valuation date. The key inputs under this model are our projections of cash flows for three years as of each valuation date, our determination of the terminal value, representing the present value of our future cash flows beyond the three year period covered by our forecasts, and the discount rate known as the weighted average cost of capital. The resulting equity value was allocated to the preferred and common stock using the option-pricing method. The option-pricing method treats preferred stock and common stock as call options on our equity value to estimate the fair value of our common stock. The value of the call options is determined using the Black-Scholes option-pricing model.

We considered two option-pricing scenarios in determining the fair value of our common stock: one predicated on a merger or acquisition liquidity event, or the M&A Scenario, and one predicated on an initial public offering liquidity event, or the IPO Scenario. Each valuation assigned a probability weighting to the value per share determined under the M&A Scenario and IPO Scenario based on management’s discussion with our board of directors and our assessment of market conditions. This probability weighting was determined based on our plans for an initial public offering and the uncertainty of our ability to successfully complete an initial public offering given changes in market conditions and our ability to continue to execute against our business plan. For the valuations of our common stock in August 2011 and November 2011, we utilized both the income approach and the public company market multiple method of the market approach to estimate the present value of total stockholders’ equity. The resulting equity value was allocated to the preferred and common stock primarily using the probability-weighted expected return method because of the increased likelihood of an initial public offering. We considered the likelihood of various scenarios occurring around an initial public offering, merger or acquisition, remaining a private company or liquidation. The valuation assigned a probability weighting to the value per share determined under each scenario based on management’s discussion with our board of directors and our assessment of market conditions. This probability weighting was determined based on our plans for an initial public offering and the uncertainty of our ability to successfully complete an initial public offering given changes in market conditions and our ability to continue to execute against our business plan.

Our valuations also reflected an estimated marketability discount for our minority common stock holders, as they have no access to an active public market for their common shares and these minority members cannot force registration to create marketability. In addition, we considered third-party transactions in our determination of the fair value of common stock.

August 24, 2010 grants

In August 2010, the U.S. economy and the financial stock markets were in recovery following a challenging sales environment in 2009, and consumer spending was slowly increasing. We estimated our enterprise value with a discounted cash flow approach. Under the discounted cash flow approach, we analyzed the forecast of our expected future financial performance, and discounted the forecast to a present value using an appropriate discount rate which reflected our then-current cost of capital. We applied a marketability discount to reflect the fact that our common stockholders were unable to liquidate their holdings at will, or possibly at all. On August 24, 2010, our board of directors determined that the fair value of our common stock was $1.06 per share. As part of this determination, the board considered a third-party valuation analysis that concluded that the fair value of our common stock was $1.06 per share as of June 30, 2010. We concluded that it was appropriate to rely in part on the valuation analysis, which was dated as of June 30, 2010, for purposes of the August 24, 2010 option grants because there were no significant changes to the business, including our forecasted financial results and no significant changes to market conditions between June 30, 2010 and the date of the grants.

The valuation analysis as of June 30, 2010 estimated the present value of total stockholders’ equity based on our discounted projected cash flows. The probability weighting assigned to each of the M&A Scenario and IPO Scenario was 50%, as management considered both scenarios equally likely. The discount for lack of marketability was estimated at 17.5% based upon the financial performance and nature of the company and an expected time to a liquidity event for our common stockholders of approximately one year, among other factors.

December 9, 2010 grants

Between August 2010 and December 2010, the U.S. economy and the financial stock markets continued their recovery, however our revenue declined in the quarter ended September 30, 2010 as compared to the prior quarter. On December 9, 2010, our board of directors determined that the fair value of our common stock was $1.15 per share. As part of this determination, the board considered a third-party valuation analysis that concluded that the fair value of our common stock was $1.15 per share as of September 30, 2010. We concluded that it was appropriate to rely in part on the valuation analysis, which was dated as of September 30, 2010, for purposes of the December 9, 2010 option grants because there were no significant changes to the business, including our forecasted financial results and no significant changes to market conditions between September 30, 2010 and the date of the grants.

The valuation analysis as of September 30, 2010 estimated the present value of total stockholders’ equity based on our discounted projected cash flows. The probability weighting assigned to each of the M&A Scenario and IPO Scenario was 50%, as management considered both scenarios equally likely. The discount for lack of marketability increased to 20% primarily due to an increase in the expected time until a liquidity event to 1.25 years, among other factors.

March 1, 2011 grants

Between December 2010 and March 2011, the U.S. economy and the financial stock markets continued their recovery. We experienced revenue growth and in addition, on December 22, 2010, we signed an agreement with AT&T to become the exclusive national provider of mobile television services for AT&T U-verse Live TV. On March 1, 2011, our board of directors determined that the fair value of our common stock was $1.37 per share. As part of this determination, the board considered a third-party valuation analysis that concluded that the fair value of our common stock was $1.37 per share as of December 31, 2010. We concluded that it was appropriate to rely in part on the valuation analysis, which was dated as of December 31, 2010, for purposes of the March 1, 2011 option grants because there were no significant changes to the business, including our forecasted financial results and no significant changes to market conditions between December 31, 2010 and the date of the grants.

The valuation analysis as of December 31, 2010 estimated the present value of total stockholders’ equity based on our discounted projected cash flows. The probability weighting assigned to each of the M&A Scenario and IPO Scenario remained at 50%, as management considered both scenarios equally likely. The discount for lack of marketability decreased to 17.5% primarily due to a decrease in the expected time until a liquidity event to one year, among other factors.

May 24, 2011 and June 7, 2011 grants

Between March 2011 and May 2011, the U.S. economy and the financial stock markets continued their recovery. In March and April 2011 our average paid end users showed steady growth, we commercially launched AT&T U-verse Live TV and our revenue increased. On May 24, 2011, our board of directors determined that the fair value of our common stock was $2.01 per share. As part of this determination, the board considered a third-party valuation analysis that concluded that the fair value of our common stock was $2.01 per share as of April 30, 2011. We concluded that it was appropriate to rely in part on the valuation analysis, which was dated as of April 30, 2011, for purposes of the May 24, 2011 and June 7, 2011 option grants because there were no significant changes to the business, including our forecasted financial results and no significant changes to market conditions between April 30, 2011 and the dates of the grants.

The valuation analysis as of April 30, 2011 estimated the present value of total stockholders’ equity based on our discounted projected cash flows. The probability weighting assigned to the IPO Scenario increased to 80% and the probability assigned to the M&A Scenario decreased to 20%, as management had begun talking to investment bankers about a potential initial public offering and considered an initial public offering more likely. The discount for lack of marketability decreased to 15% primarily due to a decrease in the expected time until a liquidity event to nine months, among other factors.

August 29, 2011 grants

Between May 2011 and July 2011, the U.S. economy and the financial stock markets were relatively flat, with the stock markets declining and becoming more volatile in August 2011. Average paid end users continued to steadily increase in this period and our revenue increased. Our visibility over our business and forecast also increased, primarily due to continued growth in customer branded premium services and the resolution of the NFL owners’ lockout and labor dispute that had threatened the 2011 NFL season. On August 29, 2011, our board of directors determined that the fair value of our common stock was $3.08 per share. As part of this determination, the board considered a third party valuation analysis that concluded that the fair value of our common stock was $3.08 per share as of August 29, 2011. We concluded that it was appropriate to rely in part on the valuation analysis, which was dated August 27, 2011, for purposes of the August 29, 2011 option grants because there were no significant changes to the business, including our forecasted financial results and no significant changes to market conditions between August 27, 2011 and the date of the grants.

The valuation analysis as of August 27, 2011 estimated the present value of total stockholders’ equity based on our discounted projected cash flows and public company market multiples. The probability weighting assigned to IPO Scenarios was 80%, the probability assigned to a merger or acquisition and other scenarios was 20%. The discount for lack of marketability decreased from 15% in May 2011 to 12.5% in August due to consideration of the planned filing of our registration statement and progress towards an initial public offering.

December 8, 2011 grants

Between September 2011 and December 2011, uncertainty in the U.S. and European economies contributed to continued volatility in the financial stock markets. Increases in average paid end users for our customer branded premium services and NFL Mobile on Verizon during this period led to increased revenue. On December 8, 2011, our board of directors determined that the fair value of our common stock was $3.22 per share. As part of this determination, the board considered a third party valuation analysis that concluded that the fair value of our common stock was $3.22 per share as of November 30, 2011. We concluded that it was appropriate to rely in part on the valuation analysis, which was dated November 30, 2011, for purposes of the December 8, 2011 option grants because there were no significant changes to the business, including our forecasted financial results and no significant changes to market conditions between November 30, 2011 and the date of the grants.

The valuation analysis as of November 30, 2011 estimated the present value of total stockholders’ equity based on our discounted projected cash flows and public company market multiples. The probability weighting assigned to IPO Scenarios was 80%, the probability assigned to a merger or acquisition and other scenarios was 20%. The discount for lack of marketability was 12.5%.

Income tax provision.    We account for our income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or in our income tax returns. Deferred income taxes are recognized for differences between financial reporting and tax bases of assets and liabilities at the enacted statutory income tax rates in effect for the years in which the temporary differences are expected to reverse. The effect on deferred taxes of a change in income tax rates is recognized in income in the period that includes the enactment date. We evaluate the realizability of our deferred tax assets and valuation allowances are provided when necessary to reduce net deferred tax assets to the amounts expected to be realized.

We operate in various tax jurisdictions and are subject to examination by various tax authorities. We provide tax contingencies whenever it is deemed probable that a tax asset has been impaired or a tax liability has been incurred for events such as tax claims or changes in tax laws. Tax contingencies are based upon their technical merits, relevant tax law and the specific facts and circumstances as of each reporting period. Changes in facts and circumstances could result in material changes to the amounts recorded for such tax contingencies.

We recognize a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. We will recognize interest and penalties related to unrecognized tax benefits in our income tax (benefit) provision in the accompanying statement of operations.

We calculate our current and deferred income tax provision based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed in subsequent years. Adjustments based on filed income tax returns are recorded when identified. The amount of income taxes we pay is subject to examination by U.S. federal and state tax authorities. Our estimate of the potential outcome of any uncertain tax issue is subject to management’s assessment of relevant risks, facts and circumstances existing at that time. To the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made.

Quantitative and qualitative disclosures about market risk

Interest rate sensitivity.    The primary objectives of our investment activities are to preserve principal, provide liquidity and maximize income without significantly increasing risk. By policy, we do not enter into investments for trading or speculative purposes. Some of the securities we invest in are subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. To minimize this risk, we invest in a variety of securities, which primarily consist of money market funds, commercial paper, certificates of deposit, United States agency bonds and notes and other debt securities of U.S. corporations. Due to the nature of these investments and relatively short duration of the underlying securities, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, will reduce future interest income. A 10% decrease in interest rates in 2009 and 2010 would have resulted in an insignificant decrease in our interest income.

Foreign currency risk.    Substantially all of our revenue and expenses have been generated to date from our end users in the United States and, as such, our revenue and expenses have not been substantially exposed to fluctuations in currency exchange rates. However, certain of our expenses, including those incurred by our wholly-owned subsidiary in Sweden, and certain of our revenue contracts with our customers outside of the United States are denominated in currencies other than the U.S. dollar and therefore expose us to foreign currency risk. Should the revenue generated outside of the United States grow in absolute amounts and as a percentage of our revenue, we will increasingly be exposed to foreign currency exchange risks. Additionally, changes in foreign currency exchange rates may cause us to recognize transaction gains and losses in our statement of operations. As of December 31, 2009 and 2010, our foreign currency denominated receivables were insignificant.

To date, we have not used any foreign exchange forward contracts or similar instruments to attempt to mitigate our exposure to changes in foreign currency rates.

Recent accounting pronouncements

In June 2011, the FASB amended its guidance on the presentation of comprehensive income. Under the amended guidance, an entity has the option to present comprehensive income in either one or two consecutive financial statements. A single statement must present the components of net income and total net income, the components of other comprehensive income and total other comprehensive income and a total for comprehensive income. In a two-statement approach, an entity must present the components of net income and total net income in the first statement. That statement must be immediately followed by a financial statement that presents the components of other comprehensive income, a total for other comprehensive income and a total for comprehensive income. The option under current guidance that permits the presentation of other comprehensive income in the statement of changes in stockholders’ equity has been eliminated. The amendment becomes effective retrospectively for our interim period ending March 31, 2012. Early adoption is permitted. The adoption of this guidance is not expected to have a material effect on our consolidated financial statements.

In May 2011, the FASB amended fair value measurement and disclosure guidance to achieve convergence with International Financial Reporting Standards, or IFRS. The amended guidance clarified existing fair value measurement guidance, revised certain measurement guidance and expanded the disclosure requirements concerning Level 3 fair value measurements. The guidance is effective for interim and annual periods beginning after December 15, 2011. The adoption of this guidance is not expected to have a material effect on our consolidated financial statements.

In January 2010, the FASB amended fair value measurement and disclosure guidance. This update provides amendments to guidance that require entities to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. In addition, this update requires entities to present separately information about purchases, sales, issuances and settlements in the reconciliation for fair value measurements using significant unobservable inputs (Level 3). We adopted the disclosures related to Level 1 and Level 2 fair value measurements in 2010 and the disclosures related to Level 3 fair value measurements in 2011. The adoption of this guidance did not have a material effect on our consolidated financial statements.

In October 2009, the FASB issued guidance that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software is considered more than incidental to the product or service. As a result of the amended guidance, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. The components that would be excluded from the scope of software revenue recognition guidance are the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product’s essential functionality, and undelivered components that relate to software that is essential to the tangible product’s functionality. The guidance also clarifies how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). We adopted the guidance effective January 1, 2009 and adoption did not have an impact on our consolidated financial statements.

In October 2009, the FASB amended the accounting for multiple-deliverable revenue arrangements. The amended guidance requires an entity to allocate consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. This consensus eliminates the use of the residual method of allocation and requires allocation using the relative-selling-price method in all circumstances in which an entity recognizes revenue for an arrangement with multiple deliverables. We adopted the amended guidance on January 1, 2009 and adoption did not have a material impact on our consolidated financial statements.

Business

Overview

MobiTV is a leading provider of comprehensive managed services that deliver live and on-demand television, downloadable video and related media content across Internet-enabled screens, including mobile devices, tablets and personal computers. Using our converged media platform, we are the exclusive national provider of mobile television services for AT&T U-verse Live TV, NFL Mobile on Verizon, Sprint TV and T-Mobile TV, among others. Our services are deployed on over 375 different types of mobile devices in use today, across wireless and broadband networks and on all major operating systems, including Android, Apple iOS, BlackBerry OS and Windows. We license content from major television studios, including ABC, CBS, Disney, ESPN, Fox, MTV Networks and NBC. We deliver over 220 channels, including over 75 live channels, and in 2010 we delivered over 3,000 live events. We grew our mobile minutes streamed from 264 million minutes in 2007 to 1.4 billion minutes in 2010. Our TV everywhere services allow end users to access, view and manage their content any place, any time. Deutsche Telekom is using our converged media platform to extend television services outside the home and to deploy TV everywhere to phones, tablets, personal computers and other Internet-enabled devices.

Since our founding in 2000, we have developed our proprietary converged media platform to address the unique challenges of efficiently and reliably delivering high quality live television in the complex wireless environment.

Our cloud-based solution is easy to integrate with our customers’ existing systems and networks and is quick to deploy. Our end-to-end platform includes all components necessary to deliver live and on-demand television and video services from the point of content ingestion on our servers to the point of content delivery on end users’ devices through our client software. These platform components include software, systems integration and operational services. We provide a carrier-proven architecture that is secure, scalable and provides a consistent, high quality end user experience. As a result, our customers trust us to deliver television services under their brand names.

Our customers include all U.S. Tier 1 wireless carriers, consisting of AT&T, Sprint, T-Mobile and Verizon. We also provide our services to other U.S. and international customers, including Deutsche Telekom in Germany. Our solution enables our customers to offer additional revenue-generating services and helps them to expand and retain their base of end users. Our total revenue was $66.8 million in 2010 and $59.9 million in the nine months ended September 30, 2011, our Adjusted EBITDA was $0.7 million in 2010 and $0.8 million in the nine months ended September 30, 2011, and our net loss was $14.7 million in 2010 and $10.7 million in the nine months ended September 30, 2011. We grew our managed services revenue from $43.0 million in the nine months ended September 30, 2010 to $59.9 million in the nine months ended September 30, 2011, an increase of 39%. See “Selected consolidated financial data” for a reconciliation of Adjusted EBITDA to net loss.

Industry background

The media landscape is evolving as consumers increasingly demand the ability to watch live and on-demand television and video anywhere, anytime, on any device. Advancements in wireless technology, network quality and availability, and digitization of media content, are changing the way consumers access and consume media. Traditionally, consumers watched live television and video primarily at fixed locations in the home; today they want to watch on a wide variety of screens, both inside and outside the home.

Changing wireless market dynamics

The number of wireless users and their consumption of mobile media continue to grow. In mature markets, users are upgrading to more advanced devices, such as smartphones and tablets, and using data-intensive services. In emerging markets, wireless carriers are rapidly adding new end users and connections, and in some emerging markets they are adopting broadband wireless networks without upgrading wireline or other existing networks. Gartner estimates that total mobile connections worldwide will grow from 5.0 billion in 2010 to over 7.3 billion in 2015(1). In response to the growing number of users and demand for data-intensive services, wireless carriers are rapidly building out 3G and 4G broadband wireless networks. In addition, improvements in device technology, including larger screen size, higher screen resolution and faster processors, are enabling end users to more easily access advanced applications and rich-media content on their mobile devices and the delivery of live and on-demand television services across Internet-enabled screens.

Worldwide, wireless carriers are expected to see a continued decline in average revenue per user, or ARPU, from voice services and are looking to data and related premium services to grow their total revenue and ARPU. Gartner estimates that worldwide carrier revenue from data services will grow from $257 billion in 2010 to $552 billion in 2015(2). Video applications are the largest driver of mobile data usage. According to Cisco’s Visual Networking Index (VNI), video services accounted for 50% of all mobile data usage worldwide in 2010, growing to 66% in 2015, and monthly worldwide mobile data usage for video services will grow from 118 petabytes in 2010 to 4,150 petabytes in 2015, representing a CAGR of 104%(3).

Shifting media landscape

Consumers want to watch television and video seamlessly across multiple screens, including mobile devices, tablets, personal computers and televisions, with a consistently high quality user experience. Creating a personalized media experience requires user-centric technology that enables end users to conveniently access their content anytime, anywhere, on any device. Consumers are increasingly utilizing new methods of accessing content as an alternative to traditional video providers such as cable and satellite operators. According to SNL Kagan, U.S. basic cable operators lost approximately 5.0 million subscribers from 2007 to 2010, and these losses are accelerating in 2011(4).

Changes in television viewing habits, and end user demand to access content seamlessly across multiple devices, have created a challenging environment for wireless carriers, cable and satellite operators, other television service providers and content providers. According to the Cisco Visual Networking Index, global consumer mobile internet video viewing is expected to grow from 85 petabytes per month in 2010 to 3,333 petabytes per month in 2015, a 108% CAGR(5) . IDC

(1)	Gartner, Inc., Forecast: Mobile Connections by Technology, Worldwide, 2008-2015, Stephanie Baghdassarian, et al, July 27, 2011.
(2)	Gartner, Inc., Forecast: Mobile Services, Worldwide, 2007-2015, 2Q11 Update, Jessica Ekholm, et al, June 9, 2011.
(3)	Cisco Visual Networking Index: Global Mobile Data Traffic Forecast Update, 2010-2015, February 1, 2011.
(4)	SNL Kagan: U.S. Multichannel Industry Benchmarks, August 2011.
(5)	Cisco Visual Networking Index: Forecast and Methodology, 2010-2015, June 1, 2011.

estimates that U.S. smartphone users accessing video will increase from 19.5 million users in 2010 to 69.7 million users in 2015, a 29% CAGR; in addition, IDC estimates that the number of U.S. tablet users accessing video is expected to grow from 9.5 million in 2010 to 97.5 million in 2015, a 59% CAGR(6) . In response to this growth:

•	Wireless carriers are offering additional services, including television and video, both inside and outside the home.

•	Cable and satellite operators are expanding their services, including offering mobile video and other services outside the home to attract and retain end users.

•	Providers who distribute video content directly to consumers over third-party network connections, or over-the-top providers, have emerged.

•

Content providers are exploring new distribution channels, including direct-to-consumer offerings and offerings through over-the-top providers. To monetize these new models, content providers face the challenge of ensuring their content is widely distributed, while at the same time ensuring it remains controlled and protected.

Challenges delivering television and video in a dynamic wireless environment

Factors that make it difficult to deliver live television and video services across multiple screens in a dynamic wireless environment include:

•

Many technology offerings are not comprehensive or flexible.    Wireless carriers, network operators and other television service providers are generally offered individual components of a solution that they must then install, integrate and operate. These separate components may include content management, content delivery, security, and application development technologies. As a result, considerable time and effort are required to build and deploy an integrated system, lengthening the time to market and often limiting service, quality, scalability and innovation.

•

Delivery of live television is uniquely challenging.    Delivering high quality live television to millions of concurrent end users on wireless networks, especially outside the home, poses significant technological and operational challenges. These challenges include network hand-offs, device authentication, effective network utilization, and digital rights management. Live television requires a solution to these challenges in real time without degradation of quality or loss of service. In order to seamlessly deliver live television when competing for network resources, a high quality solution must be optimized to compensate for varying network conditions and competing traffic across the network.

•

The wireless ecosystem is complex and dynamic.    Differing network standards, operating systems and network quality, and the many different types of mobile devices make it difficult for providers to deliver television and video across platforms and devices. Providers of mobile video services must be able to integrate with and deploy on all new devices quickly and efficiently, which is particularly difficult given the short time to market and rapid upgrade cycles typical of carriers and device manufacturers.

•	Wireless viewing experiences are unsatisfactory. Consumers expect a high quality viewing experience across all screens and locations, but television and video services generally are not

(6)	IDC, U.S. Smartphones and Media Tablet Mobile Video Addressable Market and Users 2011 – 2015 Forecast , Greg Ireland, et al, September 2011.

optimized for viewing on mobile screens. Consumers find it difficult to discover, navigate, view and manage television and video on their mobile devices. In addition, consumers have limited access to real-time live events while they are on the go.

•

It is difficult to ensure scalability, efficiency and reliability.    Wireless carriers require robust solutions that scale to support increasing numbers of end users and their rapidly increasing consumption of data services. This is particularly difficult because wireless networks are designed to deliver all voice and data traffic without prioritization and are not specifically dedicated to live television delivery. Moreover, carriers are seeking to improve the efficient use of their networks and bandwidth, and end users expect highly reliable services despite changing network conditions.

Benefits of our solution

We believe that our solution overcomes the challenges of delivering television and video services in this evolving media and wireless landscape. Our managed services deliver live and on-demand television, downloadable video and related media content across Internet-enabled screens, including mobile devices, tablets and personal computers. Our flexible platform enables us to offer Mobile, TV everywhere and Mobile broadcast television services to a wide range of potential customers, whether they are operating on low capacity networks with limited device capabilities or on wireless broadband networks with high performance devices and equipment. In addition, we believe that our solution provides a compelling way for wireless carriers, network operators, and other television service providers to extend the reach of their content offerings beyond the in-home television to multiple screens, wherever their end users are located at any given time.

The key benefits of our solution include:

•

Comprehensive solution.    Our end-to-end platform includes all components necessary to deliver live and on-demand television, downloadable video and related media content for our customers. The components of our platform work together efficiently and seamlessly integrate with our customers’ existing systems. Our solution combines software, systems integration and operational services, simplifying customers’ ability to meet the demands of end users. Our solution is flexible, easy to deploy and can be tailored to our customers’ network infrastructure and specific needs.

•

High quality delivery of live television.    We built our solution with a focus on delivering live television optimized for mobile devices, the most challenging problem of delivering mobile video. We solved such real-time technical challenges as network hand-offs, device authentication, quality optimization and bandwidth adaptation and digital rights management. We deliver over 220 channels, including over 75 live channels, and in 2010 we delivered over 3,000 live events.

•

Optimized viewing experience.    Our solution provides end users with a high quality, personalized viewing experience for live, on-demand and downloadable content, including individual management and time-shifting or device-shifting of TV content across Internet-enabled screens both in the home and on the go. Key features of our solution include rapid launch, quick channel change and personalization tools such as search, recommendations, favorites, bookmarks, dynamic playlists, push alerts and notifications, social media integration and co-watching features. We improve end user engagement and viewership by making the consumption of television and other media personal, relevant and engaging.

•

Device, network and platform independent.    Our solution works seamlessly across numerous wireless networks, platforms and devices. It is deployed on over 375 different types of mobile devices in use today across all major operating systems, and can be quickly integrated on any wireless customer network. Our solution provides flexibility and reduced time to market for our customers so that these services can be rapidly deployed to end users.

•

Additional customer revenue opportunities.    Our solution enables our customers to enhance their services by offering high quality television and video services to end users. It also enables us to provide our customers with detailed analytics and reporting of aggregated usage and related data. Our services help our customers attract and retain end users, increase ARPU and generate additional revenue. Our services are network efficient and leverage the investments our customers have made in their infrastructure to generate additional revenue. Further, our services are often pre-loaded on mobile devices, making it easy for end users to discover and access our services.

•

Carrier-proven performance on a highly scalable platform.    Our cloud-based solution meets the stringent quality of service and high availability requirements of our customers. Our architecture is highly scalable, designed to deliver live television and on-demand video services to millions of concurrent viewers by adding capacity of standard third-party content delivery networks as needed. Our cloud-based distribution is both cost- and network-efficient. In addition, our operational experience allows us to anticipate, monitor and resolve issues in real time and meet the expectations of our customers during extreme conditions, including high profile, heavy volume, peak traffic live events. We grew our mobile minutes streamed from 264 million minutes in 2007 to 1.4 billion minutes in 2010.

Our strategy

Our goal is to extend our position as a leading provider of comprehensive managed services that deliver live and on-demand television, downloadable video and related media content across Internet-enabled screens, including mobile devices, tablets and personal computers.

Key elements of our strategy include:

•

Expand our customer relationships and increase end user penetration.    We work closely with our customers to promote and accelerate end user adoption of our services. We intend to broaden our relationships with our existing customer base, particularly the top four wireless carriers in the United States. We plan to collaborate with our customers on their roadmaps to extend television and video offerings beyond the screens they have traditionally serviced within their networks, to include personal computers, set-top boxes and Internet-enabled televisions.

•

Pursue new domestic and international customer relationships.    We plan to pursue relationships with additional wireless carriers, cable and satellite operators, and over-the-top content providers. We intend to pursue sales opportunities in the United States and internationally, in both mature and emerging markets. We also plan to help content providers quickly and efficiently provide content to end users across multiple devices.

•

Extend our technology advantages and broaden our managed services.    We intend to continue investing in research and development to extend our technological lead in our market. We intend to introduce new features, functions and services to increase the value we provide to our customers and the quality of experience we provide to their end users.

•

Pursue opportunistic strategic acquisitions.    We intend to pursue acquisition opportunities for complementary technologies and services that can accelerate the growth of our business, extend our technical capabilities and help us gain access to new customers both domestically and internationally.

Our managed services

Through our converged media platform, we provide the following managed services to deliver television and video services across Internet-enabled screens in the home and on the go, on a fixed and wireless basis.

•

Mobile television service. Our Mobile television service delivers live and on-demand television, downloadable video and related media content to a variety of mobile devices (primarily phones and tablets). We deliver Mobile television services under our customers’ brand names through an intuitive user interface, with carrier-proven scalability, reliability and security. Our rich feature set includes recommendations, search, pause, fast channel change, easy navigation, guide data, notifications, sports statistics and social media features, all designed to enhance the end user television viewing experience. We provide a high quality viewing experience by optimizing the video stream for the end user’s device and changing network conditions. We are the exclusive national provider of mobile television services for AT&T U-verse Live TV, NFL Mobile on Verizon, Sprint TV and T-Mobile TV, among others. Historically, we have primarily focused our business on providing Mobile television services.

•

TV everywhere services. Our TV everywhere services enable our customers to deliver to their end users a comprehensive and personalized multi-screen television experience in and outside the home. These services allow the delivery of live and on-demand television to all Internet-enabled screens, including mobile devices, tablets, personal computers, televisions, gaming consoles and set-top boxes. Our TV everywhere services are user-centric rather than device-centric, which means that an end user can record on any platform, view on any platform and access personalized content and account settings on any platform. Our TV everywhere services feature:

•	Screen shifting – End users can seamlessly move television viewing experience from device to device, including mobile viewing of content recorded on a network DVR.

•	Location shifting – End users can access their television content both in the home and on the go, across all wired and wireless IP-networks.

•	Time shifting – End users can access live and on demand content, record, play, pause, resume and manage their television seamlessly across multiple Internet-enabled screens.

•	Quality shifting – We adjust the source and quality of the video stream to optimize for network conditions, screen size and device capability.

For example, using our TV everywhere services:

•	a football fan can pause a live game on the living room television, and resume watching it on a tablet out at a barbeque in the park, without missing a play;

•	an office worker can start an on-demand movie on a mobile device during a lunch break, and resume watching at home, on the living room big screen television;

•	a family can pause a movie and different members can resume watching at different times on different devices; and

•	a traveler can download and store a live talk show for offline viewing using a tablet on a flight.

Deutsche Telekom is using our converged media platform to extend television services outside the home and to deploy TV everywhere to phones, tablets, personal computers and other Internet-enabled devices.

•

Mobile broadcast television service.    Our converged media platform allows the integration of traditional local broadcast television into our other services. The service supports flexible content mixes, including a combination of free-to-air local affiliate television programming over the broadcast spectrum and premium television (including both live and on-demand) across the cellular network spectrum, all within an integrated user experience with seamless shifting between networks. Our service will power the Mobile Content Venture’s television service using both cellular networks and the ATSC-MH broadcast spectrum. The Mobile Content Venture is a consortium of local broadcast affiliates, including Fox and NBC, who are expected to launch our Mobile broadcast television service under the brand name “Dyle.”

Our services are generally deployed for our customers on a MobiTV-hosted basis. Under this arrangement, we use our infrastructure, including co-location data centers, hosting facilities and network operations center, to provide the services and we are responsible for the hardware and the provisioning of the services and facilities required for the television and video service. In the future our services may also be deployed on a customer-hosted basis, where we remotely operate the services from our network operations center. Customer-hosted arrangements may be transitioned to give the customer full operational control, on our “deploy, operate and transfer” model. If operations are transferred, the business relationship would shift to a licensing model, including ongoing maintenance and support. We expect that over time an increasing number of our customers will elect to deploy our managed services on a customer-hosted basis. For example, we recently began deployment of TV everywhere services with Deutsche Telekom on a customer-hosted basis.

For all our managed services, we adjust the source and quality of the video stream to optimize for network conditions, screen size and device capability. Using a cloud-based architecture, our services enable end users to manage and personalize their viewing and account preferences seamlessly across devices and networks.

In connection with our managed services, we also offer television and video content, which we license directly from major television studios, including ABC, CBS, Disney, ESPN, Fox, MTV Networks and NBC. This content includes live television, video-on-demand, movies, full-length episodes and other content. In cases where we have licensed the content directly from major television studios rather than our customers licensing the content themselves, we generally pay the content provider based on the number of end users, rather than the amount of content consumed. We expect that over time an increasing number of our existing customers will directly license the content to be delivered to their end users, rather than relying on content that we have licensed as part of our managed service. For example, Verizon licenses the NFL content directly from the NFL and AT&T licenses much of the television content that we deliver on their behalf directly from major television studios. We also expect that over time many of our new customers, particularly international customers, will directly license the content to be delivered to their end users.

Our converged media platform

Our converged media platform utilizes a standards-based, open architecture that integrates seamlessly with our customers’ networks and other third-party systems. We deliver our services in real time at carrier-proven levels of reliability and quality essential to our customers. We have designed this platform so that all the components of our technology are integrated and work together seamlessly, from the point of content ingestion on our servers to the point of content delivery by our client software on end user devices.

Our technology platform consists of the following elements, which are integrated together for scalability, reliability, security and efficiency:

•

Content management.    Our content management system ingests and transcodes live and on-demand media and controls workflow and rights management in a fully automated, highly scalable, high volume environment.

•

Access control management.    Our access control management system provides authentication, subscription and user management, along with our cross platform digital rights management which has been approved by major U.S. television studios and certified by an independent third party.

•

Media distribution system.    Our media distribution system delivers adaptive video streaming over various Internet protocols, including HTTP, RTSP/RTP, in unicast mode (one stream to one user) and multicast mode (one stream to many users), allowing us to optimize quality and maximize network efficiency across all screens utilizing a stateless architecture, which does not require dedicated network resources.

•

Application services.    Our application services deliver personalization features, recommendations, guide data, search, favorites, co-watching (displaying statistics and other data related to the content of the video being streamed) and advertising.

•	Client framework. Our client framework includes our own optimized media player, utilizes our highly scalable client application development and is deployable across any of our customers’ devices.

•

Integration layer.    We are deeply integrated with our customers’ billing and authentication systems. Our integration layer integrates with existing third-party systems by utilizing standardized, web-based points of integration. Our stateless architecture does not tax network resources and consumes bandwidth in an efficient manner on an as-needed basis.

•

Operations.    Our operations are designed to meet carrier standards of operational excellence, including 24/7 real-time monitoring across thousands of network monitoring points. We also provide deeply detailed customized analytics and reporting.

Our platform and operations include the following key technologies:

•

HTTP adaptive streaming.    Our cross platform media framework and media distribution ecosystem provides an optimized video quality experience over any mobile or broadband network. The benefits of our technology include seamless delivery of content across networks (enabling an uninterrupted user experience, despite network changes), fast channel change, bandwidth adaptation, network-efficient delivery, personalized advertisement insertion and cost-efficient cloud-friendly media delivery for large scale, highly concurrent live events.

•

Digital rights management.    Our digital rights management, or DRM, system is available across multiple operating systems and supports secure live and on-demand streaming and local storage of media files for offline viewing. Our DRM utilizes cloud-based distribution, allowing for a scalable and network efficient distribution of encrypted content across multiple networks and devices. Our DRM has been approved by major television studios, including ABC, CBS, Disney, ESPN, Fox, MTV Networks and NBC, and our DRM is optimized for the types of processors used in mobile devices.

•

Client-Side Interpreter.    Client-Side Interpreter (our client application platform), or CSI, creates an abstraction layer to the native operating system allowing us to develop one application that is then deployed on all platforms, drastically reducing time to market. CSI also allows us to deliver over-the-air updates to devices that are already being used by end users.

•

Authentication and authorization.    TV everywhere services, allowing an end user to view personalized content anywhere, anytime, on any device, require identification of the end user and authorization across multiple platforms and systems. Rather than relying on device-based authentication and authorization, our technology is focused on end user authentication, bookmarking and cloud-based resource sharing, allowing for multiple end user accounts across shared devices, including family accounts and parental controls. Each end user will access the content he or she is authorized to view, regardless of system or device. This allows us to create shared viewing experiences (family viewing in the living room on Internet-enabled televisions and via set top boxes and consoles) and highly personalized viewing experiences (individual viewing on mobile and tablet devices) by managing the end user settings in the cloud.

•

TV everywhere functionality.    Our TV everywhere services enable screen, location, time and quality shifting. Our technology facilitates delivery of live and on-demand television, in the home and on the go. End user activities, such as search, personalization, user settings, recommendations and favorites, are managed in a cloud-based account management environment rather than tied to specific devices or local hardware. This cloud-based solution includes authentication and access control, DRM and media delivery and playback of live, on-demand, rentals and downloaded content across mobile devices, tablets, personal computers, set-top boxes and Internet-enabled televisions. Features of our TV everywhere service include the ability to pause, resume and transfer content (including live programming) between devices and equipment and network digital video recording capabilities, allowing a user to time and place shift content between devices for live, on-demand and recorded programming. An end user can record on any platform, consume on any platform and access personalized content and account settings on any platform.

We seek to ensure continuous, uninterrupted and high quality delivery of television and other media across multiple networks, despite varying network conditions. We drive this process from our network operations center in Emeryville, California, where we continuously monitor, adjust and optimize our services worldwide, in real-time. Through unique, cross-network monitoring techniques, we perform at carrier-proven levels of service quality, even during extreme conditions, including high profile, heavy volume, peak traffic live events. Utilizing our stateless architecture that also leverages readily available network capacity from third-party vendors, we are designed to scale to meet demand in real time, to millions of concurrent viewers, both live and on-demand.

Research and development

Our continued investment in research and development is critical to our business. We have assembled teams of engineers with expertise in various fields, including television and video, wireless networks and mobile devices, consumer electronics and quality assurance. We have research and development personnel in Emeryville, California, Overland Park, Kansas and Stockholm, Sweden. We had 174 full-time research and development employees as of September 30, 2011. We also utilize small teams of contractors in Emeryville and Overland Park to assist with deployment and targeted development efforts. Our research and development expenditures, excluding depreciation and amortization, were $22.0 million, $19.8 million and $16.0 million in 2008, 2009, 2010, respectively and $15.9 million in the nine months ended September 30, 2011.

Customers

Our customers include all U.S. Tier 1 wireless carriers, consisting of AT&T, Sprint, T-Mobile and Verizon, and other network operators and other television service providers. We also provide our services to other U.S. and international customers, including Deutsche Telekom in Germany. Our agreements with our customers vary as to the services provided and fee arrangements, but our payments are typically structured as either a per end user fee or a percentage of revenue. Many of these agreements also contain service level agreements under which we commit to certain availability and performance metrics and are subject to financial penalties if we fail to perform at the agreed upon level. To date, such penalties have not been material. In addition, these agreements generally have multiple year terms with automatic renewal provisions following the end of the term and some agreements permit carriers to terminate for convenience. Our business is substantially dependent on our agreements with three of these customers. In 2010, Sprint, AT&T and T-Mobile represented 54%, 19% and 5% of our revenue, respectively. For the nine months ended September 30, 2011, Sprint, T-Mobile and AT&T represented 45%, 24% and 19% of our revenue, respectively.

Sales and marketing

Our sales team consists of senior sales personnel responsible for major accounts, supported by dedicated account managers for key customers, and business development personnel. These personnel are located at our headquarters in Emeryville, California and other locations close to our key customers in the United States and in Europe. To date, our primary sales focus has been on winning U.S. carrier customers. We are currently broadening our focus to include developing new carrier and operator customers in the United States, Europe, Asia, Latin America and Africa, and expanding our relationships with existing customers.

We primarily operate our services under our customers’ brands, enabling us to leverage the marketing efforts of our customers. Additionally, content providers extensively market our services to extend their reach beyond traditional screens. We focus the majority of our marketing efforts on building enabling tools and cross-carrier programs that maximize our customers’ marketing programs to promote our offerings to their end users. This strategy enables us to leverage the marketing resources of our customers and content partners, while minimizing our marketing costs.

Competition

The market for mobile television and video solutions is rapidly evolving, fragmented and competitive and we expect this competition to increase in the future. We compete with managed services providers, some of which offer narrow solutions and some of which may offer more comprehensive solutions, to some prospective customers. While some of these competitors may have greater financial and other resources, broader distribution and sales channels and greater economies of scale, we believe we are well positioned to compete on the basis of our ability to:

•	provide live television to high levels of concurrent users;

•	rapidly deploy new services for both existing and new customers;

•	deploy MobiTV-hosted and customer-hosted services based on customer needs and cost expectations;

•	adjust our services, features and functionality to meet the needs of our customers;

•	offer a full range of managed services; and

•	leverage our deep experience and relationships within our industry.

In addition, we face indirect competition and potential competition from a range of sources. For example, television and video content aggregators such as Amazon, Hulu and Netflix indirectly compete with us for consumer spending on mobile video content and traditional television and video providers such as Comcast and DirectTV are extending their broader offerings to the mobile market. We face potential competition from established technology companies such as Apple, Google and Microsoft, that may seek to enter our market. Further, our customers and content providers may seek to build their own in house solutions as an alternative to those being provided by us.

Facilities

Our corporate headquarters and network operations center is located in Emeryville, California and comprises approximately 46,000 square feet of space leased through November 2013. We occupy an office in Stockholm, Sweden primarily for the purpose of research and development under a lease that expires in September 2013. We believe that our existing properties are adequate to meet our needs for the foreseeable future and that, should it be needed, suitable additional or substitute space will be available to us on commercially reasonable terms to accommodate any expansion of our operations or expiration of our existing leases.

Employees

As of September 30, 2011, we had 275 full time employees, including 30 in operations, 174 in research and development, 24 in sales and marketing and 47 in general and administrative. None of our employees are covered by a collective bargaining agreement or are represented by a labor union. We consider our current employee relations to be good.

Intellectual property

We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection and the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving. Furthermore, effective patent, trademark, copyright and trade secret protection may not be available in every country in which our services and products are available.

We seek to patent key concepts, components, protocols, processes and other inventions. As of September 30, 2011, we held 14 U.S. patents and one foreign patent expiring between September 2022 and August 2028 and had 57 U.S. and 25 foreign patent applications pending. These patents and patent applications cover claims associated with features and functions of our solution and the technology platform we use to provide it. We have filed, and will continue to file, patent applications in the United States and other countries where there exists a strategic technological or business reason to do so. Our patent applications may not result in issued patents. Additionally, any patents issued to us may be challenged, invalidated or circumvented, may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers.

As of September 30, 2011, we were the owner of six trademarks registered with the U.S. Patent and Trademark office, including MobiTV, MobiRadio and the MobiTV logo, and 28 trademarks registered internationally. We also had two trademark applications pending internationally.

We endeavor to enter into agreements with our employees and contractors and with parties with which we do business in order to limit access to and disclosure of our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use or unauthorized reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive with ours and some of those competitive technologies may infringe our intellectual property. The enforcement of our intellectual property rights also depends on the success of our legal actions against these infringers, but these actions may not be successful, even when our rights have been infringed.

Legal proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We have received, and may in the future continue to receive, claims from third parties asserting infringement of their intellectual property rights. Future litigation may be necessary to establish our proprietary rights or to defend ourselves and, in some cases, our customers or content partners by determining the scope, enforceability and validity of third-party proprietary rights. There can be no assurance with respect to the outcome of any current or future litigation brought by or against us or pursuant to which we have indemnification obligations, and the outcome of any such litigation could have a material adverse impact on our business, operating results and financial condition.

In May 2008, the American Society of Composers, Authors and Publishers, or ASCAP, filed an Application for Determination of Reasonable License Fees against us in the U.S. District Court for the Southern District of New York (Case No. 1:09-cv-07071-DLC). A bench trial was held in April 2010 and the District Court issued an Opinion and Order essentially adopting our proposed fee structure. ASCAP has filed an appeal from such holding to the U.S. Court of Appeals for the Second Circuit (Case No. 10-3161-cv(L), 10-3310-cv(CON). The matter has been fully briefed and oral arguments were presented on October 11, 2011.

In September 2010, EON Corp. IP Holdings, LLC filed a complaint against us and sixteen other defendants in the U.S. District for the District of Delaware (Case No. 10-812-SLR). The suit alleges that certain of our products and/or services contribute to, induce or otherwise infringe U.S. Patent No. 5,663,757. In November 2010, the defendants filed a Motion to Dismiss based on plaintiff’s failure to state a claim of infringement. In response, the plaintiff filed an Amended Complaint in December 2010 attempting to address the issues raised in the Motion to Dismiss. In January 2011, the defendants filed a renewed Motion to Dismiss based on the Amended Complaint. In July 2011, the Court granted the defendants’ motion to dismiss with respect to EON’s joint and indirect patent infringement claims, but denied the motion to dismiss with respect to the direct infringement claims. We filed an Answer and Counterclaims to the Amended Complaint in July 2011 and the plaintiff filed an Answer to our Counterclaims in August 2011. In September 2011, the plaintiff filed a motion to amend its complaint to add indirect infringement claims.

In addition, we have received, and expect to continue to receive, demands for indemnification from our customers or content partners, which demands can be very expensive to settle or defend and we have in the past incurred legal fees in connection with certain of these indemnity demands. Some of these indemnity demands, including demands relating to pending litigation, remain outstanding and unresolved as of the date of this prospectus. Furthermore, in response to these demands we may be required to assume control of and bear all costs associated with the defense of our customers or content partners in compliance with our contractual obligations.

Litigation is inherently unpredictable and outcomes are uncertain. Further, as the costs, outcome and status of these types of claims and proceedings have varied significantly in the past, including with respect to whether claims ultimately result in litigation, we believe our past experience does not provide any additional visibility or predictability to estimate additional loss or range of loss that may occur. As a result, we believe that an estimate of additional loss or range of loss for contingencies cannot be made at this time due to the inherent unpredictability of litigation. Accordingly, we are unable at this time to estimate the effects of these lawsuits on our financial condition, results of operations or cash flows.

Management

Executive officers and directors

The following table provides information about our executive officers and directors as of December 29, 2011:

Name	Age	Position(s)

Charles A. Nooney	56	Chairman, Chief Executive Officer and Director

Paul M. Scanlan	41	President, Co-Founder and Director

Kay G. Johansson	42	Chief Technology Officer

Anders Norström	48	Chief Operating Officer

Raymond A. DeRenzo	56	Chief Marketing Officer

William E. Losch	50	Chief Financial Officer

Richard C. Herman	48	Senior Vice President, Business and Corporate Development

Terri M. Falcone	43	Vice President, Finance and Chief Accounting Officer

Simon T. Bax(1)	52	Director

Jeffrey D. Brody(2)	51	Director

Bandel L. Carano(3)	50	Director

Admiral Bobby R. Inman(3)	80	Director

John W. Jarve(3)	55	Director

Vernon J. Stevenson(1)(2)	55	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Governance Committee.

Executive officers

Charles A. Nooney has been our Chief Executive Officer, Chairman and a member of our board of directors since October 2007. From September 2005 to September 2007, Mr. Nooney served as President of Broadcast and Out-of-Home Media at Technicolor Network Services, a digital media distribution and network management company. From December 2005 to September 2007, Mr. Nooney also served as Chairman for ScreenVision Cinema Network, LLC, an in-theater advertising network company. From 2000 to 2005, Mr. Nooney served as Chief Executive Officer and a member of the board of directors of Premier Retail Networks, Inc., a digital media network service company, and as Chairman of the Board from 2002 to 2005. Mr. Nooney also spent 15 years at Disney/ABC Cable networks, where he most recently served as Executive Vice President of Affiliate Sales and Marketing. Mr. Nooney holds a B.A. in Urban Studies and Public Administration from the University of Alabama at Birmingham. We believe that Mr. Nooney should serve as a member of our board of directors based on his knowledge of our company and operational expertise as our Chief Executive Officer, which brings continuity to our board of directors.

Paul M. Scanlan is one of our co-founders and has served as our President since January 2007 and as a member of our board of directors since 2002. Mr. Scanlan previously served as our Vice President, Marketing & Sales from 2000 to 2005 and as our Chief Operating Officer from 2005 to December 2006. From 1996 to 2000, Mr. Scanlan served as Managing Partner and Executive Vice President at Enterprise IG, Inc., a brand consultancy that was renamed The Brand Union Company, Inc. in 2007. In 1994, Mr. Scanlan helped start John Barnes & Company, an advertising agency in Chicago. From 1993 to 1994, Mr. Scanlan served as an account executive at Lucent Technologies. Mr. Scanlan holds a B.S. in Communications from the University of Wisconsin. We believe that Mr. Scanlan should serve as a member of our board of directors based on his knowledge of our company, his expertise in our carrier relationships, his vision for us in the future, as well as bringing continuity to our board of directors.

Kay G. Johansson has served as our Chief Technology Officer since September 2006. From 2000 to 2006, Mr. Johansson served as Chief Technology Officer of Popwire.com, Inc., a provider of software products to the media, broadcast and mobile industries, where he led development and product strategy. Prior to 2000, Mr. Johansson also held a number of management roles in the broadcast and media industry.

Anders Norström has served as our Chief Operating Officer since August 2009 and as Managing Director of MobiTV AB from June 2007 to August 2009. From November 2006 to May 2007, Mr. Norström founded and served as Chief Executive Officer of Terbis AB, a media development consulting company. From April 2006 to October 2006, Mr. Norström founded and led Pronadron Communication HB, a management consulting company. From 2000 to April 2006, Mr. Norström served as Chief Operating Officer of Popwire.com, Inc. From 1992 to 2000, Mr. Norström served as the head of Information Technology for a number of companies based in Sweden. Mr. Norström holds an M.B.A. in International Business Strategy from Stockholm University in Sweden.

Raymond A. DeRenzo has served as our Chief Marketing Officer since April 2009. Mr. DeRenzo previously served as our Senior Vice President, Product Programming & Marketing from October 2007 to April 2009 and was our Vice President of Business Development from 2004 to October 2007. From 2003 to 2004, Mr. DeRenzo served as Vice President, Business & Market Development at Telephia, Inc., a provider of syndicated consumer research to the telecom and mobile media market that was acquired by The Nielsen Company in 2007. From 1999 to 2003, Mr. DeRenzo served as Vice President and Chief Marketing Officer of the Global Platform and Internet Services group of Vodafone Americas, Inc., which developed and deployed the Vodafone Live! enabling technology. Mr. DeRenzo holds a B.A. in Urban Planning from San Francisco State University and an M.B.A. in International Business from St. Mary’s College of California.

William E. Losch has served as our Chief Financial Officer since June 2007. From October 2004 to May 2007, Mr. Losch served as Chief Accounting Officer at Dreamworks Animation SKG, Inc., a film and television animation studio. From 1998 to 2003, Mr. Losch held various finance positions at Yahoo! Inc., an Internet search company, most recently as Vice President of Finance and Chief Accounting Officer. Prior to 1998 Mr. Losch served in various financial and accounting positions at Universal Studios, Inc. and KPMG LLP. Mr. Losch holds a B.A. in Economics from the University of California, at Los Angeles and is a licensed C.P.A. (inactive).

Richard C. Herman has served as our Senior Vice President of Business and Corporate Development since May 2010. From July 2002 to May 2010, Mr. Herman worked at Sony Online Entertainment LLC, a game developer and publisher, where he most recently served as Senior Vice President, Business and Legal Affairs. From 2000 to 2002, Mr. Herman worked at At Home Corporation, an Internet portal and broadband network provider, including as Associate General Counsel. Mr. Herman holds a B.A. in Political Science from the University of Colorado at Boulder and a J.D. from Loyola Law School of Los Angeles.

Terri M. Falcone has served as our Chief Accounting Officer since August 2010 and our Vice President of Finance since March 2009. From March 2008 to February 2009, Ms. Falcone served as our Vice President and Controller. From 2005 to March 2008, Ms. Falcone served in various management roles within our finance and accounting departments, most recently as Director of Revenue. From 2002 to 2005, Ms. Falcone served as Controller at RagingWire Enterprise Solutions, Inc., a data center. From 2000 to 2002, Ms. Falcone held various management positions at At Home Corporation, most recently as Vice President, Controller and Acting Chief Financial Officer. From 1999 to 2000, Ms. Falcone served as Vice President of Finance at Xenote, Inc. From 1996 to 1999, Ms. Falcone held finance and accounting management positions at Pointcast, Inc. Ms. Falcone holds a B.S. in Business (with emphasis in accounting) from California Polytechnic State University, at San Luis Obispo, California and is a licensed C.P.A.

Board of directors

Simon T. Bax has served as a member of our board of directors since February 2007. Mr. Bax has served as Chief Executive Officer of Encompass Digital Media, Inc., a broadcast facilities provider, since March 2008. From 2004 to 2006, he served as Chief Financial Officer and Executive Vice President of Pixar Animation Studios. From May to December 2007, Mr. Bax served as member of the board of directors of ROO Group PLC, now KIT digital, Inc., a content syndicator for video-on-demand, and from October 2007 to December 2008, Mr. Bax served as a member of the board of directors of Panmure Gordon & Co., a corporate and institutional stockbroker. Mr. Bax graduated with a B.A. from the University of Cambridge in England and is qualified as a chartered accountant in England and Wales. We believe that Mr. Bax should be a member of our board of directors based on his extensive experience with media and entertainment industries and his financial reporting expertise as a former Chief Financial Officer of several companies.

Jeffrey D. Brody has served as a member of our board of directors since 2004. Mr. Brody has served as a partner of Redpoint Ventures, a venture capital firm, since its founding in 1999. Mr. Brody currently serves on the board of directors of HomeAway, Inc., an online marketplace of vacation rentals. From 2001 to 2007, Mr. Brody served on the board of LoopNet, Inc., an online commercial real estate listing service. Mr. Brody holds a B.S. in Engineering from the University of California, Berkeley and an M.B.A. from the Stanford University Graduate School of Business. We believe that Mr. Brody should be a member of our board of directors based on his extensive experience in the venture capital industry analyzing, investing in and serving on the board of directors of technology companies.

Bandel L. Carano has served as a member of our board of directors since 2006. Since 1987, Mr. Carano has been a managing partner of Oak Investment Partners, a venture capital firm. Mr. Carano serves on board of directors of Airspan Networks, Inc., a provider of broadband wireless access networks, NeoPhotonics Corporation, a designer and manufacturer of photonic integrated circuit based modules and subsystems, and Kratos Defense & Security Solutions, Inc., a national security systems provider. From 2004 to June 2008, Mr. Carano served as a member of the board of directors of FiberTower Corporation, a wireless backhaul services provider. From 2004 to June 2008, Mr. Carano served as a member of the board of directors of Tele Atlas, N.V., a digital mapping and navigation company. He also serves on the Investment Advisory Board of the Stanford Engineering Venture Fund. Mr. Carano holds a B.S. and an M.S. in Electrical Engineering from Stanford University. We believe that Mr. Carano should be a member of our board of directors based on his extensive experience in the venture capital industry analyzing, investing in and serving on the boards of directors of public and private technology companies.

Admiral Bobby R. Inman, U.S. Navy (retired), has served as a member of our board of directors since 2002. Admiral Inman has been a professor at the LBJ School of Public Affairs at the University of Texas in Austin since 2001 and served as Interim Dean in 2005 and from 2009 to 2010. Admiral Inman previously served as Director of the National Security Agency and Deputy Director of the Central Intelligence Agency. Admiral Inman is a managing director of Gefinor Ventures, Inc. and Limestone Ventures, Inc., both venture capital firms and has over 25 years of experience in venture capital investments. Admiral Inman was a member of the board of directors of Massey Energy Company, a coal producer, from 2000 until it was acquired by Alpha Natural Resources in June 2011. Admiral Inman holds a B.A. in History from the University of Texas at Austin and is a graduate of the National War College. Admiral Inman was selected to serve as a member of our board of directors based on his extensive experience in the venture capital industry analyzing, investing in and serving on the boards of directors of public companies, his leadership experience in governmental agencies and his lengthy experience with our company.

John W. Jarve has served as a member of our board of directors since 2004. Since 1985, Mr. Jarve has held various positions with Menlo Ventures, a venture capital firm, where he currently serves as a Managing Director. From 2002 to 2009, Mr. Jarve served as a member of the board of directors of Cavium Networks, Inc., a provider of highly integrated semiconductor products. From 2004 to 2009, Mr. Jarve served on the Stanford Graduate School of Business Management Board, serving as Chairman from 2007 to 2009. Since 2007 Mr. Jarve has served as a Trustee of the Corporation of the Massachusetts Institute of Technology. Mr. Jarve received a B.S. and M.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.B.A. from the Stanford University Graduate School of Business. We believe that Mr. Jarve should be a member of our board of directors based on his extensive experience in the venture capital industry analyzing and investing in technology companies.

Vernon J. Stevenson has served as a member of our board of directors since 2002. Mr. Stevenson has served as President and Chief Operating Officer of MetricTest Equipment, Inc., a provider of test and measurement solutions, since 2003 and as President and Chief Executive Officer and a member of its board of directors since October 2011. From 2002 to 2003, Mr. Stevenson served as Chief Executive Officer and as a board member at Broadstorm Telecommunications, Inc., a developer of fixed, portable and fully mobile broadband wireless access technology. Mr. Stevenson holds a B.A. in Economics from the University of California, at Berkeley. We believe that Mr. Stevenson should be a member of our board of directors based on his extensive management and leadership experience as an executive of several technology companies and his significant experience in serving on the boards of directors of other technology companies.

Our executive officers are elected by and serve at the discretion of, our board of directors. There are no familial relationships among our directors and executive officers.

Board of directors composition

Our business and affairs are managed under the direction of our board of directors, which will consist of ten members upon completion of this offering.

In accordance with our certificate of incorporation that will be in effect upon the closing of this offering, our board of directors will be divided into three classes, serving staggered three-year terms. At each annual meeting of our stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

•	The Class I directors will be , , and , and their terms will expire at the annual meeting of stockholders to be held in 2013;

•	The Class II directors will be , , and , and their terms will expire at the annual meeting of stockholders to be held in 2014; and

•	The Class III directors will be , , and , and their terms will expire at the annual meeting of stockholders to be held in 2015;

As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

In addition, our bylaws that will be in effect upon the closing of this offering provide that only the board of directors may fill vacancies on the board of directors until the next annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

This classification of the board of directors and the provisions described above may have the effect of delaying or preventing changes in our control or management. See “Description of capital stock — Antitakeover provisions.”

Director independence

Our New York Stock Exchange. We believe that all of our non-employee directors, and a majority of the members of our board of directors, are independent as determined under the rules of the New York Stock Exchange. In making this determination, our board of directors considered our relationship with Encompass Media, of which Mr. Bax is the Chief Executive Officer.

Committees of our board of directors

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The composition and responsibilities of each committee, as they will exist immediately prior to the closing of this offering, are described below. Following the closing of this offering, copies of the charters for each committee will be available without charge, upon request in writing to MobiTV, Inc., 6425 Christie Avenue, 5th Floor, Emeryville, California 94608, Attn: General Counsel or on the investor relations portion of our website, www.mobitv.com. Members serve on these committees until their resignations or until otherwise determined by the board of directors.

Audit Committee.    The members of our Audit Committee are Mr. Bax, who is the chair of the Audit Committee, and Mr. Stevenson. We intend to add another independent member of our board of directors to the Audit Committee prior to the closing of this offering. With the addition of another independent director, we expect that the composition of our Audit Committee will meet the requirements for independence under the current New York Stock Exchange rules and regulations. Each member of our Audit Committee is financially literate as required by current New York Stock Exchange listing standards. In addition, our board of directors has determined that Mr. Bax is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our Audit Committee, among other things:

•	selects a firm to serve as independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence of the independent registered public accounting firm;

•

discusses the scope and results of the audit with the independent registered public accounting firm and reviews, with management and the independent accountants, our interim and year-end operating results;

•	develops procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considers the adequacy of our internal accounting controls and audit procedures; and

•

approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Compensation Committee.    The members of our Compensation Committee are Mr. Stevenson, who is the chair of the Compensation Committee, and Mr. Brody. The composition of our Compensation Committee meets the requirements for independence under the current New York Stock Exchange listing standards and SEC rules and regulations. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our Compensation Committee, among other things:

•	reviews and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Nominating and Governance Committee.    The members of our Nominating and Governance Committee are Admiral Inman, who is the chair of our Nominating and Governance Committee, Mr. Jarve and Mr. Carano. The composition of our Nominating and Governance Committee meets the requirements for independence under the current New York Stock Exchange listing standards and SEC rules and regulations. Our Nominating and Governance Committee, among other things:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for appropriate directors;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to the board of directors regarding the composition of the board and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to our board of directors concerning corporate governance matters.

Code of ethics and business conduct

Our board of directors has adopted a code of ethics and business conduct that will become effective immediately prior to the closing of this offering. The code of ethics and business conduct will apply to all of our employees, officers and directors. Following the closing of this offering, the full text of our code of ethics and business conduct will be posted on the investor relations portion of our website at www.mobitv.com and will be available without charge, upon request in writing to MobiTV, Inc., 6425 Christie Avenue, 5th Floor, Emeryville, CA 94608, Attn: General Counsel. We intend to disclose future amendments to certain provisions of our code of ethics and business conduct, or waivers of those provisions, at the same location on our website identified above and also in public filings.

Compensation Committee interlocks and insider participation

During 2010, our Compensation Committee consisted of Mr. Stevenson, Jarl Mohn and Mr. Brody. None of the members of the Compensation Committee was at any time during 2010 an officer or employee of us or our subsidiaries. Mr. Mohn, who served as a member of our board of directors until August 2011, served as our interim Chief Executive Officer from April 2007 through October 2007. Otherwise, none have ever served as an officer or employee of us or our subsidiaries, and none have ever had any relationships with us of the type required to be disclosed under Item 404 of Regulation S-K. During 2010, none of our executive officers served or previously served as a member of the board of directors, compensation committee or similar committee of any entity that has one or more of its executive officers serving on our board of directors or our Compensation Committee.

Director compensation

In 2010, we provided equity awards to members of our board of directors who were not employees, founders or representatives of our venture capital investors. We also provided a cash retainer to the chairman of our Audit Committee. Other than as set forth in the table and described below, in 2010 we did not pay any compensation, make any equity awards or non-equity awards, or pay any other compensation, to any of the other members of our board of directors. We reimbursed some of our directors for travel expenses to attend board meetings as well as for approved minor business expenses. Mr. Nooney and Mr. Scanlan receive no compensation for their service as directors and are not included in this table. The compensation received by Mr. Nooney as Chief Executive Officer and Mr. Scanlan as President are presented in the “2010 Summary compensation table.”

2010 Director compensation table

Name	Fees earned or paid in cash		Option awards(1)(2)		Total

Simon T. Bax	$40,000	(3)	$15,830		$55,830
Jarl Mohn(4)	—		$15,830		$15,830
Vernon J. Stevenson	—		$31,660	(5)	$31,660

(1)

The amounts reported in the “Option awards” column represent the grant date fair value of the stock options granted to the non-employee directors during 2010 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 9 to the audited consolidated financial statements included in this prospectus. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the non-employee directors from the options. All options granted to directors vest over a four-year period, with vesting commencing one month after the vesting commencement date and 1/48th of the shares vesting monthly thereafter. Vesting is contingent on the optionee’s continued service with us.

(2)	The following table sets forth information on the stock-based awards granted in 2010 to each director who was not an employee, founder or representative of our venture capital investors and the aggregate number of shares of our common stock subject to outstanding stock options as of December 31, 2010:

Name	Grant date	Number of shares	Number of shares underlying stock options held as of December 31, 2010

Simon T. Bax	5/25/2010	25,000	195,000
Jarl Mohn	5/25/2010	25,000	507,500
Vernon J. Stevenson	5/25/2010	50,000	420,000

(3)	Reflects cash compensation paid to Mr. Bax for his service as the chairperson of the Audit Committee.

(4)	Mr. Mohn resigned from our board of directors in August 2011.

(5)	Reflects stock option awards of 25,000 shares of our common stock for being an independent director and 25,000 shares of our common stock for being the chairperson of our Compensation Committee.

Following the closing of this offering, each of our non-employee members of the board of directors will receive a retainer, either in cash or stock option in lieu of cash, for service on the board of directors and committees of the board of directors, as well as an equity award upon initial appointment to the board of directors, and an annual award thereafter. Members of the board of directors will also be reimbursed for expenses in connection with their service as a director.

Executive compensation

Compensation discussion and analysis

This compensation discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of compensation that we provide to our named executive officers. In addition, we explain how and why our Compensation Committee arrived at the specific compensation policies and decisions involving our named executive officers for 2010, as shown in the “2010 Summary compensation table” set forth below.

This compensation discussion and analysis should be read together with the compensation tables and disclosures that follow.

This compensation discussion and analysis provides an overview of the material components of our executive compensation program for:

•	Charles A. Nooney, our Chief Executive Officer, or CEO;
•	William E. Losch, our Chief Financial Officer;
•	Paul M. Scanlan, our President;
•	Kay G. Johansson, our Chief Technology Officer;
•	Anders Norström, our Chief Operating Officer; and
•	Richard C. Herman, our Senior Vice President of Business and Corporate Development.

We refer to these executives as our “named executive officers.”

Executive compensation philosophy and objectives.    We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have embraced a compensation philosophy of offering our executives a competitive total compensation program that recognizes and rewards individual performance and contributions to our success, allowing us to attract, retain and motivate talented executives with the skills and abilities needed to drive our desired business results.

We endeavor to use compensation programs that reward performance and align the interests of our executives and stockholders. The specific objectives of our executive compensation program are to provide opportunities that:

•	reward the achievement of our financial targets;

•	drive the development of a successful and profitable business;

•	attract, motivate, reward and retain highly-qualified executives who are important to our success;

•	provide competitive compensation incentives relating directly to our financial performance and long-term growth; and

•	reinforce our high standards for professional ethics and positive corporate citizenship.

Compensation program and design.    Our 2010 executive compensation program reflected our stage of development as a privately-held company. The compensation of our executive officers, including our named executive officers, has consisted of base salary, an annual cash bonus opportunity, equity compensation in the form of stock options, employee benefits and certain post-employment arrangements.

A key component of our executive compensation program has been equity awards for shares of our common stock. As a privately-held company, we emphasized the use of equity to provide incentives for our executives to focus on our growth and our overall enterprise value creation for our stockholders. We use stock options as our primary equity award vehicle for all of our employees. Our stock options generally have a vesting requirement that is based on continued service with us, which helps to create a valuable long-term incentive that aligns their interests with the long-term interests of our stockholders. Going forward, we may use stock options, restricted stock units and other types of equity-based awards, as we deem appropriate, to offer our employees, including our executive officers, long term equity incentives that meet this objective.

We also offer cash compensation in the form of base salaries and annual cash bonus opportunities. We have structured our annual cash bonus opportunities to focus on the achievement of specific short-term financial and strategic objectives that will further our longer-term growth objectives. Equity compensation has been delivered on a discretionary basis with the goal to retain top talent and align the interests of our executive officers with the long-term interests of our stockholders.

The Compensation Committee reviews each component of executive compensation separately and takes into consideration the value of each executive’s compensation package as a whole, including long-term and short-term compensation, and the value of each executive’s compensation relative to our other executive officers.

Compensation-setting process

Role of our Compensation Committee.    Pursuant to its charter, the Compensation Committee is responsible for reviewing, evaluating and approving the compensation arrangements, plans, policies and programs for our executive officers, including our named executive officers and directors, and overseeing our cash-based and equity-based compensation plans. In 2010 our board of directors determined our CEO’s compensation, based upon the recommendations of the Compensation Committee.

At the beginning of each year, the Compensation Committee, after consulting with management, makes decisions with respect to any base salary adjustments, and establishes corporate performance objectives under our annual cash bonus program. Our human resources department works with the Compensation Committee to gather financial and performance data that the Compensation Committee reviews in making its decisions with respect to compensation. After year-end, the Compensation Committee assesses the performance of our executives to determine the payouts for the annual cash bonus opportunities for the previous year and to make equity awards.

The Compensation Committee may use its discretion to adjust components of compensation up or down to levels that it believes to be qualitatively commensurate with an executive’s individual qualifications, experience, responsibility level, functional role, knowledge, skills and individual performance. These adjustments may also reflect a subjective assessment of the executive’s performance during the relevant performance period, how challenging the performance objectives were to achieve, and the executive’s level of performance relative to those objectives.

The Compensation Committee periodically reviews our executive compensation program to determine whether any modifications are advisable, and to adopt any new plans or arrangements.

Role of management.    In carrying out its responsibilities, the Compensation Committee works with members of our management, including our CEO, who provide information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Historically, the initial compensation arrangements with our executives have been determined in negotiations with individual executives.

Typically, our CEO will make recommendations to the Compensation Committee regarding the compensation for our executive officers, other than with respect to his own compensation. He attends Compensation Committee meetings, other than those portions relating to his own compensation.

While the Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters, the Compensation Committee only uses these recommendations and proposals as one factor in making compensation decisions.

Role of compensation consultant.    The Compensation Committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties. The Compensation Committee did not retain a compensation consultant to assist it in establishing executive compensation for 2010 and prior years. In June 2011, the Compensation Committee engaged a national compensation consulting firm to assist it in developing executive compensation principles and evaluating the competitiveness of our executive compensation arrangements.

Use of survey data.    To assess the competitiveness of our executive compensation program and to assist it in setting compensation levels, the Compensation Committee has referred to industry surveys, including the Radford Global Technology Survey, and other in-house resources. The Compensation Committee has not set compensation components to meet specific benchmarks, but has used this data as a point of reference so that it can set total compensation levels that it believes are reasonable.

Executive compensation program components

The components of our executive compensation program, the rationale for each component, and how compensation amounts and awards are determined are described below.

Base salary.    Base salary is the primary fixed component of our executive compensation. We use base salary to compensate our executives for services rendered during the year and to remain competitive in attracting and retaining executive talent. The Compensation Committee conducts an annual review of executive salaries and makes adjustments as it determines to be reasonable and necessary to reflect an executive’s performance, contributions, responsibilities, experience, position and market conditions.

In February 2010, the Compensation Committee reviewed the base salaries of our named executive officers, taking into consideration a compensation analysis performed by our human resources department and the base salary recommendations of our CEO, other than with respect to his own compensation, as well as the other factors described above, and determined that the salaries would remain at their 2009 levels. In the case of our CEO, our board of directors approved the Compensation Committee’s recommendation that his salary also remain at its 2009 level.

Annual cash bonuses.    We use cash bonuses to motivate our executives to achieve annual financial and operational objectives, and to make progress towards our longer-term goals. Generally, the Compensation Committee approves payment of bonuses to our executives after the end of the year based on its evaluation of the achievement of one or more corporate targets and individual performance requirements, as described below.

The Compensation Committee adopts an annual bonus plan for our executives at the beginning of each year and selects one or more corporate financial and operational measures for use in determining executive bonuses. In addition, our Compensation Committee sets the target bonus opportunity for each executive.

In February 2010, the Compensation Committee approved the Executive Incentive Plan, which we refer to as the 2010 Bonus Plan, for our named executive officers.

2010 Target bonus opportunities.    Under the 2010 Bonus Plan, target bonus opportunities for each executive were set at levels designed to reward the executive based on our overall corporate performance and individual contributions. The Compensation Committee set target bonus opportunities as a percentage of base salary, other than with respect to Mr. Herman, as follows:

Name	Target bonus opportunity (% of base salary)

Charles A. Nooney	33%
William E. Losch	40
Paul M. Scanlan	50
Kay G. Johansson	40
Anders Norström	40
Richard C. Herman	40

These target bonus opportunities were established in consultation with our CEO (except with respect to his own target bonus) and were based on factors such as the scope of the executive’s performance, contributions, responsibilities, experience, prior years’ target bonus opportunities, position and market conditions. Mr. Herman’s target bonus was negotiated with our human resources department at the commencement of his employment and the Compensation Committee approved his target bonus opportunity in connection with determining the cash bonuses for 2010. Our board of directors established our CEO’s target bonus based on the recommendation of our Compensation Committee.

Financial objectives.    The Compensation Committee established financial measures of corporate performance under the 2010 Bonus Plan, which were revenue of $70.0 million and Adjusted EBITDA loss of not more than $2.1 million, achieved, which were given equal weight based on the Compensation Committee’s determination that each was critical to support our annual operating plan and enhance long-term value creation. For these purposes, Adjusted EBITDA was defined as earnings before interest, taxes, depreciation and amortization, including the cost of bonuses but excluding stock-based compensation expense.

The 2010 Bonus Plan provided that if we achieved 150% of the target levels for both corporate performance metrics then the maximum bonus to be paid would be at 200% of target.

The 2010 Bonus Plan also provided that if either or both the revenue target and the Adjusted EBITDA target were not achieved, but we achieved break-even Adjusted EBITDA profitability (including the cost of bonuses) for the year, consistent with our 2010 budget as approved by our board of directors, 100% of the bonus pool would be funded.

Non-financial objectives.    The Compensation Committee also established non-financial measures of individual performance under the 2010 Bonus Plan.

The 2010 Bonus Plan non-financial measures of performance, against which executives were evaluated for their individual performance, included:

•	revenue diversification;
•	consumer experience;
•	business strategy;
•	management effectiveness;
•	culture;
•	employee development;
•	business communication; and
•	building teams.

Award decisions and analysis.    The 2010 Bonus Plan provides that if corporate financial targets are met, then bonuses would be paid based on achievement of the financial objectives and non-financial objectives. In March 2011, the Compensation Committee met to determine actual bonuses to be paid to our executives under the 2010 Bonus Plan. In making these awards, the Compensation Committee consulted with our CEO with respect to other executives and evaluated our financial performance and the level of achievement of our non-financial objectives for the year. In the case of our CEO, our Compensation Committee consulted with our human resources department to determine his annual cash bonus.

With respect to the corporate performance measures, our Compensation Committee determined that we had achieved Adjusted EBITDA positive results for 2010 and therefore met the financial objectives established for the year at 100%.

With respect to non-financial measures, our CEO presented performance evaluations for each executive and bonus recommendations for consideration by the Compensation Committee. These recommendations were based on his subjective assessment of each individual’s contributions during the year and internal equity between the executive officers. In the case of our CEO, the Compensation Committee evaluated his performance and recommended his bonus which was approved by our board of directors.

Based on these considerations, our Compensation Committee approved the following cash bonuses to our named executive officers for 2010:

Name	Actual bonus amount	Actual bonus amount (% of base salary)

Charles A. Nooney	$155,925	35%
William E. Losch	116,840	46
Paul M. Scanlan	125,563	50
Kay G. Johansson	112,700	46
Anders Norström	98,000	40
Richard C. Herman	56,350	40	(1)

(1)	Because Mr. Herman commenced employment with us in May 2010, this percentage is based on Mr. Herman’s salary paid from May 2010 to December 2010.

The Compensation Committee determined that the corporate financial performance metrics for 2010 were satisfied because we were Adjusted EBITDA positive for 2010. The Compensation Committee determined that three named executive officers were entitled to 100% of their target bonus and three named executive officers were entitled to 105% – 115% of their target bonus based on their relative performance on non-financial metrics. The Compensation Committee also awarded Mr. Scanlan a discretionary bonus in the amount of $50,000 in recognition of his success in securing new business.

Equity compensation.    We use equity awards to incentivize and reward our executives for long-term corporate performance based on the value of our common stock and to align the interests of our executives with those of our stockholders. We grant options to purchase shares of our common stock with exercise prices equal to the fair market value of our common stock on the date of grant, to provide a long-term incentive for our executives, since the stock options reward them only to the extent that our stock price grows and stockholders realize value following the option grant date.

We typically grant stock options to executives upon hiring to create the incentive to build stockholder value over the long-term and to attract and retain the executive with a competitive compensation package. The size and terms of stock options granted to our executives upon hiring historically have been established through negotiation at the time the individual executive was hired. In making these grants, our Compensation Committee typically considers the prospective role and responsibility of the individual executive, our subjective view of the market for similarly situated executives, the cash compensation provided to the executive, the need to create a meaningful opportunity for reward based on the creation of long-term stockholder value and other factors.

We typically make additional stock option grants to our executives as part of the Compensation Committee’s annual review of executive compensation. In making these awards, the Compensation Committee exercises its judgment, taking into consideration a compensation analysis performed by our human resources department, the equity award recommendations, the scope of an executive’s performance, contributions, responsibilities, and experience, the amount of equity compensation held by the executive, internal equity and market conditions. Based upon these factors, the Compensation Committee sets each award at the level it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

On March 1, 2010, the Compensation Committee granted options to purchase shares of our common stock to our executives, in recognition of our financial results and each executive’s individual performance for 2009. In the case of our CEO, the Compensation Committee formulated an equity award recommendation based upon the factors described above, which was then submitted to our board of directors for approval. These options were granted with an exercise price equal to $1.08 per share, the fair market value of our common stock as determined by our board of directors on March 1, 2010, and have a seven-year maximum term. The stock option grants made to our named executive officers were as follows:

Named executive officer	Number of shares underlying stock option grant

Charles A. Nooney	145,000
William E. Losch	82,500
Paul M. Scanlan	62,500
Kay G. Johansson	82,500
Anders Norström	82,500
Richard C. Herman(1)	—

(1)	Mr. Herman commenced employment with us in May 2010.

In determining the amount of each executive’s stock option grant, the Compensation Committee took into consideration a compensation analysis performed by our human resources department and the equity award recommendations of our CEO, other than with respect to his own equity award, as well as each executive’s performance, contributions, responsibilities, experience, existing equity holdings (including the current economic value of his or her unvested equity and the ability of these unvested holdings to satisfy our retention objectives), market conditions and internal equity.

The equity awards granted to our named executive officers during 2010 are set forth in the “2010 Summary compensation table” and the “2010 Grants of plan-based awards table” below.

Retirement and other broad-based employee benefits.    We have established a tax-qualified Section 401(k) retirement plan for all employees, including our named executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service. Eligible employees may elect to contribute pre-tax awards, up to a statutorily prescribed limit, to the 401(k) plan. We currently do not match any contributions made to the plan by our employees, including all of our executive officers. The plan qualifies under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

In addition, we provide other benefits to our named executive officers on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites.    We generally do not view perquisites or other personal benefits as a significant component of our executive compensation program. However, we reimbursed Mr. Nooney for auto, housing, relocation and other expenses prior to his relocation to the San Francisco Bay area in 2010. These reimbursements are described in footnote 4 of the “2010 Summary compensation table” below.

Post-employment compensation.    Our current employment arrangements with our named executive officers provide for certain protections in the event of their termination of employment under specified circumstances, including following a change of control of us. A description of the potential payments and benefits to be paid upon a termination of employment or a change of control of us are described and quantified below in “—Potential payments upon termination or change of control.”

We believe that these protections assisted us in attracting these individuals to join us. We also believe that these protections serve our executive retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change of control of us.

For a summary of the material terms and conditions of these severance and change of control arrangements, see “—Potential payments upon termination or change of control” below.

Stock ownership guidelines.    Currently, we have not implemented a policy regarding minimum stock ownership requirements for our executives.

Compensation recovery policy.    Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executives where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tax and accounting considerations

Deductibility of executive compensation.    Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a Compensation Committee whose members are non-employee directors and certain other conditions are satisfied.

As we are not currently publicly-traded, our board of directors has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers. We expect that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for the “performance-based compensation”

exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers in the future, we will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). In the future, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “parachute” payments.    Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change of control of our company that exceeds certain prescribed limits, and that our company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive might owe as a result of the application of Sections 280G or 4999 during 2010 and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for stock-based compensation.    We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our employees and directors may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an employee and/or director is required to render service in exchange for the option or other award.

2010 Summary compensation table

The following table presents summary information regarding the total compensation awarded to, earned by and paid to our Chief Executive Officer, Chief Financial Officer and the four most highly-compensated executive officers for services rendered in all capacities to us for 2010. We refer to these executive officers in this prospectus as our named executive officers.

Name and principal position	Year	Salary		Bonus		Option awards(1)	Non-equity incentive plan compensation(2)	All other compensation(3)		Total

Charles A. Nooney	2010	$450,000		$—		$91,089	$155,925	$105,417	(4)	$802,431
Chief Executive Officer

William E. Losch	2010	254,000		—		51,827	116,840	335		423,002
Chief Financial Officer

Paul M. Scanlan	2010	251,125		50,000	(5)	39,263	125,563	332		466,283
President

Kay G. Johansson	2010	245,000		—		51,827	112,700	324		409,851
Chief Technology Officer

Anders Norström	2010	245,000		—		51,827	98,000	324		395,151
Chief Operating Officer

Richard C. Herman	2010	139,394	(6)	15,000	(7)	193,650	56,350	152		404,546
Senior Vice President, Business and Corporate Development

(1)	Amounts reflect the grant date fair value of the option awards granted to our named executive officers during 2010 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. The assumptions used in calculating the grant date fair value of the option awards reported in this column are set forth in Note 9 to the audited consolidated financial statements included in this prospectus. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be realized upon exercise by our named executive officers.

(2)	Represents the amount each named executive officer received under our 2010 Bonus Plan.

(3)	Unless otherwise noted in these footnotes, all amounts referenced in this column represent life insurance premiums paid by us on behalf of each named executive officer during 2010.

(4)	Amounts represent our payment of auto, housing, relocation and other expenses for Mr. Nooney prior to his relocation to the San Francisco Bay area in 2010, as indicated in the following table.

All other compensation	2010 Payments

Auto allowance	$9,000
Housing allowance	12,246
Relocation expenses	46,863
Travel expenses	5,072
Life insurance	568
Tax gross up	31,668

Total	105,417

(5)	Reflects a discretionary bonus paid to Mr. Scanlan for securing new business.

(6)	Reflects salary paid after Mr. Herman commenced employment with us in May 2010.

(7)	Reflects a bonus paid to Mr. Herman in connection with his relocation to the San Francisco Bay area in 2010.

2010 Grants of plan-based awards table

The following table presents, for each of our named executive officers, information concerning each grant of a cash or equity award made during 2010. This information supplements the information about these awards set forth in the “2010 Summary compensation table.”

Name	Grant date	Estimated future payouts under non-equity incentive plan awards(1)				All other option awards: number of securities underlying options(4)	Exercise or base price of option awards	Grant date fair value of stock and option awards(5)
		Minimum	Target(2)		Maximum(3)

Charles A. Nooney	March 1, 2010	$—	$148,500		$297,000	145,000	$1.08	$91,089

William E. Losch	March 1, 2010	—	101,600		203,200	82,500	1.08	51,827

Paul M. Scanlan	March 1, 2010	—	125,563		251,126	62,500	1.08	39,263

Kay G. Johansson	March 1, 2010	—	98,000		196,000	82,500	1.08	51,827

Anders Norström	March 1, 2010	—	98,000		196,000	82,500	1.08	51,827

Richard C. Herman	May 25, 2010	—	56,350	(6)	112,700	300,000	1.02	193,650

(1)	Amounts represent awards granted under our 2010 Bonus Plan which were based on achievement of certain financial objectives. These columns show the awards that were possible at the minimum, target and maximum levels of performance. The 2010 Bonus Plan does not provide for payments at less than target performance. The column titled “Non-equity incentive plan compensation” in the “2010 Summary compensation table” shows the actual awards earned in 2010 by our named executive officers under our 2010 Bonus Plan. For more information about our 2010 Bonus Plan and the payments pursuant thereto, see “—Annual cash bonuses” in the compensation discussion and analysis above.

(2)	Amount represents the on-target payout amount for each named executive officer, which provides for payment of 100% of a named executive officer’s cash bonus award upon achievement of certain company and individual objectives.

(3)	Amount represents the maximum payout amount for each named executive officer, which provides for payment of up to 200% of a named executive officer’s cash bonus award upon achievement of certain company and individual objectives.

(4)	The vesting schedules for these options are described in the footnotes to the “2010 Outstanding equity awards of fiscal year-end” table below.

(5)	Amounts reflect the grant date fair value of the stock-based awards granted in 2010, calculated in accordance with ASC 718. See footnote 1 in the “2010 Summary compensation table” for information about the assumptions made in determining the grant date fair value and compensation expense of the stock options. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the named executive officers from the awards.

(6)	Because Mr. Herman commenced employment with us in May 2010, this amount is based on Mr. Herman’s salary paid from May 2010 to December 2010.

2010 Outstanding equity awards at fiscal year-end table

The following table presents, for each of our named executive officers, information regarding outstanding stock options and other equity awards held as of December 31, 2010.

Name	Number of securities underlying unexercised options(1)			Option exercise price	Vesting commencement date	Option expiration date
	Exercisable	Unexercisable

Charles A. Nooney	2,343,498	1,156,502		$1.32	10/15/2007	10/30/2014
	27,187	117,813	(2)	1.08	03/01/2010	03/01/2017

William E. Losch	594,731	205,269		1.32	06/04/2007	06/12/2014
	15,468	67,032	(2)	1.08	03/01/2010	03/01/2017

Paul M. Scanlan	230,000	—		0.26	06/23/2004	06/23/2014
	35,151	27,349		1.32	04/01/2008	03/25/2015
	11,718	50,782	(2)	1.08	03/01/2010	03/01/2017

Kay G. Johansson	189,161	10,839		1.32	05/08/2006	05/08/2013
	66,948	33,052		1.32	10/30/2007	10/30/2014
	13,500	10,500		1.32	04/01/2008	03/25/2015
	121,058	128,942		1.32	08/11/2008	08/11/2015
	15,468	67,032	(2)	1.08	03/01/2010	03/01/2017

Anders Norström	203,646	371,354	(2)	1.57	08/01/2009	08/06/2016
	15,468	67,032	(2)	1.08	03/01/2010	03/01/2017

Richard C. Herman	—	300,000	(3)(4)	1.02	05/24/2010	05/25/2017

(1)

Unless otherwise noted, all stock options referenced in the table were granted pursuant to our Amended and Restated 2000 Employee and Consultant Equity Incentive Plan and vest over a five-year period, with vesting commencing on the one-year anniversary of the Vesting Commencement Date with respect to 1/48th of the shares vesting monthly thereafter. Vesting is contingent on the optionee’s continued service with us. This vesting schedule replaced the original vesting schedule for these stock options, as described further in “Certain relationships and related person transactions—January 2008 and April 2009 repricings” below.

(2)	These stock options vest over a four-year period, with vesting commencing one month after the vesting commencement date and 1/48th of the shares vesting monthly thereafter. Vesting is contingent on the optionee’s continued service with us.

(3)	The stock option vests over a four-year period, with 25% of the shares vesting on the one-year anniversary of the vesting commencement date and 1/48th of the shares vesting monthly thereafter. Vesting is contingent on the optionee’s continued service with us.

(4)	Mr. Herman’s stock option was granted pursuant to our 2010 Employee and Consultant Equity Incentive Plan.

Employment arrangements

While we have not entered into employment agreements with any of our executives (other than our President), the initial terms and conditions of employment of each of our named executive officers are set forth in offer letters.

Each of these employment offer letters provided for an initial base salary, an annual cash bonus opportunity and an initial equity award in the form of a stock option to purchase shares of our common stock.

Our President entered into an employment agreement with us in June 2000. This employment agreement provided for an initial base salary, a bonus opportunity and the right to purchase restricted shares of our common stock. This employment agreement was amended and restated in full in November 2001 and was later amended in June 2004.

These arrangements may also contain provisions that provide for certain payments and benefits in the event of certain terminations of employment, including a termination of employment following a change of control of us. For a summary of the material terms and conditions of these post-employment compensation arrangements, as well as an estimate of the potential payments and benefits payable to our named executive officers under these arrangements, see “—Potential payments upon termination or change of control” below.

Potential payments upon termination or change of control

Our current employment arrangements provide that each of our named executive officers is eligible to receive certain payments and benefits in connection with his termination of employment, depending on the circumstances, including following a change of control. In addition to each named executive officer’s individual post-employment compensation arrangement, our named executive officers are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

The tables below illustrate the potential payments and benefits payable to each named executive officer assuming a termination of employment occurred on December 31, 2010. For purposes of valuing the severance and vacation payments in the tables below, we used each executive officer’s base salary as in effect as of December 31, 2010 and the number of accrued but unused vacation days as of December 31, 2010. For purposes of valuing accelerated vesting of stock options, we used each named executive officers’ stock options that were outstanding as of December 31, 2010.

The actual amounts that would be paid or distributed to our named executive officers as a result of one of the termination events occurring in the future may be different than those presented below, because many factors, such as base salary or the value of our common stock, will affect the amount of any payments and benefits upon a termination of employment. Despite employment arrangements that provide payments and benefits to our named executive officers in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with our named executive officers on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each named executive officer would also be able to exercise any previously-vested stock options that he held. For more information about our named executive officers’ outstanding equity awards as of December 31, 2010, see “2010 Outstanding equity awards at fiscal year-end table.”

Charles A. Nooney.    Pursuant to the terms of our employment arrangements with Mr. Nooney, in the event of the termination of Mr. Nooney’s employment without cause or a constructive termination of employment at any time whereby he terminates his employment within six months following such constructive termination, Mr. Nooney will receive continued payment of his then-current monthly base salary plus payment of COBRA premiums for him and his eligible dependents for a period of six months following his employment termination date.

In addition, if a change of control occurs and in connection with such change of control or within 12 months following such change of control Mr. Nooney’s employment is terminated without cause or a constructive termination of employment occurs and within six months of such constructive termination he terminates his employment, then, in addition to the payments and benefits described in the preceding paragraph, any unvested shares subject to the stock option granted in connection with his initial employment with the Company will vest immediately in full.

The table below summarizes the value of the termination payments to Mr. Nooney assuming a qualifying termination as of December 31, 2010.

	Termination without cause or constructive termination of employment
Benefit	No change of control	In connection with a change of control

Severance	$225,000		$225,000
Accelerated vesting of stock options(1)	—
COBRA premiums	8,802		8,802
Vacation payout	34,615		34,615

Total value	$268,417	$

(1)	Represents the fair market value of 1,156,502 unvested shares subject to Mr. Nooney’s initial option grant for 3,500,000 shares as of December 31, 2010 that would be subject to accelerated vesting. The fair market value assumes an initial public offering price of $ per share, the midpoint of the price range set forth on the cover of this prospectus.

William E. Losch.    Pursuant to the terms of our employment arrangements with Mr. Losch, if a change of control occurs and in connection with such change of control or within 12 months following such change of control, Mr. Losch’s employment is terminated without cause or a constructive termination of employment occurs and within six months of such constructive termination he terminates his employment, then any then-remaining unvested shares subject to the stock option granted in connection with his initial employment with us will vest immediately in full.

The table below summarizes the value of the termination payments to Mr. Losch assuming a qualifying termination as of December 31, 2010.

Benefit	Termination without cause or constructive termination of employment in connection with a change of control

Accelerated vesting of stock options(1)	$
Vacation payout		5,562

Total value	$

(1)	Represents the fair market value of 205,269 unvested shares subject to Mr. Losch’s initial option grant for 800,000 shares as of December 31, 2010 that would be subject to accelerated vesting. The fair market value assumes an initial public offering price of $ per share, the midpoint of the price range set forth on the cover of this prospectus.

Paul M. Scanlan.    Pursuant to the terms of our employment arrangements with Mr. Scanlan, in the event that his employment is terminated by us without cause or as the result of a constructive termination of employment, Mr. Scanlan will be entitled to receive payment of severance benefits equal to 12 months of his then-current base salary, payment of any bonus payable under our bonus plan and continuation of health insurance benefits at the same level of coverage provided prior to termination of employment for the 12-month severance period.

In the event that Mr. Scanlan’s employment is terminated as a result of his death or disability, he or his estate or representative, as applicable, will be entitled to receive all base salary and unpaid vacation accrued as of the date of his death or disability and any other benefits payable under our then-existing benefit plans and policies. In addition, Mr. Scanlan or his estate or representative, as applicable, will be entitled to receive the amount of his target bonus for the year of his death or disability to the extent that the bonus has been earned as of the date of his death or disability, as well as payment of severance benefits equal to 12 months of his then-current base salary.

The table below summarizes the value of the termination payments to Mr. Scanlan assuming a qualifying termination as of December 31, 2010.

Benefit	Termination without cause or constructive termination of employment	Death or disability

Severance(1)	$376,688	$376,688
Benefits plan payout	17,603	—
Vacation payout	25,595	25,595

Total value	419,886	$402,283

(1)	Represents Mr. Scanlan’s annual base salary equal to $251,125, and annual cash bonus of $125,563.

Kay G. Johansson.    Pursuant to the terms of our employment arrangements with Mr. Johansson, if a change of control occurs and in connection with such change of control or within 12 months following such change of control, Mr. Johansson’s employment is terminated without cause or a constructive termination of employment occurs and within six months of such constructive termination he terminates his employment, then any then-remaining unvested shares subject to the stock option granted in connection with his initial employment with the Company and his options granted in May 2006 for 200,000 shares and October 2007 for 100,000 shares will vest immediately in full.

The table below summarizes the value of the termination payments to Mr. Johansson assuming a qualifying termination as of December 31, 2010.

Benefit	Termination without cause or constructive termination of employment in connection with a change of control

Accelerated vesting of stock options(1)	$
Vacation payout		23,558

Total value	$

(1)	Represents the fair market value of 10,839 unvested shares subject to Mr. Johansson’s initial option grant for 200,000 and 33,052 unvested shares subject to Mr. Johannson’s option grant for 100,000 shares as of December 31, 2010 that would be subject to accelerated vesting. The fair market value assumes an initial public offering price of $ per share, the midpoint of the price range set forth on the cover of this prospectus.

Anders Norström.    Pursuant to the terms of our employment arrangements with Mr. Norström, if a corporate transaction occurs and in connection with such change of control or within 12 months following such change of control, Mr. Norström’s employment is terminated without cause or a constructive termination of employment occurs and within six months of such constructive termination he terminates his employment, then any then-remaining unvested shares subject to the stock option granted in connection with his appointment as our Chief Operating Officer will vest immediately in full.

The table below summarizes the value of the termination payments to Mr. Norström assuming a qualifying termination as of December 31, 2010.

Benefit	Termination without cause or constructive termination of employment in connection with a change of control

Accelerated vesting of stock options(1)	$
Vacation payout		18,846

Total value	$

(1)	Represents the fair market value of 371,354 unvested shares subject to Mr. Norström’s initial option grant of 575,000 shares as of December 31, 2010 that would be subject to accelerated vesting. The fair market value assumes an initial public offering price of $ per share, the midpoint of the price range set forth on the cover of this prospectus.

Richard C. Herman.    Pursuant to the terms of our employment arrangements with Mr. Herman, if a change of control occurs and, in connection with such change of control or within 12 months following such change of control, Mr. Herman’s employment is terminated without cause or a constructive termination of his employment occurs and within six months of such constructive termination he terminates his employment, then any then-remaining unvested shares subject to the stock option granted in connection with his initial employment with us will vest immediately in full.

The table below summarizes the value of the termination payments to Mr. Herman assuming a qualifying termination as of December 31, 2010.

Benefit	Termination without cause or constructive termination of employment in connection with a change of control

Accelerated vesting of stock options(1)	$
Vacation payout		8,293

Total value	$

(1)	Represents the fair market value of 300,000 unvested shares subject to Mr. Herman’s initial option grant as of December 31, 2010 that would be subject to accelerated vesting. The fair market value assumes an initial public offering price of $ per share, the midpoint of the price range set forth on the cover of this prospectus.

Employee benefit plans

Amended and Restated 2000 Employee and Consultant Equity Incentive Plan.    Our board of directors adopted and our stockholders approved our Amended and Restated 2000 Employee and Consultant Equity Incentive Plan, or 2000 Equity Incentive Plan, on January 22, 2000, and our stockholders approved it on February 6, 2001. The 2000 Equity Incentive Plan has been amended from time to time, most recently in October 2008. The 2000 Equity Incentive Plan provides for the grant of both incentive stock options that qualify for favorable tax treatment to their recipients under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, and nonqualified stock options, as well as for the issuance of shares of restricted stock and stock bonuses. Incentive stock options may be granted only to our employees and employees of our subsidiaries. Nonqualified stock options may be granted to our employees, directors, consultants, independent contractors and advisors and those of our subsidiaries. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant (110% of fair market value for ten percent stockholders) and the exercise price of nonqualified stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum permitted term of options granted under our 2000 Equity Incentive Plan is ten years (five years in the case of incentive stock options for ten percent stockholders). In the event of a change of control, the vesting of awards held by current employees, directors, consultants, independent contractors and advisors that are not assumed shall accelerate in full prior to the change of control and all unexercised awards shall expire on the consummation of the change of control. No shares of restricted stock or stock bonuses have been granted from the 2000 Equity Incentive Plan.

Our 2000 Equity Incentive Plan terminated on May 25, 2010, when our board of directors approved our 2010 Employee and Consultant Equity Incentive Plan. As of September 30, 2011, options to purchase 5,851,350 shares under the 2000 Equity Incentive Plan had been exercised, options to purchase 12,293,454 shares remained outstanding, and no shares remained available for future grant. The options outstanding as of September 30, 2011 had a weighted average exercise price of $1.28 per share and remain outstanding, subject to the terms of our 2000 Equity Incentive Plan and stock option agreements, until the options are exercised or expire by their terms.

2010 Employee and Consultant Equity Incentive Plan.    On May 25, 2010, our board of directors adopted and our stockholders approved our 2010 Employee and Consultant Equity Incentive Plan, or 2010 Equity Incentive Plan. The 2010 Equity Incentive Plan provides for the grant of both incentive stock options that qualify for favorable tax treatment to their recipients under Section 422 of the Code and nonqualified stock options, as well as for the issuance of shares of restricted stock, restricted stock units and stock bonuses. Incentive stock options may be granted only to our employees and those of any of our subsidiaries. Nonqualified stock options may be granted to our employees, directors, consultants, independent contractors and advisors and those of any of our subsidiaries. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant, and the exercise price of nonqualified stock options must be at least equal to the fair market value of our common stock on the date of grant, unless our Compensation Committee, who administers the 2010 Equity Incentive Plan, expressly determines otherwise in writing. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair market value of our common stock on the date of grant. The maximum permitted term of options granted under our 2010 Equity Incentive Plan is ten years, unless an incentive stock option is granted to a 10% stockholder in which case the maximum term is five years. In the event of a change of control, the 2010 Equity Incentive Plan provides that awards held by current employees, directors, consultants independent contractors and advisors that are not assumed shall have their vesting accelerate in full prior to that change of control and all unexercised awards expire on the consummation of the change of control. No shares of restricted stock, restricted stock units or stock bonuses have been granted under the 2010 Equity Incentive Plan.

As of September 30, 2011, we had reserved 4,324,431 shares of our common stock for issuance under our 2010 Equity Incentive Plan. As of September 30, 2011, options to purchase 3,249 shares had been exercised, options to purchase 3,030,865 shares remained outstanding, and 1,293,566 shares remained available for future grant. The options outstanding as of September 30, 2011 had a weighted average exercise price of $1.53. We expect to adopt a 2012 Equity Incentive Plan that will become effective on the first day that our common stock is publicly traded. As a result, we expect not to grant any additional options under the 2010 Equity Incentive Plan following that date and expect to terminate the 2010 Equity Incentive Plan. Any outstanding options granted under the 2010 Equity Incentive Plan would remain outstanding, subject to the terms of our 2010 Equity Incentive Plan and stock option agreements, until the options are exercised or until they terminate or expire by their terms.

2012 Equity Incentive Plan.    We expect to adopt a 2012 Equity Incentive Plan that will become effective immediately prior to the date of this prospectus and will serve as the successor to our 2010 Equity Incentive Plan. We anticipate that we will reserve             shares of our common stock to be issued under our 2012 Equity Incentive Plan. In addition, we anticipate that shares reserved but not issued or subject to outstanding grants under our 2010 Equity Incentive Plan on the date of this prospectus, and any shares issued under the 2010 Equity Incentive Plan that are forfeited or repurchased by us or that are issuable upon exercise of options that expire or become unexercisable for any reason without having been exercised in full, will be available for grant and issuance under our 2012 Equity Incentive Plan. We anticipate that the number of shares available for grant and issuance under the 2012 Equity Incentive Plan will be increased on January 1 of each of 2013 through 2019 by an amount equal to 4% of our shares outstanding on the immediately preceding December 31, unless our board of directors, in its discretion, determines to make a smaller increase. In addition, the following shares would again be available for grant and issuance under our 2012 Equity Incentive Plan:

•	shares subject to options granted under our 2012 Equity Incentive Plan that cease to be subject to the option for any reason other than exercise of the option;

•	shares subject to awards granted under our 2012 Equity Incentive Plan that are subsequently forfeited or repurchased by us at the original issue price; or

•	shares subject to awards granted under our 2012 Equity Incentive Plan that otherwise terminate without shares being issued.

We anticipate that our 2012 Equity Incentive Plan will terminate ten years from the date our board of directors approves the plan, unless it is terminated earlier by our board of directors. We expect our 2012 Equity Incentive Plan to authorize the award of stock options, restricted stock awards, stock appreciation rights, restricted stock units and stock bonuses. No person will be eligible to receive more than shares in any calendar year under our 2012 Equity Incentive Plan other than a new employee of ours or a new employee of any parent or subsidiary of ours, who will be eligible to receive no more than shares under the plan in the calendar year in which the employee commences employment.

Our 2012 Equity Incentive Plan will be administered by our Compensation Committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws. The Compensation Committee will have the authority to construe and interpret our 2012 Equity Incentive Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan.

We anticipate that our 2012 Equity Incentive Plan will provide for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees and those of any parent or subsidiary of ours. All awards other than incentive stock options may be granted to our employees, directors, consultants, independent contractors and advisors or those of any parent or subsidiary of ours, provided the consultants, independent contractors and advisors render services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair market value of our common stock on the date of grant.

Our Compensation Committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. In general, options will vest over a four-year period. The maximum term of options granted under our 2012 Equity Incentive Plan will be ten years, unless an incentive stock option is granted to a 10% stockholder in which case the maximum term will be five years.

A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions. The price (if any) of a restricted stock award will be determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to us.

Stock appreciation rights provide for a payment, or payments, in cash or shares of common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price up to a maximum amount of cash or number of shares. Stock appreciation rights may vest based on time or achievement of performance conditions.

Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of employment or failure to achieve certain performance conditions. If a restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit agreement, we will deliver to the holder of the restricted stock unit whole shares of our common stock (which may be subject to additional restrictions), cash or a combination of our common stock and cash.

Stock bonuses would be granted as additional compensation for service and/ or performance, and therefore, not be issued in exchange for cash.

Awards granted under our 2012 Equity Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our Compensation Committee. Unless otherwise restricted by our Compensation Committee, awards that are nonqualified stock options may be exercised during the lifetime of the optionee only by the optionee, the optionee’s guardian or legal representative, or a family member of the optionee who has acquired the option by a permitted transfer. Awards that are incentive stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Options granted under our 2012 Equity Incentive Plan generally may be exercised for a period of three months after the termination of the optionee’s service to us or any parent or subsidiary of ours. Options will generally terminate immediately upon termination of employment for cause.

2012 Employee Stock Purchase Plan.    We expect to adopt a 2012 Employee Stock Purchase Plan, or ESPP, that will become effective on the first day that our common stock is publicly traded. The maximum aggregate number of shares that may be issued under our ESPP is                  shares of our common stock.

Our Compensation Committee or, our board of directors will administer the ESPP and will have full and exclusive authority to interpret the terms of the ESPP and determine eligibility.

We expect all of our U.S.-based employees, including our executive officers, will be eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under our ESPP if such employee: (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (ii) holds rights to purchase stock under our ESPP that would accrue at a rate that exceeds $25,000 worth of our stock, for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify under Section 423 of the Code, and will generally provide for consecutive six-month offering periods. The offering periods will generally start on the first trading day on or after February 16th and August 16th of each year, except for the first offering period under the ESPP, which will start on the first trading day on or after the effective date of this offering and will end on either February 15th or August 15th, whichever occurs six months or more after the effective date. The ESPP administrator may, in its discretion, modify the terms of future offering periods.

Our ESPP will permit participants to purchase our common stock through payroll deductions of up to 10% of their eligible compensation, which generally includes a participant’s base salary or regular hourly wages, as well as overtime and shift premiums, but excludes commissions, bonuses and incentive compensation, and other similar compensation. A participant may purchase a maximum of                  shares during each offering period.

Participant contributions will be used to purchase shares at the end of each six-month offering period. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the last day of the offering period. Participants may end their participation at any time during an offering period, and any payroll deductions credited the Participant’s account will be used to purchase shares. Participation will end automatically upon termination of employment with us.

A participant may not transfer or assign rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

In the event of our merger or change in control, as defined under the ESPP, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation does not assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set.

Our ESPP will remain in effect until terminated by the ESPP administrator in accordance with the terms of the ESPP. Our board of directors has the authority to amend, suspend or terminate our ESPP, at any time and for any reason.

401(k) plan.    We sponsor a retirement plan qualified for favorable tax treatment under Section 401(k) of the Code. Employees who have attained at least 21 years of age are generally eligible to participate in the plan on the first day of their employment with us. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch up contributions. Pre-tax contributions by participants and any employer contributions that we make to the plan and the income earned on those contributions are generally not taxable to participants until withdrawn. Employer contributions that we make to the plan are generally deductible when made. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee’s interest in his or her pre-tax deferrals is 100% vested when contributed. We have not contributed and are not currently contributing to the plan.

Limitation of liability and indemnification of directors and officers

Our certificate of incorporation that will be in effect upon the closing of this offering contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to our company or our stockholders;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which they derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

Our bylaws that will be in effect at the closing of this offering provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

We have entered into indemnity agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnity agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnity agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws or in these indemnity agreements may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement provides for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain relationships and related person transactions

In addition to the compensation arrangements, including employment, termination of employment and change of control arrangements and indemnification arrangements, discussed, when required, above under “Management” and “Executive compensation,” and the registration rights described below under “Description of capital stock—Registration rights,” the following is a description of each transaction since January 1, 2008 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

January 2008 and April 2009 option repricings

In January 2008, our board of directors approved an offer to allow then-current employees and other service providers, including our executive officers and directors, to tender eligible options granted under our 2000 Equity Incentive Plan for amendment to (i) reduce the exercise price of such stock options to the fair market value of our common stock on the expiration date of the offer, (ii) reduce the term of the tendered stock options from ten to seven years from the initial dates of grant and (iii) impose a prohibition on the transfer of the shares issuable upon exercise of the tendered stock options. Upon the expiration of the offer in March 2008, we amended and repriced stock options for an aggregate of 7,700,519 shares of our common stock granted under our 2000 Equity Incentive Plan. Each such amended and repriced option had an exercise price of $4.00 per share.

In April 2009, our board of directors approved an offer to allow then-current employees and other service providers, including our executive officers and directors, to tender eligible options under our 2000 Equity Incentive Plan for replacement. Each replacement option (i) is exercisable to purchase the same number of shares underlying the tendered option, (ii) has a reduced exercise price per share equal to the fair market value of our common stock on the expiration date of the offer, (iii) expires seven years from the initial date of grant of the tendered option, (iii) imposes a prohibition on the transfer of the shares issuable upon exercise of the tendered stock option, (iv) has a post-termination exercise period of 90 days, (v) does not permit early exercise to purchase unvested shares and (vi) becomes vested and exercisable pursuant to a new vesting schedule that has a vesting period equal to the remaining vesting period of the tendered option extended by 12 months. Upon the expiration of the offer, we replaced stock options for an aggregate of 9,340,916 shares of our common stock granted under our 2000 Equity Incentive Plan. Each such replacement option had an exercise price of $1.32 per share.

The Board of Directors approved the 2008 and 2009 option repricings because the fair value of our common stock declined substantially in those periods, leaving stock options granted in earlier periods with exercise prices substantially greater than the fair value of our common stock, which in turn diminished the value of those stock options as retention and incentive motivation tools.

The table below sets forth the stock options granted under our 2000 Equity Incentive Plan to our executive officers and directors that were tendered for replacement in the offers.

Name	Date of grant	Shares	Original exercise price per share	January 2008 exercise price per share	April 2009 exercise price per share

Charles A. Nooney	10/30/2007	3,500,000	$4.50	$4.00	$1.32
Paul M. Scanlan	3/25/2008	62,500	4.00		1.32
Kay G. Johansson	5/8/2006	200,000	2.33		1.32
	10/30/2007	100,000	4.50	4.00	1.32
	3/25/2008	24,000	4.00		1.32
	8/11/2008	250,000	3.00		1.32
William E. Losch	6/12/2007	800,000	5.00	4.00	1.32
Raymond A. DeRenzo	1/31/2007	40,000	5.00	4.00	1.32
	3/25/2008	33,000	4.00		1.32
	8/4/2008	25,000	3.00		1.32
Terri M. Falcone	8/23/2006	25,000	4.18		1.32
	9/13/2007	25,000	5.00	4.00	1.32
	3/25/2008	3,651	4.00		1.32
	3/25/2008	100,000	4.00		1.32
Simon T. Bax	1/31/2007	120,000	5.00	4.00	1.32
	8/27/2008	25,000	3.00		1.32
Jarl Mohn(1)	6/12/2007	150,000	5.00	4.00	1.32
	6/12/2007	100,000	5.00	4.00	1.32
	10/30/2007	132,500	4.50	4.00	1.32
Vernon J. Stevenson	8/30/2006	100,000	4.18	4.00	1.32
	12/15/2006	20,000	5.00	4.00	1.32
	8/4/2008	50,000	3.00		1.32
	8/4/2008	50,000	3.00		1.32

(1)	Mr. Mohn resigned from our board of directors in August 2011.

Voting Agreement

We entered into a voting agreement with holders of our convertible preferred stock, giving them the right to appoint and elect members of our board of directors. Under this agreement, each of Admiral Inman, Mr. Jarve, Mr. Brody and Mr. Carano were appointed and elected to our board of directors and each will continue to serve on our board of directors until his resignation or until his successor is duly elected by the holders of our common stock. The voting agreement will terminate immediately prior to the closing of this offering.

Agreement with Encompass Digital Media

In March 2009, we entered into an agreement for the provision of video uplink/downlink services with Encompass Digital Media, Inc., or Encompass Digital Media. Simon Bax, a member of our board of directors, is the chief executive officer of Encompass Digital Media. Pursuant to the agreement, we are required to pay minimum guaranteed fees to Encompass Digital Media of an aggregate of $3.6 million over the five year term of the agreement. Payments to Encompass Digital Media totaled $418,000, $775,000 and $598,000 during 2009 and 2010 and the nine months ended September 30, 2011, respectively. The terms of this agreement were disclosed to and approved by our board of directors. Mr. Bax recused himself from the discussion, deliberations and approval of this agreement by our board of directors.

Review, approval or ratification of transactions with related parties

Our policy and the charter of the Audit Committee adopted by our board of directors require that any transaction with a related party that must be reported under applicable rules of the SEC (other than compensation-related matters) must be reviewed and approved or ratified by the Audit Committee.

Principal stockholders

The following table presents information with respect to the beneficial ownership of our common stock as of September 30, 2011, and as adjusted to reflect the sale of our common stock in this offering by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•	each of the members of our board of directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

We have determined beneficial ownership is determined in accordance with the rules of the SEC and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options or warrants that are currently exercisable or exercisable, within 60 days of September 30, 2011, to be outstanding and to be beneficially owned by the person holding the option or warrant for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock before this offering on 63,927,748 shares of our common stock outstanding on September 30, 2011, which includes 48,316,623 shares of common stock resulting from the automatic conversion of all outstanding shares of our convertible preferred stock, assuming a 1-to-1 conversion ratio, immediately prior to the closing of this offering, as if this conversion had occurred as of September 30, 2011. Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of our common stock is c/o MobiTV, Inc., 6425 Christie Avenue, 5th Floor, Emeryville, California 94608.

	Shares beneficially owned prior to the offering		Shares beneficially owned after the offering
Name	Number	Percentage	Number	Percentage

Named executive officers and directors:
Charles A. Nooney(1)	2,982,150	4.5			%
Paul M. Scanlan(2)	2,116,423	3.3
William E. Losch(1)	754,537	1.2
Kay G. Johansson(1)	498,734	*
Anders Norström(1)	369,790	*
Richard C. Herman(1)	107,812	*
Simon T. Bax(3)	421,142	*
Jeffrey D. Brody(4)	8,486,508	13.3
Bandel L. Carano(5)	12,820,308	20.1
Admiral Bobby R. Inman(6)	11,783,177	18.4
John W. Jarve(7)	8,486,509	13.3
Vernon J. Stevenson(1)	376,693	*
All executive officers and directors as a group (14 persons)(8)	49,857,491	71.1

5% Stockholders:
Gefinor Ventures and related entities(9)	14,742,451	23.1
Oak Investment Partners XII, L.P.(10)	12,820,308	20.1
Menlo Ventures and related entities(11)	8,486,509	13.3
Redpoint Ventures and related entities(12)	8,486,508	13.3
Phillip Alvelda and related entity(13)	3,416,385	5.3			%

*	Represents beneficial ownership of less than 1%.

(1)	Represents shares subject to options.

(2)	Includes (i) 1,534,495 shares beneficially owned by Mr. Scanlan, (ii) 222,562 shares beneficially owned by the Paul Scanlan and Patricia E. Striglos Trust DTD July 6, 2006, of which Mr. Scanlan is a co-trustee, (iii) 27,438 shares beneficially owned by the P. Scanlan & P. Striglos TTEE Scanlan Family Trust U/A DTD 5/12/2006, of which Mr. Scanlan is a co-trustee, (iv) 30,000 shares beneficially owned by EBX IV, LLC, of which Mr. Scanlan retains voting and investment power, and (v) 301,928 shares subject to options.

(3)	Includes (i) 252,000 shares beneficially owned by The Simon and Briony Bax Trust, of which Mr. Bax is a co-trustee, and (ii) 169,142 shares subject to options.

(4)	Represents shares beneficially owned by the Redpoint Funds, as described further in footnote 12. Mr. Brody is a managing member of the general partner of the Redpoint Funds.

(5)	Represents shares beneficially owned by Oak Investment Partners XII, Limited Partnership, or Oak LP-XII, as described further in footnote 10. Mr. Carano is a managing member of Oak Associates XII, LLC, its general partner.

(6)	Includes (i) 360,837 shares beneficially owned by Admiral Inman, (ii) 9,367,905 shares held by Gefus SBIC, L.P. or Gefus SBIC, (iii) 709,486 shares held by Gefus Capital Partners I, L.P. or Gefus-I LP, and (iv) 1,344,949 shares held by Inman Ventures I, L.P., or Inman Ventures. Gef Acquisition II LLC, or Gef-II LLC, is the general partner of Gefus SBIC and as such has sole voting and investment power. Admiral Inman, Mohamed Ousseimi, Greg Carlisle and William J. Beckett are the principals of Gef-II LLC and share this power. Gef Acquisition I, LLC, or Gef-I LLC, is the general partner of Gefus-I LP and Inman Ventures and as such has sole voting and investment power. Admiral Inman, Mohammed Ousseimi, Greg Carlisle and William J. Beckett are the principals of Gef-I LLC and share this power. Each of Gefus SBIC, Gefus-I LP and Inman Ventures is located at 375 Park Avenue, Suite 3607, New York, New York 10152.

(7)	Represents shares beneficially owned by the Menlo Funds, as described further in footnote 11. Mr. Jarve is a managing member of the general partner of the Menlo Funds.

(8)	Includes a total of 6,214,494 shares subject to options that are held by our executive officers and directors as a group.

(9)	Includes (i) 9,367,905 shares held by Gefus SBIC, (ii) 3,320,111 shares held by Gefus Strategic Partners I, LLC, or Gefus Strategic-I LLC, (iii) 709,486 shares held by Gefus-I LP, and (iv) 1,344,949 shares held by Inman Ventures. Gef-II LLC is the general partner of Gefus SBIC and as such has sole voting and investment power. Admiral Inman, Mohamed Ousseimi, Greg Carlisle and William J. Beckett are the principals of Gef-II LLC and share this power. Gefinor (USA), Inc., or Gefinor USA, is the managing member of Gefus Strategic-I LLC and has sole voting and investment power. Mohamed Ousseimi and William J. Beckett are the officers of Gefinor USA and share this power. Gef-I, LLC is the general partner of Gefus-I LP and Inman Ventures and as such has sole voting and investment power. Admiral Inman, Mohammed Ousseimi, Greg Carlisle and William J. Beckett are the principals of Gef-I LLC and share this power. Each of Gefus SBIC, Gefus Strategic-I LLC, Gefus-I LP and Inman Ventures is located at 375 Park Avenue, Suite 3607, New York, New York 10152.

(10)

Represents shares beneficially owned by Oak LP-XII. Oak Associates XII, LLC, or Oak LLC-XII, is the general partner of Oak LP-XII and as such has sole voting and investment power. Mr. Carano, Frederic W. Harman, Ann H. Lamont, Edward F. Glassmeyer, Iftikar A. Ahmed

and Warren B. Riley are the managing members of Oak LLC-XII and share voting and investment power. Oak LP-XII is located at 525 University Avenue, Suite 1300, Palo Alto, California 94301.

(11)	Includes (i) 8,036,646 shares held by Menlo Ventures IX, L.P. or MV-IX, (ii) 265,209 shares held by Menlo Entrepreneurs Fund IX, L.P. or MEF-IX, (iii) 33,715 shares held by Menlo Entrepreneurs Fund IX(A), L.P. or MEF-IX(A), and (iv) 150,939 shares held by MMEF IX, L.P. or MMEF-IX. We refer to MV-IX, MEF-IX, MEF-IX(A) and MMEF-IX collectively as the “Menlo Funds.” MV Management IX, L.L.C., or MVM-IX, is the sole general partner of the Menlo Funds and as such has sole voting and investment power. Mr. Jarve, Mark A. Siegel, H.D. Montgomery, Douglas C. Carlisle, Sonja H. Perkins, Pravin A. Vazirani and Shawn T. Carolan are the managing members of MVM-IX and share voting and investment power. Each of the Menlo Funds is located at 3000 Sand Hill Road, Building 4, Menlo Park, California 94025.

(12)	Includes (i) 1,250,982 shares held by Redpoint Ventures I, L.P. or Redpoint LP-I, (ii) 32,080 shares held by Redpoint Associates I, LLC or Redpoint LLC-I, (iii) 6,981,933 shares held by Redpoint Ventures II, L.P. or Redpoint LP-II, (iv) 161,446 shares held by Redpoint Associates II, LLC or Redpoint LLC-II, (v) 8,270 shares held by Redpoint Technology Partners A-1, L.P. or Redpoint A-1, and (vi) 51,797 shares held by Redpoint Technology Partners Q-1, L.P. or Redpoint Q-1. We refer to Redpoint LP-I, Redpoint LLC-I, Redpoint LP-II, Redpoint LLC-II, Redpoint A-1 and Redpoint Q-1 collectively as the “Redpoint Funds.” Redpoint Ventures I, LLC, or RV-I, is the general partner of Redpoint LP-1. Redpoint Ventures II, LLC, or RV-II, is the general partner of Redpoint LP-II. Mr. Brody, R. Thomas Dyal, Timothy Haley, G. Bradford Jones, John Walecka and Geoffrey Yang are the managing members of RV-I, RV-II, Redpoint LLC-I, Redpoint LLC-II, Redpoint A-1 and Redpoint Q-2, and share voting and investment power. The Redpoint Funds, RV-I and RV-II are located at 3000 Sand Hill Road, Building 2, Menlo Park, California 94025.

(13)	Includes (i) 2,984,853 shares held by Philip Alvelda, and (ii) 431,532 shares held by Alvelda Associates LLC, or Alvelda LLC. Philip Alvelda is the managing member of Alvelda LLC and as such has sole voting and investment power. Mr. Alvelda and Alvelda LLC are located at 5900 Hollis Street, Suite W, Emeryville, California 94608.

Description of capital stock

Immediately prior to the closing of this offering and the filing of our certificate of incorporation, our authorized capital stock will consist of             shares of common stock, $0.001 par value per share, and             shares of undesignated preferred stock, $0.001 par value per share. The following description summarizes the most important terms of our capital stock. Because this is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of applicable Delaware law.

Common stock

As of September 30, 2011, there were 63,927,748 shares of our common stock outstanding, held by 148 stockholders of record, and no shares of preferred stock outstanding, assuming the conversion of all outstanding shares of our preferred stock into shares of our common stock, assuming a 1-to-1 conversion ratio, which will occur immediately prior to the closing of this offering. After this offering, there will be             shares of our common stock outstanding, or             shares if the underwriters exercise in full their option to purchase additional shares of common stock in this offering.

Dividend rights.     Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. See “Dividend policy” above.

Voting rights.     Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of our shares of common stock voted can elect all of the directors then standing for election.

No preemptive or similar rights.     Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to receive liquidation distributions.     Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors, if any.

Fully paid and non-assessable.     All of our outstanding shares of common stock are, and the shares of our common stock to be issued pursuant to this offering will be, fully paid and non-assessable.

Preferred stock

Following this offering, no shares of preferred stock will be outstanding but our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, unless approved by the affirmative vote of the holders of a majority of our capital stock entitled to vote, or such other vote as may be required by the certificate of designation establishing the series. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. We have no current plan to issue any shares of preferred stock.

Warrants

As of September 30, 2011, we had two outstanding warrants, to purchase 68,807 shares and 14,679 shares of Series B preferred stock, respectively, each with an exercise price of $5.45 per share. Each of these warrants has a net exercise provision under which the holder in lieu of payment of the exercise price in cash, can surrender the warrant and receive a net number of shares of Series B preferred stock based on the fair market value of such stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Unless earlier exercised, these warrants will expire upon the earlier of the fifth anniversary of the closing of this offering or in April 2013 or February 2015, respectively.

As of September 30, 2011, we had outstanding warrants to purchase (i) 37,438 shares and (ii) 53,245 shares of Series C preferred stock, each, with an exercise price of $6.01 per share. These warrants have a net exercise provision under which the holder in lieu of payment of the exercise price in cash can surrender the warrant and receive a net number of shares of Series C preferred stock based on the fair market value of such stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Unless earlier exercised, these warrants will expire in (i) February 2018 and (ii) upon the earlier of February 2015 or the fifth anniversary of the closing of this offering, respectively. The warrant for 37,438 shares shall be deemed net exercised upon the occurrence of (a) a reclassification or change to the class of securities issuable upon exercise of this warrant, or a merger that results in a reclassification or change to the class of securities issuable upon exercise of this warrant, where the consideration received by the holders of the securities issuable upon exercise of this warrant is all cash, if (b) the per share cash consideration exceeds the per share exercise price (if the per share cash consideration is less than the per share exercise price, this warrant terminates).

As of September 30, 2011, we had an outstanding warrant to purchase 470,000 shares of common stock with an exercise price of $0.26 per share. In November 2011, the holder surrendered the warrant, in lieu of payment of the exercise price in cash pursuant to the warrant’s net exercise provision, and received 430,324 shares of our common stock.

Any warrants to purchase shares of our convertible preferred stock that remain outstanding will, immediately prior to the closing of this offering, become exercisable for a like number of shares of our common stock.

Registration rights

Pursuant to the terms of our second amended and restated investor rights agreement, upon the closing of this offering, the holders of approximately 48,316,623 shares of our common stock outstanding as of September 30, 2011 will be entitled to rights with respect to the registration of these shares under the Securities Act, as described below.

Demand registration rights.     At any time beginning 180 days after the closing of this offering, the holders of more than 60% of the then-outstanding shares having registration rights can request that we file a registration statement covering registrable securities with an anticipated gross proceeds of at least $20.0 million. We will only be required to file up to three registration statements upon exercise of these demand registration rights. We may postpone the filing of a registration statement in connection with the exercise of such right for up to 90 days once in a 12-month period if we determine that it would be seriously detrimental to us and our stockholders for the filing of such registration statement to be effected at such time.

Piggyback registration rights.     If we register any of our securities for purposes of a public offering other than this offering, holders of shares having registration rights will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to any of our employee benefit plans, a registration relating to a corporate reorganization or acquisition or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered. The underwriter or underwriters of any underwritten offering will have the right to limit, because of marketing reasons, the number of shares registered by these holders, in which case the number of shares to be registered will be apportioned pro rata among these holders, according to the total amount of securities entitled to be included by each holder. However, the number of shares to be registered by these holders cannot be reduced below 25% of the total shares covered by the registration statement.

Form S-3 registration rights.     The holders of then-outstanding shares with registration rights can request that we register all or part of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $0.5 million. The stockholders may only require us to file up to two registration statements on Form S-3 in any calendar year. We may postpone the filing of a registration statement on Form S-3 for up to 90 days once in a 12-month period if we determine that filing such registration statement at such time would be seriously detrimental to us and our stockholders.

Expenses of registration rights.     We will pay all expenses, other than underwriting discounts and commissions, incurred in connection with the registrations described above.

Expiration of registration rights.     The registration rights described above will expire on a change of control and, with respect to any particular holder of these rights, on the earlier of the fifth anniversary of the closing of this offering or when that holder can sell all of its registrable securities without registration under Rule 144 of the Securities Act.

Anti-takeover provisions

The provisions of Delaware law, our certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware law.     We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Certificate of incorporation and bylaw provisions.     We anticipate that our certificate of incorporation and our bylaws, each as in effect upon the closing of this offering, will include a number of provisions that could deter hostile takeovers or delay or prevent changes of control of our management team, including the following:

•

Board of directors vacancies.     Our certificate of incorporation and bylaws, each as in effect upon the closing of this offering, authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•

Staggered board of directors.    Our certificate of incorporation, as in effect upon the closing of this offering, provides for a classified board of directors with staggered three-year terms. This could delay the ability of our stockholders to change the membership of a majority of our board of directors or effect a change of control of our management.

•

Stockholder action; special meeting of stockholders.     Our certificate of incorporation, as in effect upon the closing of this offering, provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Our bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our chief executive officer or our president, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

•

Advance notice requirements for stockholder proposals and director nominations.     Our bylaws, as in effect upon the closing of this offering, provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•

No cumulative voting.     Our certificate of incorporation and bylaws, as in effect upon the closing of this offering, do not provide for cumulative voting. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

•	Directors removed only for cause. Our certificate of incorporation, as in effect upon the closing of this offering, provides that stockholders may remove directors only for cause.

•

Amendment of charter provisions.     Any amendment of the above provisions in our certificate of incorporation, as in effect upon the closing of this offering, would require approval by holders of at least two-thirds of our outstanding common stock.

•

Issuance of undesignated preferred stock.     Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Listing

We intend to apply for the listing of our common stock on the New York Stock Exchange under the symbol “MBTV.”

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare, Inc.

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options or warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Upon the closing of this offering, based on the number of shares outstanding as of September 30, 2011, we will have              shares of common stock outstanding. Of these outstanding shares, all of the              shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

The remaining outstanding shares of our common stock will be deemed restricted securities as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below. In addition, all of our stockholders have entered into market standoff agreements with us and substantially all of our stockholders have entered into lock-up agreements with the underwriters under which they agreed, subject to specific exceptions, not to sell any of their stock for at least 180 days following the date of this prospectus. Subject to the provisions of Rule 144 or Rule 701, based on an assumed offering date of                     , 2011, shares will be available for sale in the public market as follows:

•	beginning on the date of this prospectus, the shares sold in this offering will be immediately available for sale in the public market; and

•

beginning 180 days after the date of this prospectus,              additional shares will become eligible for sale in the public market, of which              shares will be freely tradable under Rule 144, shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below, and the remaining              shares will be held by non-affiliates and subject to the volume and other restrictions of Rule 144.

Lock-up agreements

All of our directors and officers and substantially all of our security holders are subject to lock-up agreements or market standoff provisions that, subject to exceptions described under “Underwriting,” prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our common stock, options or warrants to acquire shares of our common stock or any security or instrument related to this common stock, option or warrant for a period of at least 180 days following the date of this prospectus without the prior written consent of each of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Stock options

As soon as practicable after the closing of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act covering all of the shares of our common stock subject to outstanding options and the shares of our common stock reserved for issuance under our stock plans. In addition, we intend to file a registration statement on Form S-8 or such other form as may be required under the Securities Act for the resale of shares of our common stock issued upon the exercise of options that were not granted under Rule 701. We expect to file this registration statement as soon as permitted under the Securities Act. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up agreements to which they are subject.

Registration rights

We have granted demand registration rights, rights to participate in offerings that we initiate and Form S-3 registration rights to certain of our stockholders to sell our common stock. For a further description of these rights, see “Description of capital stock—Registration rights.”

Material U.S. federal income tax

consequences to non-U.S. holders

The following is a summary of certain material U.S. federal income tax and estate tax consequences of the ownership and disposition of our common stock to non-U.S. holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed at any time, possibly retroactively, or the Internal Revenue Service, the IRS, might interpret the existing authorities differently, so as to result in U.S. federal income or estate tax consequences different from those set forth below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws, except to the limited extent below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	partnerships or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors in such entities);

•	certain former citizens or long-term residents of the United States;

•	a “controlled foreign corporation” or “passive foreign investment company;”

•	a corporation that accumulates earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations or tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons whose functional currency is other than the U.S. dollar;

•	persons who acquired our common stock as compensation for services;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, for investment purposes); or

•	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

The following discussion is for information purposes only. You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. holder defined

For purposes of this discussion, you are a non-U.S. holder if you are any holder that is not:

•	an individual citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If you are a non-U.S. holder that is an individual, you may be deemed to be a resident alien, as opposed to a non-resident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our common stock. See “—Gain on disposition of common stock.”

Distributions

We have not made any distributions on our common stock, and we do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide us or our paying agent with an IRS Form W-8BEN or other appropriate version of IRS Form W-8BEN or other appropriate version of IRS Form W-8 properly certifying qualification for the reduced rate. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. If the holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a partnership or other pass-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners’ or other owners’ documentation to us or our paying agent.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty between the United States and your country of residence applies, attributable to a permanent establishment maintained by you in the United States or, in the case of an individual, a fixed base maintained by you in the United States) and are includible in your gross income in the taxable year received are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to any applicable tax treaty providing otherwise. In addition to the graduated tax described above, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding your entitlement to benefits under a relevant income tax treaty.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund or credit of any excess amounts currently withheld if you timely file an appropriate claim for refund with the IRS. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

Gain on disposition of common stock

Subject to the discussion below regarding recent legislative withholding developments, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty between the United States and your country of residence applies, the gain is attributable to a permanent establishment maintained by you in the United States or, in the case of an individual, a fixed base maintained by you in the United States);

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of our assets. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the period described above.

If you are a non-U.S. holder described in the first bullet above, you will generally be required to pay tax on the net gain derived from the sale (net of certain deductions or credits) under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may also be subject to branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax or such reduced rate as may be specified by an applicable income tax treaty on the gain derived from the sale, which tax may be offset by U.S. source capital losses. You should consult any applicable income tax or other treaties between the United States and your country of residence that may provide for different rules.

Federal estate tax

The estates of non-resident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock held (or treated as such) by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty between the United States and such holder’s country of residence provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup withholding and information reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any, regardless of whether withholding is reduced or eliminated by an applicable tax treaty. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to additional information reporting and backup withholding at a current rate of 28% (such rate is scheduled to increase to 30% for payments made after December 31, 2010) unless you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person. Additional rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the disposition of shares of our common stock will apply as follows:

•

If the proceeds are paid to or through the U.S. office of a broker (U.S. or non-U.S.), they generally will be subject to backup withholding and information reporting, unless you certify that you are not a U.S. person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establish an exemption;

•	if the proceeds are paid to or through a non-U.S. office of a broker that is not a “U.S. person,” they will generally not be subject to backup withholding or information reporting; and

•

if the proceeds are paid to or through a non-U.S. office of a broker that is (1) a U.S. person, (2) a non-U.S. person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business or (3) a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business, they generally will be subject to information reporting (but not backup withholding), unless you certify that you are not a U.S. person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establish an exemption.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Recently enacted legislation affecting taxation of our common stock held by or through foreign entities

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a foreign financial institution (which includes hedge funds, private equity funds, mutual funds, securitization vehicles, and other investment vehicles regardless of size) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also will generally impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult the prospective investor’s own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

Underwriting

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are acting as joint book-running managers of this offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table.

Name	Number of shares

J.P. Morgan Securities LLC

Deutsche Bank Securities Inc.

Robert W. Baird & Co. Incorporated

William Blair & Company, L.L.C.

Pacific Crest Securities LLC

Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $         per share from the public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered in this offering.

The underwriters have an option to purchase up to              additional shares of common stock from us to cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discounts and commissions are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are $         per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over allotment exercise	With full over allotment exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $         million.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not, subject to limited exceptions, (1) offer, sell, contract to sell, publicly announce the intention to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC, a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of our common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of our common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs, or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Directors, executive officers, stockholders and optionees holding more than     % of our fully-diluted shares prior to this offering have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entitles, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., (1) offer, pledge, publicly announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock (including, without limitation, shares of our common stock which may be deemed to be beneficially owned by such directors, executive officers, stockholders and optionees in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock.

Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs, or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We intend to apply for listing of our common stock on the New York Stock Exchange under the symbol “MBTV.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, or purchasing and selling shares of, common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M promulgated under the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly-traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock, or that the shares of our common stock will trade in the public market at or above the initial public offering price.

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans.

Selling restrictions

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the joint book-running managers for any such offer; and

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland

This document, as well as any other material relating to the shares of our common stock, which are the subject of the offering contemplated by this prospectus, does not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

This document, as well as any other material relating to the shares, is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Legal matters

Fenwick & West LLP, Mountain View, California, will pass upon the validity of the issuance of the shares of our common stock offered by this prospectus. Wilson Sonsini Goodrich  & Rosati, Professional Corporation, Palo Alto, California, acted as counsel to the underwriters.

Experts

The financial statements as of December 31, 2009 and December 31, 2010 and for each of the three years in the period ended December 31, 2010 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find additional information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the consolidated financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents. A copy of the registration statement, including the exhibits and the consolidated financial statements and notes filed as a part of the registration statement, may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon the payment of fees prescribed by it. You may call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

MobiTV, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, statements of redeemable convertible preferred stock, stockholders’ deficit and comprehensive loss, and statements of cash flows present fairly, in all material respects, the financial position of MobiTV, Inc. and its subsidiaries (“the Company”) at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

August 31, 2011

San Jose, California

MobiTV, Inc.

Consolidated Balance Sheets

	December 31,		September 30, 2011	Pro forma September 30, 2011
(in thousands, except per share data)	2009	2010

			(unaudited)	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$20,060	$6,997	$9,768
Short-term investments	24,690	29,450	18,304
Accounts receivable, net of allowance for doubtful accounts of $135, $0 and $0 at December 31, 2009 and 2010 and September 30, 2011 (unaudited), respectively	9,232	11,805	11,257
Prepaid and other assets	2,573	2,251	1,851
Restricted cash	250	250	250

Total current assets	56,805	50,753	41,430
Property and equipment, net	11,398	12,956	14,722
Other assets	133	708	1,718
Restricted cash, non-current	371	377	374

Total assets	$68,707	$64,794	$58,244

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,484	$2,904	$4,486
Accrued liabilities	13,530	15,590	17,421
Deferred revenue	677	5,277	4,903
Equipment financing obligations, current	3,751	3,031	1,196

Total current liabilities	20,442	26,802	28,006
Equipment financing obligations, non-current	3,304	1,202	379
Other liabilities, non-current	272	851	436

Total liabilities	24,018	28,855	28,821

Commitments and contingencies (Note 6)

Redeemable convertible preferred stock (Series A – C), $0.001 par value, 48,669 shares authorized; 48,317 shares issued and outstanding at December 31, 2009 and 2010 and September 30, 2011 (unaudited); liquidation value at December 31, 2009 and 2010 and September 30, 2011 (unaudited): $119,865; no shares outstanding pro forma (unaudited)	118,723	119,275	119,470

Stockholders' equity (deficit):
Convertible preferred stock, $0.001 par value, no shares authorized, issued and outstanding, at December 31, 2009 and 2010 and September 30, 2011 (unaudited), shares authorized, no shares issued or outstanding, pro forma (unaudited)	—	—	—
Common stock, $0.001 par value, 81,287 shares authorized; 13,319, 15,335 and 15,611 shares issued and outstanding at December 31, 2009 and 2010 and September 30, 2011 (unaudited), respectively, and shares issued and outstanding pro forma (unaudited)	13	15	16
Additional paid-in capital	19,460	24,818	28,871
Accumulated other comprehensive income	5	32	5
Accumulated deficit	(93,512)	(108,201)	(118,939)

Total stockholders' equity (deficit)	(74,034)	(83,336)	(90,047)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$68,707	$64,794	$58,244

The accompanying notes are an integral part of these consolidated financial statements.

MobiTV, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)	Years ended December 31,				Nine months ended September 30,
	2008	2009	2010		2010	2011

					(unaudited)
Revenue	$55,632	$62,477		$66,824	$48,123		$59,873

Operating expenses
Cost of revenue, excluding depreciation	25,051	22,324		32,145	23,164		29,905
Research and development, excluding depreciation	22,033	19,837		15,975	11,719		15,858
Sales and marketing, excluding depreciation	9,825	7,409		7,627	5,536		6,574
General and administrative, excluding depreciation	15,813	17,287		15,247	12,406		10,303
Depreciation and amortization	8,657	9,298		9,819	7,285		7,659

Total operating expenses	81,379	76,155		80,813	60,110		70,299

Loss from operations	(25,747)	(13,678)		(13,989)	(11,987)		(10,426)
Interest income	1,803	330		252	194		137
Interest and other expense, net	(1,023)	(1,212)		(870)	(666)		(363)

Loss before income taxes	(24,967)	(14,560)		(14,607)	(12,459)		(10,652)
Income tax provision	(239)	(57)		(82)	(55)		(86)

Net loss	(25,206)	(14,617)		(14,689)	(12,514)		(10,738)
Accretion of redeemable convertible preferred stock	(831)	(838)		(552)	(487)		(195)

Net loss attributable to common stockholders	$(26,037)	$(15,455)		$(15,241)	$(13,001)		$(10,933)

Net loss per share attributable to common stockholders, basic and diluted	$(2.04)	$(1.19)		$(1.10)	$(0.95)		$(0.70)

Weighted average shares used to compute net loss per share attributable to common stockholders, basic and diluted	12,747	13,006		13,862	13,620		15,527

Pro forma net loss per share, basic and diluted (unaudited)			$			$

Weighted average shares used to compute pro forma net loss per share, basic and diluted (unaudited)

The accompanying notes are an integral part of these consolidated financial statements.

MobiTV, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock, Stockholders’ Deficit and Comprehensive Loss

	Redeemable convertible preferred stock		Common stock		Additional paid-In capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ deficit
(in thousands)	Shares	Amount	Shares	Amount

Balances at December 31, 2007	48,317	$117,054	12,644	$13	$7,197	$14	$(53,689)	$(46,465)
Issuance of common stock upon exercise of stock options	—	—	91	—	116	—	—	116
Accretion of preferred stock	—	831	—	—	(831)	—	—	(831)
Non-employee stock-based compensation expense	—	—	—	—	35	—	—	35
Employee stock-based compensation expense	—	—	—	—	7,374	—	—	7,374
Settlement of employment litigation	—	—	99	—	395	—	—	395

Comprehensive loss:
Unrealized gain on available for sale investments	—	—	—	—	—	49	—	49
Net loss	—	—	—	—	—	—	(25,206)	(25,206)

Total comprehensive loss								(25,157)

Balances at December 31, 2008	48,317	117,885	12,834	13	14,286	63	(78,895)	(64,533)
Issuance of common stock upon exercise of stock options	—	—	485	—	74	—	—	74
Accretion of preferred stock	—	838	—	—	(838)	—	—	(838)
Employee stock-based compensation expense	—	—	—	—	5,938	—	—	5,938

Comprehensive loss:
Unrealized loss on available for sale investments	—	—	—	—	—	(58)	—	(58)
Net loss	—	—	—	—	—	—	(14,617)	(14,617)

Total comprehensive loss								(14,675)

Balances at December 31, 2009	48,317	118,723	13,319	13	19,460	5	(93,512)	(74,034)
Issuance of common stock upon exercise of stock options	—	—	2,016	2	291	—	—	293
Accretion of preferred stock	—	552	—	—	(552)	—	—	(552)
Employee stock-based compensation expense	—	—	—	—	5,619	—	—	5,619

Comprehensive loss:
Unrealized gain on available for sale investments	—	—	—	—	—	27	—	27
Net loss	—	—	—	—	—	—	(14,689)	(14,689)

Total comprehensive loss								(14,662)

Balances at December 31, 2010	48,317	119,275	15,335	15	24,818	32	(108,201)	(83,336)
Issuance of common stock upon exercise of stock options (unaudited)	—	—	276	1	185	—	—	186
Accretion of preferred stock (unaudited)	—	195	—	—	(195)	—	—	(195)
Employee stock-based compensation expense (unaudited)	—	—	—	—	4,063	—	—	4,063

Comprehensive loss:
Unrealized loss on available for sale investments (unaudited)	—	—	—	—	—	(27)	—	(27)
Net loss (unaudited)	—	—	—	—	—	—	(10,738)	(10,738)

Total comprehensive loss (unaudited)								(10,765)

Balances at September 30, 2011 (unaudited)	48,317	$119,470	15,611	$16	$28,871	$5	$(118,939)	$(90,047)

The accompanying notes are an integral part of these consolidated financial statements.

MobiTV, Inc.

Consolidated Statements of Cash Flows

	Years ended December 31,			Nine months ended September 30,
(in thousands)	2008	2009	2010	2010	2011

				(unaudited)
Cash flows from operating activities:
Net loss	$(25,206)	$(14,617)	$(14,689)	$(12,514)	$(10,738)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	8,657	9,298	9,819	7,285	7,659
Accretion on short-term investments	(53)	(14)	265	180	153
Stock based compensation	7,084	5,496	4,989	3,822	3,670
Preferred stock warrant expense	(458)	6	16	(40)	(39)
Amortization of equipment financing costs	639	398	154	135	9
Loss (gain) on disposal of property and equipment	(36)	220	15	4	118
Realized (gain) loss on investments	8	—	43	53	(21)
Changes in operating assets and liabilities:
Accounts receivable, net	266	(2,144)	(2,573)	(1,934)	547
Prepaid expenses and other assets	1,018	(253)	(259)	(570)	704
Accounts payable	1,593	(247)	91	1,127	967
Accrued and other liabilities	1,772	(2,406)	2,539	2,108	1,360
Deferred revenue	(1,247)	(1,066)	4,600	3,240	(373)

Net cash provided by (used in) operating activities	(5,963)	(5,329)	5,010	2,896	4,016

Cash flows from investing activities:
Purchase of property and equipment	(5,288)	(2,866)	(2,619)	(2,213)	(3,352)
Capitalization of software development costs	(3,514)	(4,851)	(7,723)	(5,716)	(6,269)
Proceeds from sale of property and equipment	3,102	2,236	1,064	1,064	—
Purchase of short-term investments	(50,435)	(38,762)	(50,534)	(44,885)	(23,670)
Proceeds from sales of short-term investments	11,764	—	17,596	11,167	17,558
Proceeds from maturities of short-term investments	37,082	38,198	27,896	25,797	17,100
Change in restricted cash	(4)	274	(6)	(7)	3

Net cash provided by (used in) investing activities	(7,293)	(5,771)	(14,326)	(14,793)	1,370

Cash flows from financing activities:
Proceeds from equipment financing agreement	4,842	—	—	—	—
Principal payments of sales/leaseback and equipment financing agreements	(2,630)	(3,228)	(4,040)	(2,976)	(2,668)
Proceeds from exercise of stock options	116	74	293	173	186
Payments for deferred offering costs	—	—	—	—	(133)

Net cash provided by (used in) financing activities	2,328	(3,154)	(3,747)	(2,803)	(2,615)

Increase (decrease) in cash and cash equivalents	(10,928)	(14,254)	(13,063)	(14,700)	2,771
Cash and cash equivalents, beginning of period	45,242	34,314	20,060	20,060	6,997

Cash and cash equivalents, end of period	$34,314	$20,060	$6,997	$5,360	$9,768

Supplemental disclosure of cash flow information
Interest paid	$476	$578	$523	$422	$174
Income taxes paid	5	184	247	203	140

Supplemental disclosure of noncash investing and financing activities
Assets acquired under equipment financing arrangements	$3,531	$2,236	$1,064	$1,064	$—
Purchases of property and equipment recorded in accounts payable and accrued liabilities	452	179	593	307	121
Deferred offering costs recorded in accounts payable and accrued liabilities	—	—	—	—	1,181
Issuance of preferred stock warrants in conjunction with equipment financing arrangements	564	—	—	—	—
Accretion of redeemable convertible preferred stock	831	838	552	487	195
Settlement of employment litigation in common stock	395	—	—	—	—

The accompanying notes are an integral part of these consolidated financial statements.

MobiTV, Inc.

Notes to Consolidated Financial Statements

Note 1—Description of business

MobiTV, Inc. (“MobiTV”, or “We”) was incorporated in the State of Delaware on January 27, 2000 as Idetic, Inc. and subsequently changed its name to MobiTV, Inc. in August 2005. We launched our service in November 2003. MobiTV is the national provider of mobile television services for AT&T U-verse Live TV, NFL Mobile on Verizon, Sprint TV and T-Mobile TV, among others. Our platform and proprietary technology provide end-to-end solutions that deliver live television, on-demand and downloadable video, and other media content across smartphones, tablets, personal computers and other Internet-enabled consumer electronics. We are headquartered in Emeryville, California.

Note 2—Summary of significant accounting policies

Basis of presentation and principles of consolidation

The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The consolidated financial statements include the accounts of MobiTV, Inc. and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

Unaudited interim consolidated financial statements

The accompanying unaudited interim consolidated balance sheet as of September 30, 2011, the consolidated statements of operations and cash flows for the nine months ended September 30, 2010 and 2011 and the consolidated statement of redeemable convertible preferred stock, stockholders’ deficit and comprehensive loss for the nine months ended September 30, 2011 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with GAAP. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include, in management’s opinion, all adjustments, which include only normal recurring adjustments, that management considers necessary for the fair statement of our financial position as of September 30, 2011 and our results of operations and cash flows for the nine months ended September 30, 2010 and 2011. The results for the nine months ended September 30, 2011 are not necessarily indicative of the results to be expected for the year ending December 31, 2011.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenue and expenses during the reporting period. Significant estimates made by management include, but are not limited to, the determination of revenue recognition, the fair market value of preferred stock warrants, the fair value of our common stock and related stock-based compensation expense, legal contingencies, capitalization of internal-use software, depreciable lives and income taxes including valuation allowances on deferred tax assets. We base our estimates and judgments on historical experience and on various assumptions that we believe are reasonable under the circumstances. Actual results could differ significantly from those estimates.

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

Segments

Our chief operating decision maker is our Chief Executive Officer, who manages our operations on a consolidated basis for purposes of allocating resources. As a result, we have a single operating segment which is our single reportable segment. Our principal operations and decision-making functions are located primarily in the United States.

Unaudited pro forma information

All of our convertible preferred stock outstanding will automatically convert upon the closing of a qualifying initial public offering into                    shares of common stock based on the shares of convertible preferred stock outstanding as of September 30, 2011. In addition, our warrants to purchase preferred stock will convert into warrants to purchase common stock. Unaudited pro forma stockholders’ deficit as of September 30, 2011, as adjusted for the automatic conversion of the convertible preferred stock and preferred stock warrants is set forth on the consolidated balance sheets. See Note 8 and Note 15.

Revenue recognition

We recognize revenue when persuasive evidence of an arrangement exists, the services have been provided to the customer, the fee is fixed or determinable, and collectability is reasonably assured. Management considers a signed agreement to be evidence of an arrangement with a customer.

We recognize monthly fees related to managed services in the period we provide the services to the end user. We defer amounts received in advance of the service being provided and recognize the deferred amounts when the service has been provided. We recognize revenue net of any revenue sharing or other fees earned and deducted by our customers, primarily because we are not a party to the contracts between our customers and their end users and we do not set the price, terms and scope of services in the contracts with end users. Accordingly, based on our evaluation of our customer agreements we have determined that we are not the principal when selling our services through customers. We assess whether the fee is fixed or determinable based on the payment terms and whether any part of the fee is subject to refund or adjustment. We assess collectability based primarily on the creditworthiness of our customers as determined by credit checks and analyses as well as payment history of our customers. If we deem a customer not to be creditworthy, we defer all revenue from the arrangement until the payment is received and all other revenue recognition criteria have been met.

The majority of our customer agreements provide that we receive revenue per end user, either as a percentage of revenue received by the customer or as a fixed fee per end user. Our customers provide us information, generally on a daily basis, that we utilize to determine the timing and amount of revenue to record in any given period for the services we provide. We have established processes and controls to validate the accuracy and completeness of information our customers report to us, and occasionally discrepancies are identified. If we are unable to identify

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

and resolve discrepancies in a timely manner, the timing of recognition of revenue and collection of payment from our customers could be affected. Any such delays in the timing of receipt, accuracy or completeness of reporting to us or timing of resolution of discrepancies could delay the recognition of revenue and negatively impact our results of operations and our financial condition. To date, we have not recorded any significant adjustments to revenue in a subsequent period.

We recognize software license and maintenance revenue under the residual method for multiple element software arrangements when vendor-specific objective evidence, or VSOE, exists for all of the undelivered elements of the arrangement, but does not exist for one or more of the delivered elements in the arrangement. Under the residual method, at the outset of the arrangement with a customer, we defer revenue for the fair value of the arrangement’s undelivered elements such as post contract support, or PCS, and recognize revenue for the remainder of the arrangement fee attributable to the elements initially delivered, such as software licenses. To date, we have not recorded software license and maintenance revenue under the residual method as VSOE did not exist on certain non-PCS undelivered elements. Amounts are recorded in deferred revenue until such undelivered elements have been provided or VSOE of fair value for undelivered elements is established.

We adopted the revised guidance for accounting for multiple deliverable revenue arrangements that are outside of the scope of software revenue recognition guidance on January 1, 2009, using the prospective method for all arrangements entered into or materially modified from the date of adoption. In accordance with this guidance, we allocate arrangement consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. When VSOE and third-party evidence of selling price, or TPE, are not available for all deliverables, we use best estimated selling prices, or BESP, in our allocation of arrangement consideration. To date, we have utilized BESP which we determine by considering multiple factors including, but not limited to, prices we charge for similar offerings, sales volume, market conditions, competitive landscape and pricing practices. We recognize the relative fair value of the fees per end user as our managed services are delivered assuming all other revenue recognition criteria are met. There would be no material impact to the total revenue as reported for the year ended December 31, 2009 if the transactions entered into or materially modified after December 31, 2008 were subject to the previous accounting guidance. The new accounting standards for revenue recognition, if applied in the same manner to the year ended December 31, 2008, would not have had a material impact on the total revenue for that year.

Allowance for doubtful accounts

We make judgments as to our ability to collect outstanding accounts receivable and provide allowances for accounts receivable when and if collection becomes doubtful. To date, we have not recorded any significant credit losses on customer accounts.

Cash equivalents, restricted cash and short-term investments

We invest our excess cash in money market funds, time deposits and liquid debt instruments of the United States and foreign governments and their agencies and high-credit corporate issuers

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

which are classified as short term investments and cash equivalents. All highly liquid investments with an original maturity of three months or less at the time of purchase are considered cash equivalents. As investments are anticipated to be used for current operations, securities with maturities beyond 12 months are classified as current assets.

Restricted cash consists of cash equivalents, the use of which is restricted either by contract or agreement. At December 31, 2009 and 2010, we held a certificate of deposit, or CD, and money market account in the amount of $371,000 and $377,000, respectively, as collateral securing a letter of credit and a security deposit on our offices. At December 31, 2009 and 2010, we also held a CD in the amount of $250,000 as collateral for our corporate credit card program.

We classify all of our cash equivalents and short-term investments that are free of trading restrictions or become free of trading restrictions within one year as available for sale. These securities are reported at fair value, with unrealized gains and losses recorded in accumulated other comprehensive income (loss). Realized gains or losses on the sale of investments are determined using the specific identification method, with such gains and losses reported as a component of interest and other expense, net.

It is our policy to review all marketable securities on a regular basis to evaluate whether any security has experienced an other-than-temporary decline in fair value. If we conclude that an other-than-temporary decline exists, we write down the investment to its fair value and record an impairment charge in our consolidated statements of operations. To date, we have not recorded any impairment charges due to other-than-temporary declines in fair value of our marketable securities.

Significant risks and uncertainties

We are subject to certain risks and uncertainties that could have a material and adverse effect on our future financial position or results of operations. Our customers are primarily wireless carriers and any changes in our customers’ sales strategies, including pricing and promotion of plans that include our services, could have an adverse impact on our consolidated results of operations and financial condition.

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash, cash equivalents, short-term investments and accounts receivable.

We limit our exposure to credit loss by placing cash equivalents and short-term investments in liquid investments with institutions of high credit standing. We are exposed to credit risks related to our cash equivalents and short-term investments in the event of default or a decrease in credit-worthiness of the issuers of the investments. We monitor the financial creditworthiness of these issuers and limit the concentration in individual securities and type of investments that exist within our portfolio. In addition, all of our investments must carry high credit quality ratings. We do not believe there is significant financial risk from non-performance by the issuers of our cash equivalents and short-term investments. Deposits of cash and cash equivalents may exceed the amount of insurance provided by the Federal Deposit Insurance Corporation, or FDIC, on these deposits.

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

We derive our accounts receivable from revenue earned from customers located in the United States and other locations outside of the United States. We perform ongoing credit evaluations of our customers’ financial condition and do not require collateral from our customers. Historically, credit losses have been insignificant.

Wireless carriers accounted for the majority of our revenue and accounts receivable for all periods presented. The following table sets forth the information about our customers who represented greater than 10% of our revenue or accounts receivable, respectively:

	% of revenue					% of gross accounts receivable
	Years ended December 31,			Nine months ended September 30,		December 31,		September 30, 2011
	2008	2009	2010	2010	2011	2009	2010

					(unaudited)			(unaudited)
Sprint	56%	69%	54%	56%	45%	68%	49%	44%
AT&T	24%	17%	19%	19%	19%	22%	*	*
Verizon	—	—	*	*	*	—	26%	26%
T-Mobile	—	—	*	*	24%	—	15%	28%

*	Represents less than 10%

One other customer accounted for 11% of our revenue during the nine months ended September 30, 2010. No other customer represented greater than 10% of our revenue or accounts receivable in these periods or as of these dates.

Fair value of financial instruments

For certain of our financial instruments, which include cash and cash equivalents, short-term investments, accounts receivable and accounts payable, carrying amounts approximate their fair values due to their relatively short maturities. Based on borrowing rates currently available to us for equipment financings with similar terms and consideration of default and credit risk, the carrying value of borrowings outstanding approximates their fair value. The carrying amount of the preferred stock warrant liability represents its fair value (see Note 8).

Cost of revenue, excluding depreciation

Our cost of revenue consists of fees we pay to content providers and other licensors for use of content that is integrated and broadcast through our managed services; personnel and equipment costs associated with our co-location data center operations and customer support; and technology license fees paid to third parties.

Fees paid for third-party content are typically based on the number of our customers’ end users who have access to our services, or are sometimes based on a share of revenue received by MobiTV for the specified service or a fixed annual fee. Our contracts with certain licensors include minimum guaranteed payments, which are payable regardless of the ultimate volume of revenue derived from the number of end users. These contracts contain obligations for the

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

licensor to provide ongoing services and, accordingly, we record any minimum guaranteed payments as an asset when incurred and amortize the amount to cost of revenue over the applicable period. Any additional fees due based on actual usage are expensed monthly as incurred.

Research and development costs, excluding depreciation

We charge costs related to research, design and development of products to research and development expense as incurred. These costs consist of payroll related expenses, contractor fees and allocated facilities costs.

Software development costs

Capitalization of software development costs for software to be sold, leased, or otherwise marketed begins upon the establishment of technological feasibility of the product, which is generally the completion of a working prototype, and ends when the product is available for general release to customers. Under our policy, costs incurred in the initial design, coding and testing phase of software development are expensed as incurred. To date, the period between achieving technological feasibility and the general availability of such software has been short. Accordingly, we have not capitalized any software development costs since inception.

For development costs related to internal use software projects, such as those used in our services and network, we capitalize costs incurred during the application development stage. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Amortization of the costs of software developed for internal use begins when the assets are placed in productive use and are generally amortized over a period of two to five years.

We have capitalized certain internal use software costs totaling $3.9 million, $5.3 million and $8.4 million during the years ended December 31, 2008, 2009 and 2010, respectively, and $6.2 million (unaudited) and $6.7 million (unaudited) during the nine months ended September 30, 2010 and 2011, respectively. Amortization of capitalized costs totaled $2.5 million, $3.7 million and $5.6 million during the years ended December 31, 2008, 2009 and 2010, respectively, and $3.9 million (unaudited) and $5.6 million (unaudited) during the nine months ended September 30, 2010 and 2011, respectively. The unamortized internal use software balances as of December 31, 2009 and 2010 and September 30, 2011 were $6.5 million, $9.7 million and $10.7 million (unaudited), respectively. Capitalized internal use software costs are classified as a component of property and equipment, net.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Equipment, computer software and furniture have estimated useful lives ranging from 18 months to five years. Leasehold improvements are amortized on a straight-line

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

basis over the lesser of 15 years or the lease term with expected renewals, generally 18 months to three years.

Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reported in operating expenses, net in the period realized.

Impairment of long-lived assets

Our long-lived assets consist of property and equipment, including capitalized internal-use software. We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of carrying amounts to the future undiscounted cash flows the assets are expected to generate. We perform our impairment assessment at the lowest level for which identifiable cash flows are largely independent of other assets and liabilities. If long-lived assets are considered to be impaired, the impairment to be recognized is based on the difference between the fair value of the asset and its carrying value. We have made no material adjustments to our property and equipment in any of the periods presented.

Foreign currency remeasurement

The functional currency of our foreign subsidiaries is the U.S. Dollar. Monetary assets and liabilities denominated in foreign currencies are remeasured to U.S. Dollars using the exchange rates at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are remeasured in U.S. Dollars using historical exchange rates. Revenue and expenses are remeasured using average exchange rates prevailing during the period. Gains and losses resulting from remeasurements are recorded in our consolidated statements of operations as a component of interest and other expense, net and were not material during the years presented.

Freestanding preferred stock warrants

Warrants that are related to our redeemable convertible preferred stock are classified as liabilities on our consolidated balance sheets. The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of interest and other expense, net. We will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including the closing of a qualifying initial public offering, at which time, all preferred stock warrants would be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified to stockholders’ deficit.

Stock-based compensation

We measure compensation expense for all stock option awards made to employees and non-employee directors based upon the grant date fair value of those awards. We use the Black-Scholes pricing model to determine the fair values of our stock options on the grant dates. We

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

recognize compensation expense for stock option awards on a straight-line basis over the requisite service period of the award, generally four years. We recognize stock-based compensation net of estimated forfeiture activity and therefore only recognize compensation costs for those shares expected to vest over the service period of the award. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. See Note 9 for further information regarding our stock-based compensation assumptions and expenses.

Comprehensive loss

Comprehensive loss consists of two components, net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to gains and losses that are recorded as an element of stockholders’ deficit but are excluded from net loss. Our other comprehensive income (loss) is comprised of unrealized gains and losses on available-for-sale securities. Total comprehensive loss for fiscal years 2008, 2009 and 2010 and the nine months ended September 30, 2011 is presented in the accompanying Consolidated Statements of Redeemable Convertible Preferred Stock, Stockholders’ Deficit and Comprehensive Loss.

Advertising costs

We expense advertising costs as incurred. Such costs are included in sales and marketing expense and totaled approximately $535,000, $328,000 and $236,000, during the years ended December 31, 2008, 2009 and 2010, respectively, and $179,000 (unaudited) and $266,000 (unaudited) during the nine months ended September 30, 2010 and 2011, respectively.

Income taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are determined based on temporary differences between the financial statement carrying amounts and the respective tax bases of existing assets and liabilities and net operating losses and credit carryforwards using enacted tax rates expected to be in effect for the years in which the differences are expected to be recovered or settled.

We establish valuation allowances when necessary to reduce deferred tax assets to the amount we expect to realize. The assessment of whether or not a valuation allowance is required often requires significant judgment including current operating results, the forecast of future taxable income and on-going prudent and feasible tax planning initiatives.

We account for uncertain tax positions in accordance with the authoritative guidance on accounting for uncertainty in income taxes, which prescribes a threshold and measurement attribute for the financial recognition and measurement of a tax position taken or expected to be taken in a tax return. We recognize interest and penalties related to uncertain tax positions in income tax expense. During 2009 and 2010, we did not accrue any interest or penalties.

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

Accretion of redeemable convertible preferred stock

Our Series A, B, and C redeemable convertible preferred stock has a redemption provision. In each reporting period, we accrete the amount that is necessary to adjust the recorded balance of this preferred stock to an amount equal to its estimated redemption value at its redemption date using the effective interest method. The redemption values are $7.2 million, $15.2 million and $97.5 million for Series A, B, and C preferred stock, respectively, plus any dividends declared and unpaid for Series A, B and C preferred stock.

Net loss per share

Basic and diluted net loss per common share is calculated by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period. Dilutive net loss per common share is the same as basic net loss per common share, since the effects of potentially dilutive securities are antidilutive. The two-class method to calculate earnings per share is used when non-vested stock awards are eligible to receive dividends (i.e. participating securities), even if we do not intend to declare dividends. We had unvested early exercise option shares outstanding in 2008. Although our unvested shares are eligible to receive dividends, they are not significant as compared with total weighted average diluted shares outstanding and, due to our net losses, there is no impact on our earnings per share calculation in applying the two-class method. In addition, all series of our redeemable convertible preferred stock are participating securities, but have no legal requirement to share in any losses.

The following table sets forth the computation of the basic and diluted loss per share attributable to common stockholders for the periods indicated (in thousands, except per share data):

	Years ended December 31,			Nine months ended September 30,
	2008	2009	2010	2010	2011

				(unaudited)

Actual:
Numerator:
Net loss	$(25,206)	$(14,617)	$(14,689)	$(12,514)	$(10,738)
Accretion of redeemable convertible preferred stock	(831)	(838)	(552)	(487)	(195)

Net loss attributable to common stockholders	$(26,037)	$(15,455)	$(15,241)	$(13,001)	$(10,933)

Denominator:
Weighted average shares used to compute net loss per share attributable to common stockholders, basic and diluted	12,747	13,006	13,862	13,620	15,527

Net loss per share attributable to common stockholders, basic and diluted	$(2.04)	$(1.19)	$(1.10)	$(0.95)	$(0.70)

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

The following outstanding securities were not included in the computation of diluted net loss per common share attributable to common stockholders, as their effect would have been antidilutive for the periods presented (in thousands):

	Years ended December 31,			Nine months ended September 30,
	2008	2009	2010	2010	2011

				(unaudited)
Options to purchase common stock	15,531	15,138	13,775	15,309	15,324
Common stock subject to repurchase or forfeiture	3	—	—	—	—
Warrants to purchase common stock	470	470	470	470	470
Warrants to purchase convertible preferred stock	174	174	174	174	174
Convertible preferred stock	48,317	48,317	48,317	48,317	48,317

Total common stock equivalents	64,495	64,099	62,736	64,270	64,285

Unaudited pro forma net loss per share for the year ended December 31, 2010 and for the nine months ended September 30, 2011 has been computed to give effect to the automatic conversion of the redeemable convertible preferred stock into common stock upon the closing of a qualifying initial public offering and the preferred stock warrants into common stock warrants as though the conversions had occurred on the original dates of issuance (in thousands, except per share data):

	Year ended December 31, 2010		Nine months ended September 30, 2011

			(Unaudited)

Pro forma:
Numerator:
Net loss		$(14,689)	$(10,738)
Change in fair value of convertible preferred stock warrant liability		16	39

Net loss used to compute pro forma net loss per share, basic and diluted		$(14,673)	$(10,699)

Denominator:
Shares used to compute net loss per share, basic and diluted		13,862	15,527
Pro forma adjustment to reflect automatic conversion of convertible preferred stock

Weighted average shares used to compute pro forma net loss per share, basic and diluted

Pro forma net loss per share, basic and diluted	$		$

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

Recent accounting pronouncements

In June 2011, the Financial Accounting Standards Board, or FASB, amended its guidance on the presentation of comprehensive income. Under the amended guidance, an entity has the option to present comprehensive income in either one or two consecutive financial statements. A single statement must present the components of net income and total net income, the components of other comprehensive income and total other comprehensive income, and a total for comprehensive income. In a two-statement approach, an entity must present the components of net income and total net income in the first statement. That statement must be immediately followed by a financial statement that presents the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The option under current guidance that permits the presentation of other comprehensive income in the statement of changes in stockholders’ equity has been eliminated. The amendment becomes effective retrospectively for our interim period ending March 31, 2012. Early adoption is permitted. The adoption of this guidance is not expected to have a material effect on our consolidated financial statements.

In May 2011, the FASB amended fair value measurement and disclosure guidance to achieve convergence with International Financial Reporting Standards, or IFRS. The amended guidance clarified existing fair value measurement guidance, revised certain measurement guidance and expanded the disclosure requirements concerning Level 3 fair value measurements. The guidance is effective for interim and annual periods beginning after December 15, 2011. The adoption of this guidance is not expected to have a material effect on our consolidated financial statements.

In January 2010, the FASB amended fair value measurement and disclosure guidance. This update provides amendments to guidance that require entities to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. In addition, this update requires entities to present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs (Level 3). We adopted the disclosures related to Level 1 and Level 2 fair value measurements in 2010 and the disclosures related to Level 3 fair value measurements in 2011. The adoption of this guidance did not have a material effect on our consolidated financial statements.

In October 2009, the FASB issued guidance that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software is considered more than incidental to the product or service. As a result of the amended guidance, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. The components that would be excluded from the scope of software revenue recognition guidance are the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product’s essential functionality, and undelivered components that relate

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

to software that is essential to the tangible product’s functionality. The guidance also clarifies how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). We adopted the guidance effective January 1, 2009 and the adoption did not have an impact on our consolidated financial statements.

In October 2009, the FASB amended the accounting for multiple-deliverable revenue arrangements. The amended guidance requires an entity to allocate consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. This consensus eliminates the use of the residual method of allocation and requires allocation using the relative-selling-price method in all circumstances in which an entity recognizes revenue for an arrangement with multiple deliverables. We adopted the amended guidance on January 1, 2009 and the adoption did not have a material impact on our consolidated financial statements.

Note 3—Cash, cash equivalents, restricted cash and short-term investments

Cash, cash equivalents, restricted cash and short-term investments consisted of the following (in thousands):

	December 31, 2009
	Cost	Unrealized gains	Unrealized losses	Estimated fair value

Cash	$1,819	$—	$—	$1,819
Money market funds	11,981	—	—	11,981
Commercial paper	17,710	6	—	17,716
Certificates of deposits	551	—	—	551
Corporate debt securities	4,486	10	(3)	4,493
United States agency bonds and notes	8,821	3	(13)	8,811

Total cash, cash equivalents, restricted cash and short-term investments	$45,368	$19	$(16)	$45,371

Amounts classified as cash and cash equivalents				$20,060
Amounts classified as short-term investments				24,690
Amounts classified as restricted cash				250
Amounts classified as long-term restricted cash				371

				$45,371

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

	December 31, 2010
	Cost	Unrealized gains	Unrealized losses	Estimated fair value

Cash	$5,824	$—	$—	$5,824
Money market funds	1,247	—	—	1,247
Commercial paper	6,689	4	—	6,693
Certificates of deposits	2,553	2	—	2,555
Corporate debt securities	9,589	32	(3)	9,618
United States agency bonds and notes	11,140	3	(6)	11,137

Total cash, cash equivalents, restricted cash and short-term investments	$37,042	$41	$(9)	$37,074

Amounts classified as cash and cash equivalents				$6,997
Amounts classified as short-term investments				29,450
Amounts classified as restricted cash				250
Amounts classified as long-term restricted cash				377

				$37,074

	September 30, 2011 (unaudited)
	Cost	Unrealized gains	Unrealized losses	Estimated fair value

Cash	$4,185	$—	$—	$4,185
Money market funds	4,407	—	—	4,407
Commercial paper	7,994	2	—	7,996
Certificates of deposits	1,750	—	—	1,750
Corporate debt securities	5,348	7	(4)	5,351
United States agency bonds and notes	5,006	2	(1)	5,007

Total cash, cash equivalents, restricted cash and short-term investments	$28,690	$11	$(5)	$28,696

Amounts classified as cash and cash equivalents				$9,768
Amounts classified as short-term investments				18,304
Amounts classified as restricted cash				250
Amounts classified as long-term restricted cash				374

				$28,696

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

The following table summarizes the estimated fair value of our securities held in short-term investments classified by the stated maturity date of the security (in thousands):

	December 31,		September 30, 2011
	2009	2010

			(unaudited)
Due in one year or less	$16,393	$12,014	$8,448
Due greater than one year and less than three years	8,297	17,436	9,856

	$24,690	$29,450	$18,304

Market values were determined for each individual security in the investment portfolio. At December 31, 2010 and September 30, 2011, the gross unrealized losses and fair value of our investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category consisted of the following (in thousands):

	December 31, 2010
	Less than 12 months
	Fair value	Unrealized losses

Corporate debt securities	$1,732	$(3)
United States agency bonds and notes	7,139	(6)

	$8,871	$(9)

	September 30, 2011 (unaudited)
	Less than 12 months
	Fair value	Unrealized losses

Corporate debt securities	$1,229	$(4)
United States agency bonds and notes	2,001	(1)

	$3,230	$(5)

There were no securities at December 31, 2009 or 2010 that have been in a continuous loss position for 12 months or greater. At September 30, 2011, there was one security that had been in an insignificant unrealized loss position for greater than 12 months and that was not deemed to be other-than-temporarily impaired.

We review our short-term investments on a regular basis to evaluate whether or not any security has experienced an other-than-temporary decline in fair value. In determining whether the decline in the value of these securities was temporary we considered the following factors:

•	the length of time and the extent to which the market value has been less than cost;

•	the financial condition and near-term prospects of the issuer;

•	our intent and ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

At the present time, we do not intend to sell nor believe that it is more likely than not that we will be required to sell our investments that have unrealized losses in accumulated other comprehensive loss before we recover the principal amounts invested. We believe that the unrealized losses are temporary and do not constitute an other-than-temporary impairment.

Realized gains and losses from the sale of available-for-sale investments were not material in fiscal years 2008, 2009 and 2010 and for the nine months ended September 30, 2010 and 2011. Realized gains and losses are included in interest and other expense, net.

Note 4—Fair value measurements

We measure certain financial assets and liabilities at fair value on a recurring basis, including our cash equivalents, short-term investments and preferred stock warrants. The fair value of these financial assets and liabilities is determined based on three levels of input:

Level I—observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

Level II—inputs other than the quoted prices in active markets that are observable either directly or indirectly.

Level III—unobservable inputs in which there is little or no market data and that are significant to the fair value of the assets or liabilities.

We maximize the use of observable market data and minimize the use of unobservable inputs when measuring fair value.

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

The following table summarizes our assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2010 and September 30, 2011 based on the three-tier fair value hierarchy (in thousands):

	December 31, 2009
Description	Aggregate fair value	Level 1	Level 2	Level 3

Assets
Commercial paper	$17,716	$—	$17,716	$—
Money market funds	11,981	11,981	—	—
United States agency bonds and notes	8,811	—	8,811	—
Corporate debt securities	4,493	—	4,493	—
Certificates of deposit	551	—	551	—

Total assets	$43,552	$11,981	$31,571	$—

Liabilities
Convertible preferred stock warrant liability	$272	$—	$—	$272

Total liabilities	$272	$—	$—	$272

	December 31, 2010
Description	Aggregate fair value	Level 1	Level 2	Level 3

Assets
Commercial paper	$6,693	$—	$6,693	$—
Money market funds	1,247	1,247	—	—
United States agency bonds and notes	11,137	—	11,137	—
Corporate debt securities	9,618	—	9,618	—
Certificates of deposit	2,555	—	2,555	—

Total assets	$31,250	$1,247	$30,003	$—

Liabilities
Convertible preferred stock warrant liability	$288	$—	$—	$288

Total liabilities	$288	$—	$—	$288

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

	September 30, 2011 (unaudited)
Description	Aggregate fair value	Level 1	Level 2	Level 3

Assets
Commercial paper	$7,996	$—	$7,996	$—
Money market funds	4,407	4,407	—	—
United States agency bonds and notes	5,007	—	5,007	—
Corporate debt securities	5,351	—	5,351	—
Certificates of deposit	1,750	—	1,750	—

Total assets	$24,511	$4,407	$20,104	$—

Liabilities
Convertible preferred stock warrant liability	$327	$—	$—	$327

Total liabilities	$327	$—	$—	$327

Our convertible preferred stock warrant liability is classified within Level III of the fair value hierarchy consistent with the criteria above. During the year ended December 31, 2010 and the nine months ended September 30, 2011, there were no non-recurring fair value measurement of assets or liabilities subsequent to initial recognition.

The changes in the fair value of the warrant liability are summarized below (in thousands):

Level 3

Balance as of December 31, 2008	$266
Re-measurement of convertible preferred stock warrant liability	6

Balance as of December 31, 2009	272
Re-measurement of convertible preferred stock warrant liability	16

Balance as of December 31, 2010	288
Re-measurement of convertible preferred stock warrant liability (unaudited)	39

Balance as of September 30, 2011 (unaudited)	$327

The valuation of the convertible preferred stock warrant liability is discussed in Note 8.

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

Note 5—Balance sheet components

Property and equipment, net

Property and equipment, net, consisted of the following (in thousands):

	December 31,		September 30, 2011
	2009	2010

			(unaudited)
Computers and equipment	$12,717	$12,713	$12,796
Furniture and fixtures	1,366	1,310	1,352
Leasehold improvements	841	796	1,171
Software	19,611	27,013	33,597

Total at cost	34,535	41,832	48,916
Less: Accumulated depreciation and amortization	(23,137)	(28,876)	(34,194)

Property and equipment, net	$11,398	$12,956	$14,722

Depreciation and amortization expense for the years ended December 31, 2008, 2009 and 2010 totaled $8.7 million, $9.3 million and $9.8 million, respectively. Depreciation and amortization expense for the nine months ended September 30, 2010 and 2011 totaled $7.3 million (unaudited) and $7.7 million (unaudited), respectively.

In fiscal years 2009 and 2010, we sold certain property and equipment with a net book value of $1.7 million and $941,000, respectively. The transactions were accounted for as sales-lease back transactions, wherein the property was sold, immediately leased back, and accounted for as a capital lease (see Note 6).

Assets recorded under capital leases, consisting primarily of computers and equipment, totaled $4.5 million, $5.4 million and $3.0 million (unaudited) at December 31, 2009 and 2010 and September 30, 2011, respectively. Accumulated depreciation related to assets recorded under capital leases totaled $2.1 million, $4.3 million and $2.6 million (unaudited) at December 31, 2009 and 2010 and September 30, 2011, respectively.

Accrued liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31,		September 30, 2011
	2009	2010

			(unaudited)
Accrued royalties	$4,703	$7,126	$7,892
Accrued compensation and benefits	5,345	5,693	4,887
Accrued carrier payable	1,437	1,407	2,330
Accrued other liabilities	2,045	1,364	2,312

	$13,530	$15,590	$17,421

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

Note 6—Commitments and contingencies

Capital leases

In February 2008, we secured equipment financing with a financial services company under an existing lease arrangement for borrowings of up to $10.0 million for the purchase of hardware and software. Amounts financed under this facility bear interest annually at prime plus an applicable margin. Equipment under this agreement is subject to collateral. At the end of the lease term, we have the option to purchase back all of the equipment leased under the facility at a fair market value not to exceed a predetermined percentage of original cost. Any software financed under the facility is subject to a financing fee equal to 15% of the original cost of the software financed payable at the end of the term of the advance. Borrowings under this facility were available through February 2009.

At various dates throughout the years ended December 31, 2008 and 2009, we sold certain property and equipment with a total net book value of $2.8 million and $294,000, respectively, to the financing company and immediately leased back the property. The transactions resulted in total deferred gains of $386,000 and $13,000 for the years ended December 31, 2008 and 2009, respectively, which are classified in property and equipment, net on our consolidated balance sheets and will be amortized to operating expense over the lease terms. We are required to pay rent on each of the sales lease back transactions of six consecutive interest-only monthly payments followed by 30 equal monthly installments of principal plus interest. The applicable rate of interest for amounts financed during the years ended December 31, 2008 and 2009 ranged from 9.1% to 9.25%. The lease is accounted for as a capital lease. Borrowings under this facility totaled $3.4 million. The balance of the facility expired unused in February 2009.

In connection with the financing, we issued warrants to purchase 14,679 shares of Series B redeemable convertible preferred stock and 53,245 shares of Series C redeemable convertible preferred stock (see Note 8).

In December 2009, we secured new equipment financing with a financial institution under a lease agreement for borrowings of up to $3.0 million for the purchase of hardware, software and equipment. Amounts financed under this facility bear interest annually at 9%. Equipment under this agreement is subject to collateral. At the end of the lease term, we have the option to purchase back all of the equipment leased under the facility for one dollar. We must maintain certain non-financial covenants and are subject to a financial covenant where we must maintain a minimum of $25.0 million in either cash, cash equivalents, or marketable securities with the financial institution. Effective September 2011, the agreement was amended to reduce this covenant to $20.0 million (unaudited), which is no longer required to be held with the financial institution. As of December 31, 2009 and 2010 and September 30, 2011, we were in compliance with all financial covenants. Borrowings under this facility were available through March 2010.

In December 2009, we sold certain property and equipment with a total net book value of $1.4 million to the financial institution and immediately leased back the property, borrowing $1.9 million under the facility. The transaction resulted in a total deferred gain of $505,000, which is classified in property and equipment, net on our consolidated balance sheets and will be amortized to operating expense over the lease terms. We are required to pay rent on the lease in

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

36 equal monthly installments of principal plus interest. The applicable rate of interest for the amount financed is 9.0%. The lease is accounted for as a capital lease.

In March 2010, we sold certain property and equipment with a total net book value of $941,000 to the financial institution and immediately leased back the property, borrowing an additional $1.1 million under the facility. The transaction resulted in a deferred gain of $123,000. The remaining $8,000 under this equipment facility expired unused at the end of March 2010.

Loan and security agreement

In February 2008, we entered into a loan and security agreement with a separate financial services company providing for maximum borrowings up to $5.0 million for the purchase of equipment. Borrowings under this loan bear interest annually at prime plus an applicable margin. The applicable rate of interest under the facility is 9.0%. Borrowings under the facility are repayable over 36 months from the date they are drawn. Borrowings under this facility are also subject to a financing fee equal to 10% of the original principal amount of each borrowing payable at the end of the term of each loan. The loan and security agreement required that the loans be advanced on or before May 30, 2008. Borrowings under the facility totaled $4.8 million. The balance of the loan expired unused. All equipment purchased under the loan and security agreement are subject as collateral. We are required to maintain certain non-financial covenants.

In connection with the financing, we issued warrants to purchase 37,438 shares of Series C redeemable convertible preferred stock (see Note 8).

Operating leases

We lease office space and certain equipment under noncancelable operating lease arrangements that expire at various dates through 2013, some of which contain renewal options. The terms of the facility leases generally provide for rental payments on a graduated scale. We recognize rent expense on a straight-line basis over the lease period and have accrued for rent expense incurred but not paid. Rent expense for the years ended December 31, 2008, 2009 and 2010 was $2.1 million, $2.2 million and $1.6 million, respectively. Rent expense for the nine months ended September 30, 2010 and 2011 was $1.2 million (unaudited) and $1.3 million (unaudited), respectively. The deferred rent balance was $215,000, $149,000 and $168,000 (unaudited) at December 31, 2009 and 2010 and September 30, 2011, respectively, and was included in other current and long-term liabilities.

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

As of December 31, 2010, the future minimum lease payments under noncancelable operating and capital leases were as follows (in thousands):

	Capital leases	Operating leases

Years Ending
2011	$3,247	$1,402
2012	1,164	1,439
2013	101	1,300

Total minimum lease payments	4,512	$4,141

Less: Amount representing interest	(279)

Present value of capital lease obligations	4,233
Less: Current portion	(3,031)

Capital lease obligations, net of current portion	$1,202

Letter of credit

We have a letter of credit from a financial institution totaling $300,000. The letter of credit is in lieu of security deposits for leased office space and is collateralized by cash (see Note 3). The letter of credit expires in November 2011, and contains a provision for automatic renewal for an additional twelve months. No amounts have been drawn against the letter of credit.

Other commitments

We have entered into content licensing and distribution agreements with various content providers to provide major branded programming content as part of our service. Generally, we are required to pay content providers a per end user fee, a percentage of revenue or a fixed annual fee. Pursuant to some of these agreements, we are required to pay minimum guaranteed royalties over the term of the agreements. We also have other non-cancelable contractual obligations, primarily related to co-location, managed hosting, content delivery and other services. At December 31, 2010, these commitments totaled $4.6 million payable through fiscal year 2012. At September 30, 2011, these commitments totaled $7.0 million (unaudited) payable through fiscal year 2014. See also related party transactions in Note 13.

We also had $1.6 million and $2.0 million (unaudited) of open purchase orders and cancelable contractual commitments for which the related services or goods were not received as of December 31, 2010 and September 30, 2011, respectively.

Indemnifications

In the ordinary course of business, we include standard indemnification provisions in most of our agreements with our customers and content providers. Pursuant to these provisions, we must defend and indemnify these parties for losses suffered or incurred in connection with our service, breach of representations or covenants, intellectual property infringement or other claims . We

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

have in the past received indemnification requests or notices of their intent to seek indemnification in the future with respect to specific litigation claims in which our customers and content providers have been named as defendants. These demands can be expensive to settle or defend and we have in the past incurred legal fees in connection with certain of these indemnity demands. To date, we have not incurred material costs and do not have material liabilities related to such obligations recorded in our consolidated financial statements. Some of these indemnity demands, including demands relating to pending litigation, remain outstanding and unresolved as of the date of this prospectus.

In addition, we have agreed to indemnify our directors, officers and certain other employees for certain events or circumstances, subject to certain limits, while such persons are or were serving at our request in such capacity. We may terminate the indemnification agreements with these persons upon the termination of their services with us, but termination will not affect claims for indemnification related to events occurring prior to the effective date of termination. The maximum amount of potential future indemnification is unlimited. We have a directors and officers insurance policy that limits our potential exposure. We believe the fair value of these indemnification agreements is minimal. To date, we had not recorded any liabilities for these agreements in our consolidated financial statements.

Litigation

Legal fees and other costs associated with such actions are expensed as incurred. We assess, in conjunction with our legal counsel, the need to record a liability for litigation and contingencies. A liability is recorded when and if it is determined that a loss related matter is both probable and reasonably estimable. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We have received, and may in the future continue to receive, claims from third parties asserting infringement of their intellectual property rights. Future litigation may be necessary to establish our proprietary rights or to defend ourselves and, in some cases, our customers or content partners by determining the scope, enforceability and validity of third party proprietary rights. There can be no assurance with respect to the outcome of any current or future litigation brought by or against us or pursuant to which we have indemnification obligations, and the outcome of any such litigation could have a material adverse impact on our business, operating results and financial condition.

In May 2008, the American Society of Composers, Authors and Publishers, or ASCAP, filed an Application for Determination of Reasonable License Fees against us in the U.S. District Court for the Southern District of New York (Case No. 1:09-cv-07071-DLC). A bench trial was held in April 2010 and the District Court issued an Opinion and Order essentially adopting our proposed fee structure. ASCAP has filed an appeal from such holding to the U.S. Court of Appeals for the Second Circuit (Case No. 10-3161-cv(L), 10-3310-cv(CON). The matter has been fully briefed and is awaiting oral argument.

In September 2010, EON Corp. IP Holdings, LLC filed a complaint against us and sixteen other defendants in the U.S. District for the District of Delaware (Case No. 10-812-SLR). The suit alleges that certain of our products and/or services contribute to, induce or otherwise infringe U.S.

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

Patent No. 5,663,757. In November 2010, the defendants filed a Motion to Dismiss based on plaintiff’s failure to state a claim of infringement. In response, the plaintiff filed an Amended Complaint in December 2010 attempting to address the issues raised in the Motion to Dismiss. In January 2011, the defendants filed a renewed Motion to Dismiss based on the Amended Complaint. On July 12, 2011, the Court granted the defendants’ motion to dismiss with respect to EON’s joint and indirect patent infringement claims, but denied the motion to dismiss with respect to the direct infringement claims. We filed an Answer and Counterclaims to the Amended Complaint on July 25, 2011 and the plaintiff filed an Answer to our Counterclaims on August 5, 2011. In September 2011, the plaintiff filed a motion to amend its complaint to add indirect infringement claims.

Litigation is inherently unpredictable and outcomes are uncertain. Further, as the costs, outcome and status of these types of claims and proceedings have varied significantly in the past, including with respect to whether claims ultimately result in litigation, we believe our past experience does not provide any additional visibility or predictability to estimate additional loss or range of loss that may occur. As a result, we believe that an estimate of additional loss or range of loss for contingencies cannot be made at this time due to the inherent unpredictability of litigation. Accordingly, we are unable to estimate the effects of these lawsuits on our financial condition, results of operations or cash flows.

Note 7—Stockholders’ deficit

Common stock

Our Certificate of Incorporation, as amended, authorizes us to issue 81,287,000 shares of $0.001 par value per share common stock.

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

As of December 31, 2010 and September 30, 2011, we have reserved shares of common stock for the following (in thousands):

	December 31, 2010	September 30, 2011

		(unaudited)

Common Stock Reserved for Future Issuance:
Conversion of Series A redeemable convertible preferred stock	17,313	17,313
Conversion of Series B redeemable convertible preferred stock	15,000	15,000
Conversion of Series C redeemable convertible preferred stock	16,356	16,356
Stock option plans (including both outstanding option grants and those available for future grant)	16,894	16,618
Warrants to purchase redeemable convertible preferred stock	174	174
Warrants to purchase common stock	470	470

	66,207	65,931

Warrants to purchase common stock

In November 2004, we issued to one of our customers a warrant to purchase 470,000 shares of our common stock, or 1% of the then current fully diluted outstanding common shares. While we had an existing wireless carrier agreement with this customer, the warrant agreement was entered into and executed on a standalone basis. The warrant had an exercise price of $0.26 per share, an expiration date of November 10, 2011 and vested immediately. The fair value ascribed to the warrants was determined using the Black-Scholes option pricing model, at the date of issuance, with the following assumptions: volatility of 90%, term of seven years, risk-free interest rate of 3.89% and a dividend yield of 0%. We recorded the fair value of the warrants of $97,000 as a reduction of revenue. As of December 31, 2010, these warrants have not been exercised and remain outstanding (see Note 16).

Note 8—Redeemable convertible preferred stock

Under our Certificate of Incorporation, as amended, we are authorized to issue 48,669,133 shares of Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock.

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

Redeemable convertible preferred stock at December 31, 2010 consists of the following (in thousands):

	Shares
	Authorized	Issued and outstanding	Liquidation value

Series
A	17,313	17,313	$7,197
B	15,000	14,780	15,164
C	16,356	16,224	97,504

	48,669	48,317	$119,865

The rights and preferences of the redeemable convertible preferred stock are as follows:

Voting rights

The holders of Series A preferred stock, Series B preferred stock and Series C preferred stock vote together with the holders of Common Stock at any annual or special meeting of stockholders of MobiTV. Each holder of preferred stock has one vote for each whole number of shares of common stock into which they may be converted.

As long as at least 1,000,000 shares of convertible preferred stock remain outstanding, we must obtain approval from at least 60% of the holders of convertible preferred stock, voting together as a single class on an as-if-converted basis, in order to alter the Certificate of Incorporation or bylaws of MobiTV or take any other action that materially alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the preferred stock or otherwise affects them adversely; change the authorized number of shares of common and convertible preferred stock; authorize any new class or series of stock or other securities convertible into equity securities of MobiTV ranking senior to or on parity with any outstanding series of preferred stock in right of redemption, liquidation to or on parity with any outstanding series of preferred stock in right of redemption, liquidation preference, voting or dividends; repurchase, redeem or acquire junior stock; pay a dividend with respect to any class of stock; change the authorized number of members on our board of directors; or effect a merger, sale of assets or any liquidation or dissolution of MobiTV.

As long as at least 1,000,000 shares of Series C preferred stock remain outstanding, we must obtain approval from a majority of the holders of outstanding Series C preferred stock for effecting or validating any acquisition of, asset transfer or any other liquidation or dissolution of MobiTV in which holders of Series C preferred stock would receive an amount for each share of Series C preferred stock less than two times the Series C original issue price.

As long as at least 1,000,000 shares of Series A preferred stock remain outstanding, holders of Series A preferred stock, voting together as a separate class, shall be entitled to elect and remove two members of our board of directors. As long as at least 775,000 shares of Series B preferred stock remain outstanding, holders of Series B preferred stock, voting together as a separate class,

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

shall be entitled to elect and remove two members of our board of directors. As long as at least 1,000,000 shares of Series C preferred stock remain outstanding, holders of Series C preferred stock, voting together as a separate class, shall be entitled to elect and remove one member of our board of directors. The holders of any outstanding common stock, voting together as a separate class, shall be entitled to elect and remove two members of our board of directors. The holders of common stock, Series A, Series B and Series C preferred stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect and remove any remaining members of our board of directors.

Dividend rights

The holders of Series A preferred stock, Series B preferred stock, and Series C preferred stock are entitled to receive non-cumulative dividends at the per annum rate of 6% of the original issue prices of $0.4157, $1.026 and $6.01 per share, respectively, when and if declared by our board of directors. In the event that any dividends other than those payable in common stock, are declared on any shares of common stock, an additional dividend shall be declared for all outstanding shares of all series preferred stock in an amount equal per share (on an as-if-converted basis) to the amount paid or set aside for each share of common stock and all such dividends shall be paid simultaneously. Dividends may be declared and paid on common stock as and when determined by the board of directors. At December 31, 2010, no dividends had been declared.

Liquidation preferences

In the event of any liquidation, dissolution, or winding up of MobiTV, whether voluntary or involuntary, the holders of Series A preferred stock, Series B preferred stock and Series C preferred stock are entitled to receive an amount of cash equal to their original issue prices of $0.4157, $1.026 and $6.01 per share, respectively, plus any declared but unpaid dividends. If the amounts available for distribution are not sufficient to pay the full amount, then any remaining assets of MobiTV available for distribution shall be distributed to the holders of Series A, B and C preferred stock on an equal priority, pari passu basis, according to their respective liquidation preferences. Upon full payment of the liquidation preference amounts of all preferred stock, any remaining assets of MobiTV legally available for distribution will be distributed ratably to the holders of common and preferred stock, each on an “as-if-converted” basis.

Conversion

Each share of Series A preferred stock, Series B preferred stock and Series C preferred stock, at the option of the holder thereof, is convertible into the number of shares of common stock which results from dividing their original issue prices of $0.4157, $1.026 and $6.01, respectively, by the conversion price on the conversion date. The initial conversion prices of the Series A preferred stock, Series B preferred stock and Series C preferred stock are the original issue prices of the Series A preferred stock, Series B preferred stock and Series C preferred stock, respectively. The conversion prices of the Series A preferred stock, Series B preferred stock and Series C preferred stock are subject to adjustment in certain circumstances, including upon certain dilutive

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

issuances and stock splits, combinations, dividends and distributions with respect to the common stock. Each share of preferred stock automatically converts into the number of shares of common stock into which these shares are convertible at the then-effective conversion ratio upon: (i) affirmative election of at least 60% of the then outstanding shares of the preferred stock, voting together as a separate class on an as-converted basis; provided that the automatic conversion of Series C preferred stock shall require the affirmative vote of a majority of the then outstanding Series C preferred stock, or (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock in which the gross proceeds raised equals or exceeds $40.0 million, provided that in the event the public offering price is less than $12.02 (as adjusted for any stock dividends, combinations, splits, reverse stock splits and recapitalizations), the automatic conversion of the Series C preferred stock shall require the affirmative vote of a majority of the holders of the then outstanding Series C shares. As of September 30, 2011, the conversion ratio for Series A and Series B preferred stock was 1-to-1. See Note 15 and below regarding the conversion terms of the Series C preferred stock.

Modification of Series C conversion terms (Unaudited)

As discussed in Note 15, in August 2011, we amended our Restated Certificate of Incorporation to modify the terms of automatic conversion of our Series C preferred stock.

In connection with the amended conversion terms, we evaluated the amended Series C preferred stock agreements and determined that the classification of the shares of Series C preferred stock in our consolidated balance sheet did not change. Additionally, the modification of these instruments did not result in the recognition of a deemed dividend at the date of modification. However, the amended conversion terms involve a contingency as to the conversion price for the Series C preferred stock. Upon resolution of the contingency by the establishment of the Minimum IPO Price, if the Minimum IPO Price is less than the Series C conversion price then in effect, we will recognize a deemed dividend for the beneficial conversion feature of the Series C preferred. Any such deemed dividend will be recorded in the consolidated statement of operations as a deduction from net loss to arrive at net loss attributable to common stockholders in the period in which the Minimum IPO Price is established.

Redemption rights

Any time after June 24, 2012, the holders of more than 60% of the then-outstanding shares of Series A, Series B and Series C preferred stock (calculated on an as-converted basis), voting as a single class, may upon written request require that we redeem all the shares of the Series A, Series B and Series C preferred stock in three equal annual installments at the redemption prices of $0.4157, $1.026 and $6.01 respectively, plus all declared but unpaid dividends and other distributions with respect to each share of Series A, Series B and Series C preferred stock, respectively. Any redemption of only a part of the number of shares of any preferred stock required to be redeemed in any one installment, must be made on a proportionate basis among the holders of such series of preferred stock according to the number of shares held by each such holder thereof.

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

As of December 31, 2010, we have recorded cumulative charges to additional paid-in capital of $3.8 million and $284,000 in cumulative charges to accumulated deficit related to the accretion of the preferred stock to its redemption value.

Warrants for convertible preferred stock

In April of 2006, we issued warrants to purchase 68,807 shares of Series B preferred stock in conjunction with an equipment sale and leaseback agreement. The warrants have an exercise price of $5.45 per share and a term of the lesser of seven years from the effective date of the warrant agreement or five years from the effective date of an initial public offering. The warrants were exercisable on or after the Series C preferred stock equity financing. We calculated the fair value of each warrant using the Black-Scholes option pricing model with the following assumptions: volatility of 93.9%, term of seven years, risk free interest rate of 5.11% and annual dividend rate of 0%. The fair value of the warrants upon issuance totaled $272,000, of which $87,000 was recorded as a discount to the carrying value of the lease payable and $185,000 was recorded in interest and other expense, net.

In February 2008, we issued warrants to purchase 14,679 shares of Series B redeemable preferred stock at an exercise price of $5.45 per share and 53,245 shares of Series C redeemable preferred stock with an exercise price of $6.01 per share in conjunction with equipment financing (Note 6). The warrants are exercisable immediately and have a term of the lesser of seven years from the effective date of the warrant agreement or five years from the effective date of an initial public offering. We recorded the fair value of each warrant using the Black-Scholes option pricing model with the following assumptions: volatility of 89.35%, term of seven years, risk free interest rate of 3.17% and annual dividend rate of 0%. We recorded the fair value of the warrants of $343,000, of which $286,000 was recorded to interest and other expense, net in 2008. The remaining balance was recorded in interest and other expense, net in 2009.

In February 2008, we issued warrants to purchase 37,438 shares of Series C redeemable preferred stock in conjunction with a loan and security agreement (Note 6). The warrants have an exercise price of $6.01 per share, are exercisable immediately and expire on the tenth anniversary from the date of grant. We recorded the fair value of each warrant using the Black-Scholes option pricing model with the following assumptions: volatility of 93.65%, term of ten years, risk free interest rate of 3.71% and annual dividend rate of 0%. The fair value of the warrants of $222,000 was recorded as a discount to the carrying value of the loan.

Warrants outstanding at December 31, 2010 and September 30, 2011 were as follows (in thousands):

					Fair value
Issue date	Term (years)	Convertible preferred stock	Exercise price per share	Number of shares outstanding under warrant	December 31, 2010	September 30, 2011

						(unaudited)
April 2006	7	Series B	$5.45	69	$36	$43
February 2008	7	Series B	5.45	15	14	25
February 2008	7	Series C	6.01	53	130	141
February 2008	10	Series C	6.01	37	108	118

				174	$288	$327

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

As discussed in Note 2, all of our freestanding preferred stock warrants are recorded as a liability and are adjusted to their respective fair values at each balance sheet date and any change in fair value is recognized in interest and other expense, net.

Note 9—Stock option plan

In June 2000, we approved the 2000 Employee & Consultant Equity Incentive Plan (“Plan”). The Plan provides for the granting of stock options to employees, directors, consultants, independent contractors and advisors of MobiTV. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options, or ISO, may be granted only to employees (including officers and directors who are also employees). Nonqualified stock options, or NSO, may be granted to employees, officers, directors, consultants and advisors of MobiTV. Since its adoption, the Plan has been amended and restated at various dates to increase the number of shares of common stock authorized for issuance under the Plan.

On January 22, 2008, our board of directors approved the following amendments to our Amended and Restated 2000 Employee and Consultant Equity Incentive Plan, or Plan:

•	authorized an additional 2,500,000 shares of common stock to be issued under the Plan;

•	changed the post-termination exercise period of incentive stock options granted under the Plan from 60 days to 90 days;

•	amended the standard term for a stock option from ten years to seven years; and

•	provide for certain changes to the transfer restrictions on shares issued upon exercise of stock options.

The amendments outlined above are applicable to options granted on or after January 22, 2008.

Under the Plan, we may grant options at prices of no less than 85% of the estimated fair value of the shares on the date of grant as determined by our board of directors, provided that (i) the exercise price of an ISO may not be less than 100% of the fair value of the stock at the date of grant; and (ii) the exercise price of any option granted to a 10% stockholder shall not be less than 110% of the fair market value of the shares on the grant date.

In May of 2010, our stockholders’ approved the 2010 Employee and Consultant Equity Incentive Plan, or 2010 Plan. The 2010 Plan permits the granting of stock options, restricted stock, restricted stock units and performance stock bonus awards. The 2010 Plan allows for the grant of options to purchase shares of our common stock to employees and other individuals at a price equal to the fair market value of the common stock at the date of grant. The options granted to new employees under the new Plan typically vest 25% after the first year of service and an additional 1/48 of the shares upon completion of each succeeding full month of continuous employment. Options under the new Plan expire seven years after the grant date. If the optionee’s service terminates, options expire 90 days from the date of termination except under certain circumstances such as death or disability. The number of shares authorized for option grants under the 2010 Plan is 3,368,198. After May 24, 2010, any awards issued under our Amended and Restated 2000 Employee and Consultant Equity Incentive Plan that are canceled or repurchased become available for grant under the 2010 Plan.

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

As of December 31, 2010, we have authorized 22,472,484 shares of common stock for issuance under all Plans.

The Board determines the period over which options become exercisable. The term of the options is no longer than five years for ISOs for which the grantee owns greater than 10% of the voting power of all classes of stock and no longer than 10 years for all other options. Options granted to new employees generally vest over a four year period, 25% on the first anniversary from the grant date of the option and an additional 1/48 of the shares upon completion of each succeeding full month of continuous employment thereafter. Options granted to continuing employees, at our discretion, may either (i) vest monthly over a 48-month period or (ii) become 25% vested after a one-year period and then vest monthly through the end of the vesting period.

The following table summarizes activity under the Plans (in thousands except per share amounts):

	Options available for grant	Options outstanding		Weighted average fair value per share	Weighted average contractual term	Aggregate intrinsic value
		Number of options outstanding	Weighted average exercise price

						(in thousands)
Balances at December 31, 2009	3,772	15,138	$1.15
Options granted	(2,442)	2,442	1.07	$0.64
Options exercised	—	(2,016)	0.14			$1,862
Options canceled	1,789	(1,789)	1.42

Balances at December 31, 2010	3,119	13,775	$1.25		4.32	$2,457
Options granted (unaudited)	(2,242)	2,242	1.74	$1.10
Options exercised (unaudited)	—	(276)	0.67			$227
Options canceled (unaudited)	417	(417)	1.31

Balances at September 30, 2011 (unaudited)	1,294	15,324	$1.33		3.95	$27,035

As of December 31, 2010:
Options vested and exercisable		8,266	$1.23		3.84	$1,692
Options vested and expected to vest(1)		13,055	$1.25		4.25	$2,316

As of September 30, 2011 (unaudited):
Options vested and exercisable		9,678	$1.27		3.19	$17,714
Options vested and expected to vest(1)		14,840	$1.32		3.88	$26,296

(1)	The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total outstanding unvested options.

We computed the aggregate intrinsic value amounts of the options vested, expected to vest and exercisable disclosed in the table above based on the difference between the original exercise price of the options and management’s estimate of the deemed fair value of our common stock at December 31, 2010 and September 30, 2011. The aggregate intrinsic value of options exercised

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

during the years ended December 31, 2008 and 2009 was $259,000 and $633,000, respectively. The aggregate intrinsic value of options exercised for all periods presented is computed based on the difference between the original exercise price of the options and the deemed fair value of our common stock on the date of exercise.

We realized no income tax benefit from stock option exercises during the years ended December 31, 2008, 2009 and 2010 or the nine months ended September 30, 2011.

Fair value disclosures

The fair value of options is estimated using the Black-Scholes option pricing model, which takes into account inputs such as exercise price, the fair value of the underlying shares of common stock at the grant date, expected term, expected volatility, risk-free interest rate and dividend yield. We determined the fair market value of options at each grant date using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Expected term—The expected term for employee stock options represents the weighted-average period that the stock options are expected to remain outstanding. We derived the expected term using the simplified method. As alternative sources of data become available in order to determine the expected term, we will incorporate relevant data into this assumption.

Expected volatility—The computation of expected volatility was based on the historical volatility of comparable companies from a representative peer group selected based on industry data.

Risk-free interest rate—The risk-free interest rate for the expected term of the option is based on the U.S. Treasury Constant Maturity rate as of the date of grant.

Expected dividend yield—We have not paid dividends on our common shares and do not expect to pay dividends in the foreseeable future.

Forfeiture rate—We estimated our forfeiture rate based on an analysis of actual forfeitures and will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience.

All options granted to employees were intended to be exercisable at a price per share not less than the fair market value of the shares of our stock underlying those options on their respective dates of grant. The board of directors determined these fair market values in good faith based on the best information available to the board and our management at the time of the grant.

We estimate the fair value of our common stock based upon several factors, including our operating and financial performance, progress and milestones attained in our business, past sales of convertible preferred stock, valuation of comparable companies, the lack of liquidity of shares of our common stock, general and industry specific economic outlook, and the results of independent valuations by third-party valuation specialists, amongst other factors.

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

The following table reflects the weighted-average assumptions for option grants during the years ended December 31, 2008, 2009 and 2010 and the nine months ended September 30, 2010 and 2011:

	Years ended December 31,			Nine months ended September 30,
	2008	2009	2010	2010	2011

				(unaudited)
Dividend Yield	0%	0%	0%	0%	0%
Risk-free interest rate	2.88%	2.20%	2.10%	2.11%	1.89%
Expected term (years)	4.67	4.46	4.60	4.59	4.74
Expected volatility	54%	80%	76%	75%	80%
Weighted average fair value	$1.60	$0.86	$0.64	$0.64	$1.10

We calculated employee stock-based compensation expense recognized in the years ended December 31, 2008, 2009 and 2010 and the nine months ended September 30, 2010 and 2011 based on awards ultimately expected to vest and reduced the amount of expense for estimated forfeitures.

The following table summarizes the consolidated stock-based compensation expense by line items in the consolidated statement of operations (in thousands):

	Years ended December 31,			Nine months ended September 30,
	2008	2009	2010	2010	2011

				(unaudited)

Share-based compensation expense:
Cost of revenue	$317	$245	$157	$118	$111
Research and development	1,326	964	551	419	498
Sales and marketing	869	439	399	290	362
General and administrative	4,572	3,848	3,882	2,995	2,699

Total share-based compensation expense	7,084	5,496	4,989	3,822	3,670
Amount capitalized to internal use software	347	442	630	485	393

Total share-based compensation costs	$7,431	$5,938	$5,619	$4,307	$4,063

At December 31, 2010 and September 30, 2011, we had $7.4 million and $6.4 million (unaudited), respectively, of total unrecognized compensation expense, net of estimated forfeitures, related to our stock option plan that will be recognized over a weighted-average period of 2.4 years and 2.4 years (unaudited), respectively.

Modification of stock options

On January 22, 2008, our board of directors approved an offer to allow current employees to tender eligible options under the Plan for amendment to (i) reduce the exercise price of such stock options to the fair market value of our common stock on the expiration of the offer, (ii) reduce the term of the tendered stock options from ten to seven years from initial dates of

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

grant, and (iii) impose a prohibition on the transfer of the shares issuable upon exercise of the tendered stock options. In March 2008, we amended and repriced 7,700,519 stock options under the Plan at a fair market value of $4.00 per share. This modification did not result in any incremental compensation expense.

In April 2009, our board of directors approved an offer to allow current employees to tender eligible options under the Plan for replacement. Each replacement option (i) is exercisable to purchase the same number of shares underlying the tendered option, (ii) has a reduced exercise price per share equal to the fair market value of our common stock on the expiration date of the offer, (iii) expires seven years from the initial date of grant of the tendered option, (iii) includes a prohibition on the transfer of the shares issuable upon exercise of the tendered option, (iv) has a post-termination exercise period of ninety days, (v) does not permit early exercise to purchase unvested shares, and (vi) becomes vested and exercisable pursuant to a new vesting schedule that has a vesting period equal to the remaining vesting period of the tendered option extended by 12 months.

We replaced and repriced 9,340,916 options under this plan at a fair market value of $1.32 per share. This modification resulted in incremental compensation expense in the amount of $2.9 million, which will be recognized over the requisite service period of the modified options.

In May 2009, we modified the terms of two stock option grants for two executives who terminated employment with us. We extended the post-termination cancellation period on 623,749 options over a period of three to eight months. The incremental expense associated with this one-time modification totaled $362,000.

Note 10—Income taxes

The components of the provision for income taxes are as follows (in thousands):

	Years ended December 31,
	2008	2009	2010

Current
Federal	$—	$(76)	$—
State	1	1	1
Foreign	238	132	81

Total tax expense	$239	$57	$82

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

The difference between the actual tax rate and the U.S. statutory tax rate is as follows:

	Years ended December 31,
	2008	2009	2010

Tax at federal statutory rate	34.0%	34.0%	34.0%
State taxes, net of Federal benefit	5.6	5.7	5.6
Permanent differences	(9.2)	(7.0)	(8.2)
Change in valuation allowance	(31.7)	(35.8)	(41.8)
Tax credits	1.9	4.6	9.7
Other, net	(1.6)	(1.9)	0.1

Provision for income taxes	(1.0)%	(0.4)%	(0.6)%

Deferred income taxes reflect the net tax effects of temporary differences between the financial statement carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred income tax assets and liabilities were as follows (in thousands):

	December 31,
	2009	2010

Deferred tax assets
Net operating loss carryforwards	$25,549	$27,942
Credit carryforwards	3,725	5,182
Stock-based compensation	2,448	3,559
Accruals and reserves	2,350	4,881

Total deferred tax asset	34,072	41,564
Valuation allowance	(33,290)	(39,390)

Net deferred assets	$782	$2,174

Deferred tax liabilities
Fixed assets	(782)	(2,174)

Net deferred tax assets / liabilities	$—	$—

Based upon the weight of available evidence, which includes our historical operating performance and the reported cumulative net losses to date, we believe that it is not more likely than not that our net deferred tax assets will be realizable. Accordingly, we have provided a full valuation allowance on our net deferred tax assets. The valuation allowance increased by $5.8 million, $4.9 million and $6.1 million during 2008, 2009 and 2010, respectively.

At December 31, 2010, we had federal and state net operating loss carryforwards of approximately $75.0 million and $71.0 million, respectively. There are $4.0 million of net operating losses that will be credited to additional paid-in capital when realized. The federal net operating loss carryforwards begin to expire in 2021 and state net operating loss carryforwards begin to expire in 2011, if not utilized. As of December 31, 2010, we had federal and state research and development tax credits of approximately $4.4 million and $4.5 million, respectively.

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

The federal credits will begin to expire in 2021 and the state credits will be carried forward indefinitely.

Utilization of net operating losses may be subject to substantial annual limitation due to federal and state ownership limitations. The annual limitation could result in the expiration of net operating losses before utilization.

We had gross unrecognized tax benefits of approximately $1.9 million and $2.7 million as of December 31, 2009 and 2010, respectively, all of which would impact the effective tax rate if recognized. While it is often difficult to predict the final outcome of any particular uncertain tax position, we do not believe that the amount of unrecognized tax benefits will change significantly in the next 12 months. We recognize interest and penalties related to uncertain tax positions in income tax expense. There were no interest or penalties related to unrecognized tax benefits.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	December 31,
	2009	2010

Balance at January 1	$1,125	$1,942
Additions based on tax positions taken during the current period	817	738

Balance at December 31	$1,942	$2,680

We file U.S., state and foreign tax returns in jurisdictions with varying statutes of limitations during which such tax returns may be audited and adjusted by the relevant taxing authorities. As of December 31, 2010, we remain subject to examination in all jurisdictions in which we do business.

Note 11—Employee benefit plan

We have a defined contribution 401(k) tax-deferred savings plan, or Savings Plan, which permits participants to make contributions by salary deductions pursuant to Section 401(k) of the Internal Revenue Code. The Savings Plan allows but does not require contributions by us. As of December 31, 2010, no contributions have been made to the Savings Plan by us.

Note 12—Segment and geographic information

Our chief operating decision-maker is our Chief Executive Officer. Our Chief Executive Officer reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue by geographic region for purposes of allocating resources and evaluating financial performance. We have one business activity and there are no segment managers who are held accountable for operations, operating results and plans for products or components below the consolidated unit level. Accordingly, we report as a single operating segment—mobile media and entertainment. MobiTV and its Chief Executive Officer evaluate

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

performance based primarily on revenue in the geographic locations in which we operate. Revenue by geographic location is based on the country in which the customer’s principal operations are located. The following table sets forth revenue by geographic location (in thousands):

	Years ended December 31,			Nine months ended September 30,
	2008	2009	2010	2010	2011

				(unaudited)

Revenue:
United States	$51,001	$59,280	$60,463	$42,031	$59,290
International	4,631	3,197	6,361	6,092	583

	$55,632	$62,477	$66,824	$48,123	$59,873

Our assets are primarily located in the United States and are not allocated to any specific region. Therefore, geographic information is presented only for total revenue. Substantially all of our long-lived assets are located in the United States.

Note 13—Related party transactions

In February 2009, we made an investment in a mobile content provider, owned by a former founder and current stockholder. We purchased 1,672,000 shares of common stock at a price of $0.0001 per share, representing a 10% interest in the company. In September 2009, we wrote off our investment in the mobile content provider.

In March 2009, we entered into an agreement for the provision of teleport services with a new provider. One of our non-employee directors is the chief executive officer of the third-party provider. Pursuant to the agreement, we are required to pay minimum guaranteed fees of $3.6 million over the five year contractual term. Payments to this provider for the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011 totaled $418,000, $775,000 and $598,000 (unaudited), respectively.

Note 14—Restructuring costs

In 2009, we implemented workforce reductions as part of restructuring plans approved by management. These actions were intended to streamline and focus our efforts and more properly align our cost structure with our projected revenue streams. The restructuring plans included the elimination of 57 positions. As a result of the actions taken in 2009, we recorded charges of $1.3 million in 2009 and $230,000 in 2010. These costs were related to severance and other employee termination benefits, and were recorded as operating expenses in our statements of operations based upon the department of the impacted employee. As of December 31, 2009, we had accrued $45,000 of severance and employee termination benefits related to the restructuring. These amounts were paid in 2010, and there was no remaining restructuring balance as of December 31, 2010.

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

Note 15—Subsequent events

Amendment to certificate of incorporation

In August 2011, we amended our Restated Certificate of Incorporation to modify the terms of the automatic conversion of our preferred stock in an initial public offering covering the sale of our common stock in which the gross proceeds raised equals or exceeds $40.0 million, (“Qualified IPO”). The original provision provided that in the event the public offering price is less than $12.02 (as adjusted for any stock dividends, combinations, splits, reverse stock splits and recapitalizations), the automatic conversion of the Series C preferred stock shall require the affirmative vote of a majority of the holders of the then outstanding Series C shares (“Original Series C Provision”) (see Note 8). The Original Series C Provision has been amended with a special adjustment to the Series C conversion price as follows:

•

Upon the automatic conversion of the Series C preferred stock pursuant to a Qualified IPO that is consummated on or prior to December 31, 2012 in which the minimum of the initial public offering price range set forth on the last preliminary prospectus filed in connection with the Qualified IPO (“Minimum IPO Price”) is less than the Series C conversion price then in effect, the Series C conversion price shall be reduced, effective as of immediately prior to the closing of the Qualified IPO and the automatic conversion of the Series C preferred stock, to the price obtained by multiplying (i) the existing Series C conversion price by (ii) the quotient obtained by dividing (x) the Minimum IPO Price by (y) the existing Series C conversion price.

In the event that a Qualified IPO is consummated after December 31, 2012, then no adjustment shall occur, and the conversion condition reverts back to the Original Series C Provision.

We have evaluated subsequent events through August 31, 2011, the date the audited consolidated financial statements were issued for inclusion in the registration statement on Form S-1.

Note 16—Subsequent events (Unaudited)

New credit facility

In October 2011, we entered into a $10.0 million revolving credit facility with a financial institution. Under this facility, if we maintain at least $15.0 million of cash, cash equivalents or marketable securities with the financial institution, the amount available for borrowing is determined by a borrowing base calculation of up to 80% of our current accounts receivable plus $5.0 million, subject to interest at the prime rate plus 0.75%, with interest payable monthly and amounts borrowed payable upon maturity in October 2013. If we maintain less than $15.0 million of cash, cash equivalents or marketable securities with the financial institution, the amount available for borrowing is determined on an invoice by invoice basis of 80% of each eligible account receivable, subject to interest at the prime rate plus 1.75%, with interest and amounts borrowed payable upon receipt of proceeds from financed eligible accounts receivable. At all times, the aggregate amount of borrowings outstanding under this facility is limited to the lesser of the calculated amount or $10.0 million.

MobiTV, Inc.

Notes to Consolidated Financial Statements (continued)

Net exercise of warrant to purchase common stock

In November 2011, the holder of a warrant to purchase 470,000 shares of common stock surrendered the warrant, in lieu of payment of the exercise price in cash pursuant to the warrant’s net exercise provision, and received 430,324 shares of our common stock.

We have evaluated subsequent events through November 18, 2011, the date the unaudited interim consolidated financial statements for the nine months ended September 30, 2011 were issued for inclusion in Amendment No. 3 to the registration statement.

Increase in authorized shares

In December 2011, our board of directors authorized an additional 1,000,000 shares of common stock to be issued under the 2010 Plan.

Stock option grants

In December 2011, we granted 150,550 options for the purchase of our common stock under our 2010 Plan with an exercise price of $3.22.

             shares

Common stock

Prospectus

J.P. Morgan		Deutsche Bank Securities

Baird	William Blair & Company	Pacific Crest Securities

                    , 2012

Until                     , 2012, all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information not required in prospectus

Item 13.	Other expenses of issuance and distribution.

The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.

Amount paid or to be paid

SEC registration fee		$8,708
FINRA filing fee		8,000
Initial listing fee		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Road show expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of directors and officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation as in effect upon the closing of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s bylaws, that will be in effect upon the closing of this offering, provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer or employee of the Registrant regarding which indemnification is sought. Reference is also made to Section                      of the Underwriting Agreement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant’s certificate of incorporation, bylaws and the indemnity agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant has directors’ and officers’ liability insurance for securities matters.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit document	Number

Form of Underwriting Agreement	1.01
Form of Certificate of Incorporation of the Registrant	3.02
Form of Bylaws of the Registrant	3.04
Second Amended and Restated Investor Rights Agreement, dated as of July 11, 2006, by and among the Registrant and the preferred stockholders of the Registrant, as amended	4.02
Forms of Indemnity Agreement	10.01

Item 15.	Recent sales of unregistered securities.

Since January 1, 2008, the Registrant has issued and sold the following securities:

(1) On February 28, 2008, the Registrant issued a warrant to purchase 33,277 shares of Series C preferred stock at an exercise price of $6.01 per share to a lender in connection with a loan transaction. This warrant was amended in May 21, 2008 to increase the number of shares issuable upon its exercise to an aggregate of 37,438 shares of Series C preferred stock.

(2) On February 28, 2008, the Registrant issued a warrant to purchase 14,679 shares of Series B preferred stock and 53,245 shares of Series C preferred stock at an exercise price of $5.45 per share and $6.01 per share, respectively, to a lender in connection with an equipment financing transaction.

(3) On February 28, 2008, the Registrant granted options to purchase an aggregate of 24,529 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $4.00 per share.

(4) On March 25, 2008, the Registrant amended outstanding options to purchase an aggregate of 7,700,519 shares of common stock under its 2000 Equity Incentive Plan held by 143 service providers to (i) reduce the exercise price of such stock options to $4.00 per share, (ii) reduce the term of such stock options from 10 to seven years from the initial dates of grant and (iii) impose a prohibition on the transfer of the shares issuable upon exercise of such stock options.

(5) On March 25, 2008, the Registrant granted options to purchase an aggregate of 805,912 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $4.00 per share.

(6) On April 22, 2008, the Registrant granted options to purchase an aggregate of 153,967 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $4.00 per share.

(7) On August 4, 11, and 27, 2008, the Registrant granted options to purchase an aggregate of 724,665 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $3.00 per share.

(8) On October 8, 2008, the Registrant granted options to purchase an aggregate of 226,065 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.95 per share.

(9) On February 4, 2009, the Registrant granted options to purchase an aggregate of 171,800 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.19 per share.

(10) On April 6, 2009, the Registrant replaced options to purchase an aggregate of 9,340,916 shares of common stock under its 2000 Equity Incentive Plan with options to purchase an aggregate of 9,340,916 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.32 per share.

(11) On April 6, 2009, the Registrant granted options to purchase an aggregate of 1,152,675 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.32 per share.

(12) On August 6, 2009, the Registrant granted options to purchase an aggregate of 937,315 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.57 per share.

(13) On October 27, 2009, the Registrant granted options to purchase an aggregate of 214,175 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.16 per share.

(14) On November 17, 2009, the Registrant granted options to purchase an aggregate of 69,568 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.32 per share.

(15) On February 23, 2010, the Registrant granted options to purchase an aggregate of 914,665 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.08 per share.

(16) On March 1, 2010, the Registrant granted options to purchase an aggregate of 537,500 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.08 per share.

(17) On May 25, 2010, the Registrant granted options to purchase an aggregate of 461,250 shares of common stock under its 2010 Equity Incentive Plan at an exercise price of $1.02 per share.

(18) On August 24, 2010, the Registrant granted options to purchase an aggregate of 375,550 shares of common stock under its 2010 Equity Incentive Plan at an exercise price of $1.06 per share.

(19) On December 9, 2010, the Registrant granted options to purchase an aggregate of 153,500 shares of common stock under its 2010 Equity Incentive Plan at an exercise price of $1.15 per share.

(20) On March 1, 2011, the Registrant granted options to purchase an aggregate of 1,439,621 shares of common stock under its 2010 Equity Incentive Plan at an exercise price of $1.37 per share.

(21) On May 24, 2011, the Registrant granted options to purchase an aggregate of 412,800 shares of common stock under its 2010 Equity Incentive Plan at an exercise price of $2.01 per share.

(22) On June 7, 2011, the Registrant granted options to purchase an aggregate of 100,000 shares of common stock under its 2010 Equity Incentive Plan at an exercise price of $2.01 per share to three members of its board of directors.

(23) On March 22, 2011, the Registrant issued 10,000 shares of common stock upon exercise of an option granted under its 2000 Equity Incentive Plan to an employee with an exercise price of $1.40 per share for an aggregate purchase price of $14,000.

(24) On August 29, 2011, the Registrant granted options to purchase an aggregate of 289,390 shares of common stock under its 2010 Equity Incentive Plan at an exercise price of $3.08 per share.

(25) On December 8, 2011, the Registrant granted options to purchase an aggregate of 150,550 shares of common stock under its 2010 Equity Incentive Plan at an exercise price of $3.22 per share.

(26) Since January 1, 2008, excluding the issuance described in item (23) above, the Registrant has issued an aggregate of 3,363,584 shares of common stock upon exercise of options granted under its 2000 Equity Incentive Plan with a weighted average exercise price of $0.37 per share for an aggregate purchase price of $1,245,996.

(27) Since January 1, 2008, the Registrant has issued an aggregate of 17,497 shares of common stock upon exercise of options granted under its 2010 Equity Incentive Plan with a weighted average exercise price of $1.23 per share for an aggregate purchase price of $21,491.

The issuances of the securities described in items (1), (2) and (23) above were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. The issuances described in items (3)-(22) and (24)-(27) above were exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act pursuant to benefit plans and contracts relating to compensation.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit number		Exhibit title

1.01	*	Form of Underwriting Agreement.

3.01	†	Restated Certificate of Incorporation, as amended, as currently in effect.

3.02		Form of Certificate of Incorporation, to be in effect upon the closing of this offering.

3.03	†	Amended and Restated Bylaws, as currently in effect.

3.04		Form of Bylaws, to be in effect upon the closing of this offering.

4.01	†	Second Amended and Restated Investors’ Rights Agreement, dated July 6, 2006, between the Registrant and the preferred stockholders of the Registrant, as amended.

4.02	*	Specimen of Common Stock Certificate.

4.03		Not used.

4.04	†	Warrant to Purchase Preferred Stock, dated February 8, 2008, issued by the Registrant to Leader Equity LLC, as amended.

4.05	†	Warrant to Purchase Series B Preferred Stock, dated February 28, 2008, issued by the Registrant to TriplePoint Capital LLC.

4.06	†	Warrant to Purchase Series C Preferred Stock, dated February 28, 2008, issued by the Registrant to TriplePoint Capital LLC.

5.01	*	Opinion of Fenwick & West LLP.

10.01	†	Forms of Indemnity Agreement.

10.02	†	Amended and Restated 2000 Employee and Consultant Equity Incentive Plan, and forms of stock option and stock option exercise agreements.

10.03	†	2010 Employee and Consultant Equity Incentive Plan, and forms of agreements thereunder.

Exhibit number		Exhibit title

10.04	*	2012 Equity Incentive Plan, and forms of agreements thereunder.

10.05	†	Executive Bonus Plan of the Registrant.

10.06	†	Offer Letter, dated September 11, 2007, between the Registrant and Charles A. Nooney.

10.07	†	Offer Letter, dated March 15, 2007, between the Registrant and William E. Losch.

10.08	†	Employment Agreement, dated June 25, 2000, between the Registrant and Paul M. Scanlan, as amended.

10.09	†	Offer Letter, dated February 22, 2008, between the Registrant and Kay G. Johansson.

10.10	†	Offer Letter, dated May 26, 2010, between the Registrant and Anders Norström.

10.11	†	Offer Letter, dated April 27, 2010, between the Registrant and Richard C. Herman.

10.12	*	Content License Agreement, effective March 1, 2010, between the Registrant, American Broadcasting Companies, Inc., ABC News/Starwave Partners, ABC Cable Networks Group and International Family Entertainment, Inc., as amended.

10.13	*	Content License Agreement, effective March 1, 2010, between the Registrant and ESPN Enterprises, Inc., as amended.

10.14	†#	AT&T Developer License Agreement, effective April 5, 2010, between the Registrant and AT&T Mobility LLC, as amended.

10.15	†#	Wireless Internet Service Agreement, effective October 6, 2003, between the Registrant and Sprint Spectrum L.P., as amended.

10.16	†#	T-Mobile USA Mobile Application Agreement, effective December 6, 2009, between the Registrant and T-Mobile USA, Inc., as amended.

10.17	†	Office Lease, effective March 6, 2005, between the Registrant and Bay Center Investor, LLC (successor-in-interest to Bay Center Office, LLC), as amended.

10.18		Loan and Security Agreement, effective October 25, 2011, between the Registrant and Silicon Valley Bank, as amended December 20, 2011.

10.19	*	2012 Employee Stock Purchase Plan.

10.20		Description of Director Compensation Arrangements

21.01	†	List of Subsidiaries of the Registrant.

23.01		Consent of PricewaterhouseCoopers LLP.

23.02	*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.01	†	Power of Attorney.

*	To be filed by amendment.
†	Previously filed.
#	Confidential treatment requested as to certain portions of this exhibit, which portions have been omitted and filed separately with the Securities and Exchange Commission.

(b) Financial statement schedules.

All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on December 29, 2011.

MOBITV, INC.

By:	/S/ CHARLES A. NOONEY
Charles A. Nooney Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/S/ CHARLES A. NOONEY Charles A. Nooney	Chairman and Chief Executive Officer (principal executive officer)	December 29, 2011

/S/ WILLIAM E. LOSCH William E. Losch	Chief Financial Officer (principal financial officer)	December 29, 2011

/S/ TERRI M. FALCONE Terri M. Falcone	Vice President, Finance and Chief Accounting Officer (principal accounting officer)	December 29, 2011

* Bobby R. Inman	Director	December 29, 2011

* John W. Jarve	Director	December 29, 2011

* Jeffrey D. Brody	Director	December 29, 2011

* Vernon J. Stevenson	Director	December 29, 2011

* Bandel L. Carano	Director	December 29, 2011

* Paul M. Scanlan	Director	December 29, 2011

* Simon T. Bax	Director	December 29, 2011

*By:	/s/ WILLIAM E. LOSCH	Attorney-in-fact
William E. Losch

Exhibit index

Exhibit number		Exhibit title

1.01	*	Form of Underwriting Agreement.

3.01	†	Restated Certificate of Incorporation, as amended, as currently in effect.

3.02		Form of Certificate of Incorporation, to be in effect upon the closing of this offering.

3.03	†	Amended and Restated Bylaws, as currently in effect.

3.04		Form of Bylaws, to be in effect upon the closing of this offering.

4.01	†	Second Amended and Restated Investors’ Rights Agreement, dated July 6, 2006, between the Registrant and the preferred stockholders of the Registrant, as amended.

4.02	*	Specimen of Common Stock Certificate.

4.03		Not used.

4.04	†	Warrant to Purchase Preferred Stock, dated February 8, 2008, issued by the Registrant to Leader Equity LLC, as amended.

4.05	†	Warrant to Purchase Series B Preferred Stock, dated February 28, 2008, issued by the Registrant to TriplePoint Capital LLC.

4.06	†	Warrant to Purchase Series C Preferred Stock, dated February 28, 2008, issued by the Registrant to TriplePoint Capital LLC.

5.01	*	Opinion of Fenwick & West LLP.

10.01	†	Forms of Indemnity Agreement.

10.02	†	Amended and Restated 2000 Employee and Consultant Equity Incentive Plan, and forms of agreements thereunder.

10.03	†	2010 Employee and Consultant Equity Incentive Plan, and forms of agreements thereunder.

10.04	*	2012 Equity Incentive Plan, and forms of agreements thereunder.

10.05	†	Executive Bonus Plan of the Registrant.

10.06	†	Offer Letter, dated September 11, 2007, between the Registrant and Charles A. Nooney.

10.07	†	Offer Letter, dated March 15, 2007, between the Registrant and William E. Losch.

10.08	†	Employment Agreement, dated June 25, 2000, between the Registrant and Paul M. Scanlan, as amended.

10.09	†	Offer Letter, dated February 22, 2008, between the Registrant and Kay G. Johansson.

10.10	†	Offer Letter, dated May 26, 2010, between the Registrant and Anders Norström.

10.11	†	Offer Letter, dated April 27, 2010, between the Registrant and Richard C. Herman.

10.12	*	Content License Agreement, effective March 1, 2010, between the Registrant, American Broadcasting Companies, Inc., ABC News/Starwave Partners, ABC Cable Networks Group and International Family Entertainment, Inc., as amended.

Exhibit number		Exhibit title

10.13	*	Content License Agreement, effective March 1, 2010, between the Registrant and ESPN Enterprises, Inc., as amended.

10.14	†#	AT&T Developer License Agreement, effective April 5, 2010, between the Registrant and AT&T Mobility LLC, as amended.

10.15	†#	Wireless Internet Service Agreement, effective October 6, 2003, between the Registrant and Sprint Spectrum L.P., as amended.

10.16	†#	T-Mobile USA Mobile Application Agreement, effective December 6, 2009, between the Registrant and T-Mobile USA, Inc., as amended.

10.17	†	Office Lease, effective March 6, 2005, between the Registrant and Bay Center Investor, LLC (successor-in-interest to Bay Center Office, LLC), as amended.

10.18		Loan and Security Agreement, effective October 25, 2011, between the Registrant and Silicon Valley Bank, as amended December 20, 2011.

10.19	*	2012 Employee Stock Purchase Plan.

10.20		Description of Director Compensation Arrangements

21.01	†	List of Subsidiaries of the Registrant.

23.01		Consent of PricewaterhouseCoopers LLP.

23.02	*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.01	†	Power of Attorney.

*	To be filed by amendment.
†	Previously filed.
#	Confidential treatment requested as to certain portions of this exhibit, which portions have been omitted and filed separately with the Securities and Exchange Commission.